UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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DARDEN RESTAURANTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2024	Darden Restaurants, Inc. Annual Meeting of Shareholders and Proxy Statement

Wednesday, September 18, 2024, 10:00 a.m., Eastern Time

Our Brands

August 5, 2024
Dear Shareholders:

On behalf of your Board of Directors, it is my pleasure to invite you to attend the 2024 Annual Meeting of Shareholders of Darden Restaurants, Inc. We will hold the Annual Meeting on Wednesday, September 18, 2024, at 10:00 a.m., Eastern Time, online via the internet at www.virtualshareholdermeeting.com/DRI2024. All holders of our outstanding common shares as of the close of business on July 24, 2024, are entitled to vote at the meeting.

We will furnish proxy materials to shareholders via the internet, which allows us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

The notice of meeting and Proxy Statement contain important details about the business to be conducted at the Annual Meeting. Please read these documents carefully. We will provide an opportunity during the meeting for discussion of each item of business and we anticipate responding to shareholder questions as described in this Proxy Statement. If you will need special assistance during the meeting because of a disability, please contact Matthew R. Broad, Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, Darden Restaurants, Inc., 1000 Darden Center Drive, Orlando, Florida 32837, phone (407) 245-6789.

Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. Please refer to the proxy card or Notice of Availability of Proxy Materials for more information on how to vote your shares at the meeting.

Your vote is important. Thank you for your support.

Sincerely,

Cynthia T. Jamison

Chair of the Board of Directors

Notice of 2024 Annual
Meeting of Shareholders

To be held on September 18, 2024

Date and Time: Wednesday, September 18, 2024 10:00 a.m., Eastern Time	Place: Online, via the internet at www.virtualshareholdermeeting.com/DRI2024	Record Date: Wednesday, July 24, 2024

Items of Business	How to Vote

Item 1. To elect as directors the nine named director nominees to serve until the next annual meeting of shareholders and until their successors are elected and qualified.

Item 2. To obtain non-binding advisory approval of the Company’s executive compensation.

Item 3. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 25, 2025.

Item 4.  To vote on a management proposal to obtain shareholder approval of amendment and restatement of the Company's 2015 Omnibus Incentive Plan.

Item 5. To vote on a shareholder proposal requesting the Company disclose its Broiler Chicken Key Welfare Indicators if properly presented at the meeting.

Item 6. To vote on a shareholder proposal requesting the Company disclose the percent of pork raised in group housing and establish targets for achieving 100% group housed pork if properly presented at the meeting.

Item 7.  To vote on a shareholder proposal requesting the Company comply with WHO guidelines for antimicrobials for food-producing animals in the supply chain if properly presented at the meeting.

Item 8. To vote on a shareholder proposal requesting the Company issue a report on if and how it will reduce greenhouse gas emissions in alignment with the Paris Agreement's 1.5 degree goal if properly presented at the meeting.

Item 9. To transact such other business, if any, as may properly come before the meeting and any adjournment.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on September 18, 2024 The accompanying Proxy Statement and our 2024 Annual Report on Form 10-K are available at www.darden.com. In addition, you may access these materials at www.proxyvote.com. On August 5, 2024, we mailed a Notice of Internet Availability of Proxy Materials to certain shareholders, containing instructions for voting online and for requesting a paper copy of the Proxy Statement and 2024 Annual Report on Form 10-K.

	Internet Vote by going to the website shown on your proxy card or Notice of Availability of Proxy Materials and following the instructions for Internet voting set forth on such proxy card or Notice	Mail Vote by completing, signing, dating and returning the proxy card
Telephone Vote by telephone at the number shown on your proxy card and following the instructions on such proxy card (If you reside in the United States or Canada)

During the Meeting

Shareholders of record and beneficial owners will be able to vote their shares electronically during the Annual Meeting. However, even if you plan to participate in the Annual Meeting online, we recommend that you vote by proxy so that your votes will be counted if you later decide not to participate in the Annual Meeting.

Who Can Vote
You can vote during the Annual Meeting and any adjournment if you were a holder of record of our common stock at the close of business on July 24, 2024.
Date of Mailing
This Notice of the Annual Meeting of Shareholders and the Proxy Statement are first being distributed or otherwise furnished to shareholders on or about August 5, 2024.
By Order of the Board of Directors
	Matthew R. Broad Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary	DARDEN RESTAURANTS, INC. 1000 Darden Center Drive Orlando, Florida 32837

Table of Contents

PROXY STATEMENT SUMMARY	1	Proposal 7 — Shareholder Proposal
About Darden	2	Requesting the Company Require
Key Performance Highlights	3	Suppliers to Comply with WHO Guidelines
Director Highlights	4	for Antimicrobials for Food-Producing
Corporate Governance Highlights	6	Animals in the Supply Chain	49
Executive Compensation Highlights	6
Sustainability Highlights	6	Proposal 8 — Shareholder Proposal
Inclusion and Diversity Highlights	8	Requesting the Company Issue a
		Report on if and how it will Reduce
CORPORATE GOVERNANCE AND BOARD		Greenhouse Gas Emissions in
ADMINISTRATION	10	Alignment with the Paris Agreement's
Corporate Governance Guidelines	10	1.5 Degree Goal	52
Director Independence	11
Related Party Transactions	12	MEETINGS OF THE BOARD OF DIRECTORS
Director Election Governance Practices	13	AND ITS COMMITTEES	56
Board Leadership Structure	13	Board of Directors	56
Succession Planning	14	Board Committees and Their Functions	57
Director Education	14
Board Role in Oversight of Risk Management	15	DIRECTOR COMPENSATION	63
Compliance and Ethics Office and Codes of		Compensation of Non-Employee Directors	63
Business Conduct and Ethics	16	Current Director Compensation Program	63
Executive Officers of the Registrant	17	Fiscal 2024 Compensation of Non-Employee

		Directors	64
PROPOSALS TO BE VOTED ON	20
		STOCK OWNERSHIP OF MANAGEMENT	66
PROPOSAL 1 — ELECTION OF NINE DIRECTORS		Employee, Officer and Director Hedging	67
FROM THE NAMED DIRECTOR NOMINEES	20
		STOCK OWNERSHIP OF PRINCIPAL
PROPOSAL 2 — ADVISORY APPROVAL OF		SHAREHOLDERS	68
THE COMPANY’S EXECUTIVE COMPENSATION	28
		COMPENSATION DISCUSSION AND ANALYSIS	69
PROPOSAL 3 — RATIFICATION OF APPOINTMENT		Introduction	69
OF INDEPENDENT REGISTERED PUBLIC		Executive Summary	70
ACCOUNTING FIRM	29	Process For Determining Executive Compensation	71
		Executive Compensation Philosophy and Strategy	73
PROPOSAL 4 — MANAGEMENT PROPOSAL:		Executive Compensation Program Elements	74
SHAREHOLDER APPROVAL OF AMENDED AND		Other Programs, Policies, and Practices	79
RESTATED DARDEN RESTAURANTS, INC. 2015		Insider Trading Policy	80
OMNIBUS INCENTIVE PLAN	30	Shareholder Engagement and Results of Say On Pay
		Advisory Vote	81
PROPOSAL 5 — SHAREHOLDER PROPOSAL
REQUESTING THE COMPANY DISCLOSE ITS		COMPENSATION COMMITTEE REPORT	81
BROILER CHICKEN KEY WELFARE INDICATORS	43
		COMPENSATION COMMITTEE INTERLOCKS
PROPOSAL 6 — SHAREHOLDER PROPOSAL		AND INSIDER PARTICIPATION	82
REQUESTING THE COMPANY DISCLOSE THE
PERCENT OF PORK RAISED IN GROUP HOUSING		ASSESSMENT OF RISK OF COMPENSATION
AND ESTABLISH TARGETS FOR ACHIEVING 100%		PROGRAMS	82
GROUP HOUSED PORK	46

EXECUTIVE COMPENSATION	83	OTHER BUSINESS	111
Summary Compensation Table	83
Grants of Plan-Based Awards for Fiscal 2024	85	SOLICITATION OF PROXIES	111
Outstanding Equity Awards at Fiscal Year-End	86
Option Exercises and Stock Vested for Fiscal 2024	87	HOUSEHOLDING OF MATERIALS FOR
Non-Qualified Deferred Compensation	88	ANNUAL MEETING OF SHAREHOLDERS	111
Potential Payments Upon Termination or Change in
Control	89	AVAILABILITY OF ANNUAL REPORT TO
CEO Pay Ratio	96	SHAREHOLDERS	112
Pay vs Performance Disclosure	97
		APPENDIX A — GLOSSARY OF TERMS	A-1
AUDIT COMMITTEE REPORT	102
		Appendix B — Amended and Restated 2015
INDEPENDENT REGISTERED PUBLIC		Omnibus Incentive Plan	B-1
ACCOUNTING FIRM FEES AND SERVICES	103

QUESTIONS AND ANSWERS ABOUT THE
MEETING AND VOTING	105

Proxy Statement for Annual Meeting of Shareholders to be held on September 18, 2024

The Board of Directors (the Board) of Darden Restaurants, Inc. (Darden, the Company, we, us or our) is soliciting your proxy for use at the Annual Meeting of Shareholders to be held on September 18, 2024. This Proxy Statement summarizes information concerning the matters to be presented at the meeting and related information that will help you make an informed vote at the meeting. This Proxy Statement and the proxy card are first being distributed or otherwise furnished to shareholders on or about August 5, 2024. Capitalized terms used in this Proxy Statement that are not otherwise defined are defined in Appendix A to this document.

Proxy Statement Summary

This summary highlights certain information discussed in more detail in this Proxy Statement.

2024 Annual Meeting of Shareholders

Date & Time:	Wednesday, September 18, 2024, 10:00 a.m., E.T.

Location:	Online, via the internet at www.virtualshareholdermeeting.com/DRI2024

Matters Presented for Vote at the Meeting

The matters to be voted upon at this meeting, along with the Board’s recommendation, are set forth below.

Proposals	Required Approval	Board Recommendation		Page Reference

Proposal 1. Election of Nine Directors from the Following Nominees:

- M. Shân Atkins

- Ricardo Cardenas

- Juliana L. Chugg

- James P. Fogarty

- Cynthia T. Jamison

- Nana Mensah

- William S. Simon

- Charles M. Sonsteby

- Timothy J. Wilmott

	Majority of Votes Cast	✓	For Each Nominee	p. 20
Proposal 2. Advisory Approval of the Company’s Executive Compensation	Majority of Votes Cast	✓	For	p. 28
Proposal 3. Ratification of Appointment of the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending May 25, 2025	Majority of Votes Cast	✓	For	p. 29
Proposal 4. Management Proposal: Shareholder Approval of Amended and Restated 2015 Omnibus Incentive Plan	Majority of Votes Cast	✓	For	p. 30
Proposal 5. Shareholder Proposal Requesting the Company Disclose its Broiler Chicken Key Welfare Indicators	Majority of Votes Cast	×	Against	p. 43
Proposal 6. Shareholder Proposal Requesting the Company Disclose the Percent of Pork Raised in Group Housing and Establish Targets for Achieving 100% Group Housed Pork	Majority of Votes Cast	×	Against	p. 46
Proposal 7. Shareholder Proposal Requesting the Company comply with WHO Guidelines for Antimicrobials for Food-Producing Animals in the Supply Chain	Majority of Votes Cast	×	Against	p. 49
Proposal 8. Shareholder Proposal Requesting the Company Issue a Report on if and how it will Reduce Greenhouse Gas Emissions in Alignment with the Paris Agreement's 1.5 Degree Goal	Majority of Votes Cast	×	Against	p. 52

2024 Proxy Statement 1

About Darden

Darden is a full-service restaurant company, and as of May 26, 2024, we owned and operated 2,031 restaurants through subsidiaries in the United States and Canada under the Olive Garden®, LongHorn Steakhouse®, Ruth's Chris Steak House®, Yard House®, Cheddar’s Scratch Kitchen®, The Capital Grille®, Seasons 52®, Eddie V’s Prime Seafood®, Bahama Breeze®, and The Capital Burger® trademarks. As of May 26, 2024, we also had 146 restaurants operated by independent third parties pursuant to area development and franchise agreements and 4 restaurants operating under contractual agreements.

Strategy Summary

Throughout fiscal 2024, our operating philosophy remained focused on strengthening the core operational fundamentals of the business by providing an outstanding guest experience rooted in culinary innovation, attentive service, engaging atmosphere, and integrated marketing. Darden enables each brand to reach its full potential by leveraging our scale, insights, and experience in a way that protects uniqueness and competitive advantages.

We manage our business organized around one core mission and one driving philosophy that keeps us focused on actions that will help us to be financially successful through great people consistently delivering outstanding food, drinks and service in an inviting atmosphere, making every guest loyal.

A full-service restaurant company with …

1 Mission	Be financially successful through great people consistently delivering outstanding food, drinks and service in an inviting atmosphere making every guest loyal.

4 Competitive Advantages	Significant Scale	●	Extensive Data & Insights	●	Rigorous Strategic Planning	●	Results- Oriented Culture

1 Driving Philosophy	Back-To-Basics
	Culinary Innovation & Execution	●	Attentive Service	●	Engaging Atmosphere	●	Integrated Marketing

9 Iconic Brands

2 Darden Restaurants, Inc.

Key Fiscal 2024 Performance Highlights

Fiscal 2024 was a successful year, despite the challenging sales environment that emerged in the back half of the year. Our teams did a great job of executing our strategy as we pursued our mission to be financially successful through great people consistently delivering outstanding food, drinks and service in an inviting atmosphere, making every guest loyal.

Our strength begins with our proven strategy. Our four competitive advantages of Significant Scale, Extensive Data & Insights, Rigorous Strategic Planning, and our Results-Oriented Culture position us well to successfully navigate any environment. We continue to leverage our advantages and our superior financial position, to make the right long-term investments in our business and execute against our strategy.

In fiscal 2024, we leveraged our advantages to complete our acquisition of Ruth’s Chris Steak House and successfully integrate the company-owned restaurants and 5,000 Ruth’s Chris team members into Darden. Ruth’s Chris was accretive to our full-year diluted net earnings per share results by $0.10 (excluding costs of $0.35 per share related to acquisition and integration).

Our Back-to-Basics Operating Philosophy continues to guide us as we pursue our mission: “Be financially successful through great people consistently delivering outstanding food, drinks and service in an inviting atmosphere making every guest loyal.”

As we begin fiscal 2025, we continue leveraging these advantages and expanding our portfolio of iconic brands. On July 17, 2024, we announced our agreement to acquire Chuy’s Holdings, Inc., owner and operator of restaurants under the Chuy's Fine Tex-Mex® trademark (Chuy's). Chuy's currently operates 101 restaurants in 15 states generating total revenues over $450 million. We expect to close the deal in the second quarter of fiscal 2025, subject to customary closing conditions.

We ended fiscal 2024 with the following key financial results:

$8.53 Diluted net EPS

$1.03B Net earnings from continuing operations

$1.6B Net cash from operations

$1.1B Cash returned to shareholders through dividends and share repurchases

1.6% Same-restaurant sales growth
Key People Highlights

We invested in our greatest asset - our people, our team members, in many ways including:

Offering a compelling employment proposition: during fiscal 2024, on average, our hourly team members earned more than $23 an hour, inclusive of income earned through gratuities.

In fiscal 2024, we continued our Fast Fluency restaurant team member benefit begun in fiscal 2023, which offers Spanish-speaking team members the chance to learn English for free.

The Darden Foundation continues the Next Course Scholarship program to help the children or dependents of Darden team members reach their educational goals. For fiscal 2024, more than 100 children or dependents of Darden team members were awarded scholarships worth $3,000 each.

In fiscal 2024, we invested an additional $3 million in subsidies to reduce or keep flat the medical premiums that our team members pay to participate in our medical insurance programs.

We served our communities with a focus on fighting hunger in fiscal 2024: we donated $2.0 million to Feeding America through the Darden Foundation, including providing ten additional mobile food trucks to local food banks with exceptionally high need, and contributed 5.4 million pounds of food through our Harvest program – amounting to 4.5 million meals.

37 Net new restaurants opened (excluding Ruth's Chris Steak House)

Ended fiscal 2024 with 80 company owned and operated Ruth's Chris Steak House restaurants.

2024 Proxy Statement 3

Director Highlights

Our Directors

			Committee Memberships
Nominees for Election at 2024 Meeting and Primary Occupation	Age	Director Since	A	C	F	N
MARGARET SHÂN ATKINS Retired Co-Founder and Managing Director, Chetrum Capital LLC	67	2014	●			
RICARDO CARDENAS President and Chief Executive Officer, Darden Restaurants, Inc.	56	2022
JULIANA L. CHUGG Retired Executive Vice President and Chief Brand Officer, Mattel, Inc.	56	2022				●
JAMES P. FOGARTY CEO, FULLBEAUTY Brands, Inc.	56	2014				
CYNTHIA T. JAMISON, Chair of the Board Retired turnaround CFO	64	2014
NANA MENSAH Chairman and Chief Executive Officer, ‘XPORTS, Inc.	72	2016			●
WILLIAM S. SIMON Senior Advisor to KKR & Co.	64	2014		
CHARLES M. SONSTEBY Retired Vice Chairman, The Michaels Companies, Inc.	70	2014				
TIMOTHY J. WILMOTT Retired Chief Executive Officer, Penn National Gaming, Inc.	66	2018		●	

A = Audit C = Compensation F = Finance N = Nominating and Governance ● = Chair  = Member

4 Darden Restaurants, Inc.

Nominee Highlights

DIRECTOR AGE

3	2	4
50-59 YEARS	**60-65 YEARS**	**66+ YEARS**

63 YEARS
AVERAGE AGE

8 YEARS
AVERAGE TENURE

9 Nominees

Each of our nine director nominees is committed to our core values (integrity and fairness, respect and caring, inclusion and diversity, always learning – always teaching, being “of service,” teamwork and excellence). We seek directors who have an inquisitive and objective perspective, practical wisdom, mature judgment and a wide range of experience in the business world. The Company strives to maintain a Board that reflects gender, ethnic, racial and other diversity and also fosters diversity of thought. In 2021, we amended our Director Nomination Protocols to commit that the initial candidate pool for any vacancy on the Board, including any pool developed by a search firm, will include candidates with diversity of gender, race and/or ethnicity.

2024 Proxy Statement 5

Corporate Governance Highlights

Our Board seeks to maintain the highest standards of corporate governance and ethical business conduct, including the following highlights:

• Our current Board Chair is an independent director and eight of our nine nominees for the Board are independent;	• The Board met in executive session at each of its quarterly meetings during fiscal 2024;

• All directors are elected annually and we have a majority vote standard for uncontested elections;	• Directors and executive officers are subject to robust stock ownership requirements;

• All Board committees are composed of only independent directors;	• 10 percent of shareholders can call a special meeting; and

• The Board and committees conduct annual self-assessments;	• We have no supermajority voting requirements.

Executive Compensation Highlights

Our fiscal 2024 compensation programs were designed to create a strong alignment between pay and performance for our executives. Highlights of our executive compensation programs include:

• At the Company’s 2023 Annual Meeting, approximately 96.5 percent of the votes cast were in favor of the advisory vote to approve executive compensation; and	• Over 89 percent of our CEO’s and 76 percent of our other Named Executive Officers’ (NEOs) target total direct compensation for fiscal 2024 was tied to performance.

We have included a detailed Executive Summary in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Sustainability Highlights

We are committed to protecting our planet for future generations and sourcing food with care.

Darden’s current key Sustainability areas of focus are:

Protecting our Planet	With more than 2000 restaurant locations, we view conservation efforts at our restaurants as the first line of action in managing climate risks and resource volatility.

To that end, we track and report to our management and the Board on the following metrics annually:

➢ Taking Action on Climate - Greenhouse gas (GHG) emissions (Scope 1 & 2)

➢ Energy – Average Usage per Restaurant

➢ Water – Average Usage per Restaurant

➢ Waste – Recycling Rate

We are committed to providing disclosure to our shareholders on these and other sustainability metrics. We disclose all of these metrics on our corporate website, www.darden.com, and we include the GHG emissions in our annual report on Form 10-K.

6 Darden Restaurants, Inc.

Climate Risk Evaluation and Management

Darden is addressing sources of climate change from its operations and supply chain through diligent assessment, transparent disclosures and collaborative engagement on solutions.

In fiscal 2024, Darden increased the robustness of the assessment and the disclosure of environmental metrics by:

•
Following a broad deforestation risk assessment in fiscal 2023, we performed a deforestation risk deep dive into one of our top deforestation risk commodities, beef, in fiscal 2024. Based upon that review, we found that 97% of our beef supply was raised in areas with no deforestation risk.
•
Completing the initial phase of a TCFD risk assessment and disclosing key risk findings in our new annual Impact Report;
•
Aligning Darden’s environmental disclosures for energy, water, waste and GHG emissions with the Sustainability Accounting Standards Board (SASB) framework for the Food and Beverage Sector and including those metrics in our new Impact Report; and
•
Accelerating Darden's GHG emissions reporting process, including independent third party verification, to eliminate the previous one-year reporting lag and align disclosure to the same calendar as our financial reporting.

The results will inform strategy and action in the areas of energy, GHG emissions, waste and water for Darden’s operations and our supply chain. Environmental disclosures are reported in our annual Impact Report which is downloadable from the "Our Impacts" section of our website at www.darden.com.

Sourcing Food with Care

We lead in food safety and quality while also caring for farm animals and holding our suppliers to our Food Principles. We know that where our ingredients come from and how they are grown are integral elements in the recipe for preparing great food for our guests. Darden’s Food Principles are our foundation for sourcing food for our guests sustainably.

Darden takes animal welfare very seriously. A key tenet of our approach is to work with protein suppliers who are committed to the improvement of animal welfare. We have a responsibility to ensure that animals are treated with respect and care in the process of providing nutritious food that is served in our restaurants. Our Animal Welfare Policy defines Darden’s position and outlines our approach and strategy in this area.

In 2019, we established an Animal Welfare Council, which unites a cross-functional group of academics and thought leaders in the care of animals in food supply chains. This group is supporting Darden in our continued efforts to improve animal welfare outcomes and, most recently, started to map out a framework and process for working with protein suppliers on key welfare areas defined within our Animal Welfare Policy.

In fiscal 2024, Darden launched a pilot project designed by our Animal Welfare Council to work with a majority of our poultry suppliers to determine and measure key welfare indicators (KWIs) that reflect the health of the environment that broiler chickens live in, their quality of nutrition, and level of care from hatch to processing. The KWIs we identified for this pilot program are: footpad scoring, leg bruising, broken or dislocated wings, dead on arrivals, acceptable bird placement, method of

2024 Proxy Statement 7

stunning, stun effectiveness, knife effectiveness and postmortem inspection. We will continue collecting and analyzing the data with our Animal Welfare Council into fiscal 2025.

Additional measures we take to ensure best practices in our food sourcing include:

➢	We require third-party audits to ensure that our Animal Welfare Policy is upheld by suppliers producing our animal products.

➢	We manage our suppliers by:

•
Conducting rigorous evaluations to verify food safety procedures and product quality.
•
Holding all partners accountable to our Supplier Code of Conduct.
•
Assigning our Total Quality team and third-party partners to perform ongoing audits every year to ensure food safety and product quality.

➢	Restaurant leaders are thoroughly trained on our robust food safety and restaurant cleanliness practices and conduct in-depth walk-throughs twice each day.

➢	We use a third-party partner to conduct quarterly inspections at every restaurant to validate our strict food safety protocols.

Please visit the Our Impact section of our website at www.darden.com for updates on our animal welfare efforts.

Inclusion and Diversity Highlights

At Darden, everyone is welcome to a seat at our table.

Our History Shapes Our Commitment

When our founder Bill Darden opened his first restaurant in 1938, he employed anyone willing to work hard, work smart and grow with the company – without regard to race, gender or background.

Ensuring an inclusive and diverse workplace is at the very heart of Darden and our brands. We are strengthened by a diversity of cultures, perspectives, backgrounds and ideas. We honor each other’s heritage and uniqueness. We prioritize our inclusion and diversity efforts not just because it is the right thing to do – but because it makes us better. It leads to innovation of thought, fuels our growth as a company and creates great places to work for our team members. Our strategy to uphold our founder’s legacy is rooted in advancing workplace diversity, creating an inclusive environment and building on our commitment.

8 Darden Restaurants, Inc.

The Board reviews and evaluates human capital metrics, strategic objectives and other initiatives with respect to the Company’s workforce. We have added detailed human capital metrics to our annual report on Form 10-K and to our corporate website. We have also added our EEO-1 data to our corporate website disclosure. Some key inclusion and diversity highlights are set forth below.

Our Team (as of year-end fiscal 2024 unless otherwise indicated)

Our strategy to uphold our founder’s legacy is rooted in advancing workplace diversity, creating an inclusive environment and building on our commitment. We report details about these strategic initiatives on our corporate website.

Advance Workplace Diversity	Create an Inclusive Environment	Build on Our Commitment

✓ Increase our pipeline of diverse leaders

✓ Ensure all levels of our team reflect the diversity of our talent in our industry and communities

✓ Expand inclusive hiring and development best practices across all our brands and support center teams

✓ Expand inclusion and diversity awareness and training to all team member populations

✓ Equip all leaders with the tools and resources to foster an inclusive environment for team members and guests

✓ Utilize Employee Resource Groups to engage, educate, retain and advance our team

✓ Make a positive impact in the communities we serve ✓ Continue to invest in diverse suppliers

2024 Proxy Statement 9

Corporate Governance and Board Administration

Our Board is Committed to the Highest Standards of Corporate Governance and Ethical Business Conduct

Corporate governance guidelines, policies and practices are the foundation for the effective and ethical governance of all public companies. Our Board is committed to the highest standards of corporate governance and ethical business conduct, providing accurate information with transparency and complying fully with the laws and regulations applicable to our business. The Company’s corporate governance structure is designed to ensure that the Company’s policies and practices are aligned with shareholder interests and corporate governance best practices. Executive management supports the Board’s commitment to be transparent through shareholder outreach efforts. We offer our shareholders an opportunity to engage in dialogue with us about aspects of our corporate governance and discuss any areas of concern. Our corporate governance practices are governed by our Articles of Incorporation, Bylaws, Corporate Governance Guidelines, Board committee charters, Shareholder Communication Procedures, Codes of Business Conduct and Ethics and Insider Trading Policy. You can access these documents at www.darden.com under Investors — Governance to learn more about the framework for our corporate governance practices. Copies are also available in print, free of charge, to any shareholder upon written request addressed to our Corporate Secretary.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that specifically address the Company’s key governance practices and policies. The Nominating and Governance Committee of the Board oversees governance issues and recommends changes to the Company’s governance guidelines, policies and practices as appropriate. Our Corporate Governance Guidelines cover many important topics, including:

•
Director responsibilities;
•
Director qualification standards;
•
Director independence;
•
Director access to senior management and independent advisors;
•
Director compensation;
•
Director orientation and continuing education;
•
Codes of Business Conduct and Ethics;
•
Risk oversight;
•
Related party transactions;
•
Approval of CEO and senior management succession plans;
•
Annual compensation review of CEO and executive officers;
•
Human capital management and risks related thereto;

10 Darden Restaurants, Inc.

•
An annual evaluation in executive session of the CEO by the independent directors, led by the Chair of the Compensation Committee; and
•
An annual performance evaluation of the Board and each of the Board committees, and an even more in-depth performance evaluation of the Board led by an outside consultant no less often than every two years.

The Corporate Governance Guidelines also include policies on certain subjects, including those that:

•
Require meetings at least four times annually of the independent directors in executive session without our CEO or other members of management present;
•
Require a letter of resignation from directors upon a significant change in their personal circumstances, including a change in or termination of their principal job responsibilities;
•
Limit the number of other public company boards, in addition to Darden, on which directors may serve to not more than four, except when the full Board determines that special circumstances exist;
•
Provide that no member of the Audit Committee may serve on the audit committee of more than three public companies, including the Company;
•
Require the Nominating and Governance Committee to annually review the directors’ time commitments, considering other public company board memberships and leadership roles, including service as chair of the board, lead independent director or other equivalent role of any public company, before recommending directors for election to the Board, and to conduct individual evaluations of the time commitments of members who serve on four or more total public company boards; and
•
Provide a mandatory retirement age for directors.

Director Independence

Our Corporate Governance Guidelines require that at least two-thirds of the Board be independent directors, as defined under the rules (the NYSE Rules) of the New York Stock Exchange (NYSE). The NYSE Rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the Exchange Act), include the additional requirements that members of the Audit Committee may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company other than their director compensation and may not be affiliated with the Company or its subsidiaries. The NYSE Rules and Rule 10C-1 under the Exchange Act provide that when determining the independence of members of the Compensation Committee, the Board must consider all factors specifically relevant to determining whether a director has a relationship to the Company which is material to the director’s ability to be independent from management in connection with Compensation Committee duties, including, but not limited to, consideration of the sources of compensation of Compensation Committee members, including any consulting, advisory or other compensatory fees paid by the Company, and whether any Compensation Committee member is affiliated with the Company or any of its subsidiaries or affiliates. Compliance by Audit Committee members and Compensation Committee members with these requirements is separately assessed by the Board.

The Board has reviewed, considered and discussed each current director’s relationships, both direct and indirect, with the Company in order to determine whether such director meets the independence requirements of the applicable sections of the NYSE Rules (there are no nominees for election as directors at the Annual Meeting who are not current directors). The Board has affirmatively determined that, other than Mr. Cardenas, who is employed by the Company, eight of the nine nominees (Mmes. Atkins, Chugg and Jamison and Messrs. Fogarty, Mensah, Simon, Sonsteby and Wilmott) have no direct or indirect material relationship with us (other than their service as directors)

2024 Proxy Statement 11

and qualify as independent under the NYSE Rules. The Board has also affirmatively determined that each member of the Audit Committee and the Compensation Committee meets the applicable requirements of the NYSE Rules and the Exchange Act.

In making independence determinations, the Board considers that in the ordinary course of business, transactions may occur between the Company, including its subsidiaries, and entities with which some of our directors are or have been affiliated. The Board has concluded that any such transactions were immaterial in fiscal 2024.

Related Party Transactions

The Company’s Corporate Governance Guidelines include a policy pertaining to related party transactions in which Interested Transactions with a Related Party, as those terms are defined below, are prohibited without prior approval of the Board. The Board will review the material facts of the proposed transaction and will either approve or disapprove of the transaction. In making its determination, the Board considers whether the Interested Transaction is consistent with the best interests of the Company and its shareholders and whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, as well as the extent of the Related Party’s interest in the transaction. A director may not participate in any discussion or approval of an Interested Transaction for which he or she is a Related Party, except to provide all material information as requested. Only those directors that meet the requirements for designation as a “qualified director” under the Florida Business Corporation Act will participate in the approval of an Interested Transaction. If an Interested Transaction will be ongoing, the Board may establish guidelines for the Company’s management to follow in its dealings with the Related Party.

An “Interested Transaction” as defined in the policy is any transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which (i) the amount involved exceeds $120,000 in any fiscal year, (ii) the Company is a participant, and (iii) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity), but does not include any salary or compensation paid by the Company to a director or for the employment of an executive officer that is required to be reported in the Company’s proxy statement (or that would have been so reported if the executive officer was a “named executive officer” as that term is defined in the rules of the Securities and Exchange Commission).

A “Related Party” as defined in the policy is any (i) person who is or was since the beginning of the last fiscal year an executive officer, director or nominee for election as a director of the Company, (ii) beneficial owner of more than five percent of the Company’s common stock, or (iii) immediate family member of any of the foregoing.

An “immediate family member” as defined in the policy is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the person in question and any person (other than a tenant or employee) sharing the household of the person in question.

There are no Interested Transactions or related party transactions or relationships required to be reported in this Proxy Statement under Item 404 of the SEC’s Regulation S-K.

12 Darden Restaurants, Inc.

Director Election Governance Practices

We do not have a “classified board” or other system where directors’ terms are staggered; instead, our full Board is elected annually. The Company’s Bylaws provide that in an uncontested election, each director will be elected by a majority of the votes cast; provided that, if the election is contested, the directors will be elected by a plurality of the votes cast. In an uncontested election, if a nominee for director who is a director at the time of election does not receive the vote of at least the majority of the votes cast at any meeting for the election of directors at which a quorum is present, the director will promptly tender his or her resignation to the Board and remain a director until the Board appoints an individual to fill the office held by such director.

The Nominating and Governance Committee will recommend to the Board whether to accept or reject the tendered resignation or whether other action should be taken. The Board is required to act on the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision and the rationale within 90 days from the date of certification of the election results. If a director’s resignation is not accepted by the Board, such director will continue to serve until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board, then the Board, in its sole discretion, may fill the vacancy or decrease the size of the Board. To be eligible to be a nominee for election or reelection as a director of the Company, a person must deliver to our Corporate Secretary a written agreement that he or she will abide by these requirements.

Under our Bylaws, the Board will consist of not less than three nor more than fifteen members as determined from time to time by resolution of the Board. The Board currently consists of nine members, all of whom have agreed to stand for re-election at the 2024 Annual Meeting.

Board Leadership Structure

Our Board believes that it is important to retain the flexibility to allocate the responsibilities of the Chair and the CEO in a way that it considers to be in the best interests of the Company and our shareholders. The Company’s Corporate Governance Guidelines provide that the positions of Chair of the Board and CEO may, in the judgment of the Board, be combined, and if the Chair position is held by the CEO or another non-independent director, then the independent directors will choose a Lead Independent Director from among the independent directors. The Board believes that the decision as to whether the same person should serve in the roles of Chair and CEO should be made by the Board, from time to time, in its business judgment after considering the relevant factors, including the specific needs of the business and the best interests of the shareholders.

The Board believes that separating the roles of CEO and Chair is the proper structure for our Company at this time. As the final step in our recent leadership transition, in September 2023 our previous Executive Chairman, Eugene I. Lee, Jr. retired from the Board and the Board elected Ms. Jamison, an independent director, to serve as Chair of the Board. As Chair, Ms. Jamison brings governance experience, including service as an independent chair of other public company boards, deep knowledge of our financial reporting and risk oversight process from serving as the Chair of our Audit Committee for 8 years, as well as independent oversight and expertise from outside the Company and industry. Our President and CEO, Mr. Cardenas, brings a long history of Company management experience in areas including finance, operations, strategy and prior service as Chief Financial Officer of the Company.

The Company’s Corporate Governance Guidelines provide that the Chair will preside at meetings of the Board, except that when the Chair and CEO roles are combined, the Lead Independent Director

2024 Proxy Statement 13

will preside at the Board’s executive sessions of independent directors. The Chair or, when the Chair and CEO roles are combined, the Lead Independent Director approves Board meeting agendas, including approving meeting schedules to assure that there is sufficient time for discussion of all agenda items, and other information sent to the Board, advises the committee chairs with respect to agendas and information needs relating to committee meetings, serves as liaison between the CEO and the independent directors, has the authority to call meetings of the independent directors as he or she deems appropriate and is available for consultation and direct communications if requested by major shareholders. The Chair and the Lead Independent Director, as applicable, will perform other duties as the Board may from time to time delegate to assist the Board in fulfilling its responsibilities. The independent directors may meet without management present at any other times as determined by the Chair or, when the Chair and CEO roles are combined, the Lead Independent Director.

Succession Planning

The Board is actively engaged and involved in talent management. The Board reviews the Company’s people strategy in support of its business strategy at least annually. This includes a detailed discussion of the Company’s leadership bench and succession plans with a focus on key positions at the senior leadership level. Annually, the CEO provides the Board with an assessment of senior executives and their potential to succeed him, and an assessment of persons considered successors to senior executives. The Nominating and Governance Committee also recommends policies regarding succession in the event of an emergency impacting the CEO or the planned retirement of the CEO. Strong potential leaders are given exposure and visibility to Board members through formal presentations and informal events. More broadly, the Board reviews and evaluates human capital metrics, strategic objectives and other initiatives with respect to the overall workforce, including diversity, recruiting and development programs.

Director Education

To foster our value of always learning – always teaching, the Corporate Governance Guidelines encourage director education. Upon initial election to the Board of Directors, the Company’s management conducts an orientation program of materials and briefing sessions to educate new directors about the Company’s business and other topics to assist them in carrying out their duties. Directors may also attend a variety of external continuing education programs of their own selection at the Company’s expense. In addition, the Board receives regular updates from management and external experts regarding new developments in corporate governance, legal developments or other appropriate topics from time to time.

14 Darden Restaurants, Inc.

Board Role in Oversight of Risk Management

Full Board

The ultimate responsibility for risk oversight rests with the Board. The Board assesses major risks facing the Company and reviews options for their mitigation. Each Committee of the Board reviews the policies and practices developed and implemented by management to assess and manage risks relevant to the Committee’s responsibilities, and reports to the full Board on the results of its discussions.

Audit Committee	Compensation Committee	Finance Committee	Nominating and Governance Committee

Oversees the Company’s financial reporting processes and internal controls, including the process for assessing risk of fraudulent financial reporting and significant financial risk exposures, and the steps management has taken to monitor, mitigate and report those exposures. In addition to its other duties, the Audit Committee oversees the Company’s policies and procedures regarding compliance with applicable laws and regulations and the Company’s Codes of Business Conduct and Ethics. The Audit Committee also oversees and discusses with management the Company’s enterprise risk management (ERM) process and the comprehensive assessment of key strategic financial, operational and regulatory risks identified by management, including cybersecurity and data protection risks. The Audit Committee discusses ERM with the full Board, which is ultimately responsible for oversight of this process.

Provides oversight of the risks associated with the Compensation Committee responsibilities in its charter; reviews the Company’s incentive and other compensation arrangements to confirm that compensation does not encourage unnecessary or excessive risk taking and reviews and discusses, at least annually, the relationship between risk management policies and practices, corporate strategy and executive compensation; and discusses with the Company’s management the results of its review and any disclosures required by Item 402(s) of Regulation S-K relating to the Company’s compensation risk management.

Oversees the Company’s major financial risk exposures and management’s monitoring, mitigation activities and policies in connection with financial risk, including: capital structure; investment portfolio, including employee benefit plan investments; financing arrangements, credit and liquidity; proposed major transactions, such as mergers, acquisitions, reorganizations and divestitures; share repurchase programs; hedging or use of derivatives; commodity risk management; cash investment; liquidity management; short-term borrowing programs; interest rate risk; foreign exchange risk; off balance sheet arrangements, if any; proposed material financially-related amendments to the Company’s indentures, bank borrowings and other instruments; and reputational risk to the extent such risk arises from the topics under discussion. The Finance Committee also reviews the adequacy of the insurance coverage on the Company’s assets.

Oversees risks related to the Company’s corporate governance; director succession planning; political and charitable contributions; insider trading; climate, environmental and social responsibility; and reputational risk to the extent such risk arises from the topics under discussion.

2024 Proxy Statement 15

Compliance and Ethics Office and Codes of Business Conduct and Ethics

Our Compliance and Ethics Office (Compliance Office), with the support of our management and Board, aims to ensure that all of our employees, business partners, franchisees and suppliers adhere to high ethical business standards, and is under the direction of our Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary. At the core of the Compliance Office is Darden’s Code of Conduct that applies to all Company employees (Employee Code of Conduct). We also have a Code of Ethics for CEO and Senior Financial Officers (CEO and Senior Financial Officer Code of Ethics) that highlights specific responsibilities of our CEO and senior financial officers, and a Code of Business Conduct and Ethics for Members of the Board of Directors (the Board Code of Conduct, and together with the Employee Code of Conduct and the CEO and Senior Financial Officer Code of Ethics, our Codes of Business Conduct and Ethics). A major objective of the Compliance Office is to educate and raise awareness of our Employee Code of Conduct, applicable regulations, and related policies. Our Codes of Business Conduct and Ethics are posted on our website at www.darden.com under Investors — Governance. We require all of our officers, director-level employees, and certain other employees to complete an annual training course and certification regarding compliance with the Employee Code of Conduct and other Company policies. Any amendment to, or waiver of, the Codes of Business Conduct and Ethics as they relate to a member of the Board of Directors, the CEO, the Chief Financial Officer, any senior financial officer or any executive officer listed in the “Stock Ownership of Management” section of this Proxy Statement will be disclosed promptly by posting such amendment or waiver on our website at www.darden.com under Investors — Governance.

We promote ethical behavior by encouraging our employees to talk to supervisors or other personnel when in doubt about the best course of action in a particular situation. To encourage employees to raise questions and report possible violations of laws or our Codes of Business Conduct and Ethics, we will not allow retaliation for reports made in good faith. We also provide a confidential hotline to allow employees to confidentially and anonymously report concerns regarding questionable accounting behavior. We are also committed to promoting compliance and ethical behavior by the third parties with whom we conduct business and have implemented Codes of Business Conduct that are acknowledged by our international franchisees and certain suppliers.

16 Darden Restaurants, Inc.

Executive Officers of the Registrant

Our executive officers as of the date of this Proxy Statement are listed below.

Ricardo Cardenas, age 56

Our President and Chief Executive Officer since May 2022. Prior to that, Mr. Cardenas served as our President and Chief Operating Officer from January 2021 to May 2022 and Senior Vice President, Chief Financial Officer from March 2016 to January 2021. He was Senior Vice President, Chief Strategy Officer of the Company from September 2015 to March 2016, prior to which he served as Senior Vice President, Finance, Strategy and Technology from 2014 to 2015. He was Executive Vice President of Operations for LongHorn Steakhouse from 2013 to 2014 and Senior Vice President of Operations for LongHorn Steakhouse’s Philadelphia Division from 2012 to 2013. He served as Senior Vice President of Finance for Red Lobster, which the Company previously owned, from 2010 to 2012. Mr. Cardenas originally joined the Company in 1984 as an hourly employee and served in various positions of increasing responsibility, including Vice President of Finance for Olive Garden, prior to the positions described above.

Matthew R. Broad, age 64

Our Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary since 2015. Prior to joining Darden, he served as Executive Vice President, General Counsel and Chief Compliance Officer for OfficeMax, Incorporated from 2004 to 2013. Prior to that, he was Associate General Counsel with Boise Cascade Corporation from 1989 to 2004.

Todd A. Burrowes, age 61

Our President of Business Development since May 2024. He served as President, LongHorn Steakhouse from 2015 to 2024. He rejoined the Company after serving as President, Ruby Tuesday Concept and Chief Operations Officer of Ruby Tuesday, Inc. from 2013 to 2015. Prior to that, he served as Executive Vice President of Operations for LongHorn Steakhouse from 2008 until 2013. He joined the Company in 2002 as Regional Manager of LongHorn Steakhouse before being promoted to Director of Management Training. In 2004, he was promoted to Regional Vice President of Operations for LongHorn Steakhouse.

Susan M. Connelly, age 53

Our Senior Vice President, Chief Communications and Public Affairs Officer since 2019. She served as Senior Vice President, Communications and Corporate Affairs from 2015 to 2019. She joined the Company in 2007 as Director, State and Local Government Relations and was promoted to Vice President, Government Relations in 2014.

2024 Proxy Statement 17

Daniel J. Kiernan, age 63

Our President, Olive Garden since 2018, prior to which he was our Executive Vice President of Operations for Olive Garden from 2011 to 2018. He began his career with Olive Garden in 1992 as a Manager in Training and has held a series of roles of increasing responsibility with Olive Garden, serving as a General Manager from 1993 to 1994, as Director of Operations from 1994 to 2002, as Senior Vice President of the Chicago Division from 2002 to 2008 and as Senior Vice President, Operations Excellence from 2008 to 2011.

Sarah H. King, age 54

Our Senior Vice President, Chief People and Diversity Officer since May 2021, prior to which she served as Senior Vice President, Chief Human Resources Officer from September 2017 to May 2021. Prior to joining Darden, Sarah spent 19 years with Wyndham Worldwide Corporation in various human resources leadership positions worldwide. Most recently, from 2010 through 2017, she served as Executive Vice President, Human Resources for Wyndham Vacation Ownership.

John W. Madonna, age 48

Our Senior Vice President, Corporate Controller since 2016, prior to which he served as our Senior Vice President, Accounting beginning in 2015. Prior to that, he was a Director in Corporate Reporting from 2010 through 2013 when he was promoted to Senior Director, Corporate Reporting and then to Vice President of Corporate Reporting in 2014. He joined the Company in 2005 as Manager, Corporate Reporting and moved to the LongHorn Steakhouse team in 2009 as Manager, Financial Planning & Analysis.

M. John Martin, age 64

Our President, Specialty Restaurant Group, which includes The Capital Grille and Eddie V’s as well as Seasons 52, Bahama Breeze and Yard House, since August 2020. Prior to that, he was President of The Capital Grille beginning in 2004, additionally was President of Eddie V’s beginning in 2014 and President of Seasons 52 beginning in 2018. He joined The Capital Grille in 1990 and held several positions of increasing responsibility before being promoted to Vice President of Operations in 2001.

Douglas J. Milanes, age 61

Our Senior Vice President, Chief Supply Chain Officer since 2015, prior to which he served as Senior Vice President, Purchasing from 2013 to 2015. Prior to joining Darden, Doug served as Vice President, Global Procurement and Operations for Pfizer Inc. from 2008 to 2012 and as Chief Financial Officer for Pfizer’s Capsugel Division from 2005 to 2008.

18 Darden Restaurants, Inc.

Rajesh Vennam, age 49

Our Senior Vice President, Chief Financial Officer since December 2022. Prior to that, he served as Senior Vice President, Chief Financial Officer and Treasurer from January 2021 to December 2022. He served as Senior Vice President, Corporate Finance and Treasurer of the Company from September 2020 to January 2021 and Senior Vice President, Finance and Analytics from May 2016 through September 2020. From November 2014 through May 2016, Mr. Vennam served as Vice President, Financial Planning and Analysis and Investor Relations for The Fresh Market, Inc., a specialty grocery retailer which during the period of Mr. Vennam’s service was publicly traded on the NASDAQ exchange. From 2013 to 2014, Mr. Vennam served in a variety of roles at Red Lobster, ultimately serving as Senior Vice President of Financial Planning & Analysis and Treasury of Red Lobster Hospitality, LLC, the entity to which the Company sold its Red Lobster restaurants in 2014. From 2010 through 2013, Mr. Vennam served as Director of Financial Planning & Analysis for LongHorn Steakhouse. Mr. Vennam joined the Company in 2003 and served in a variety of positions of increasing responsibility, including as a Manager of Treasury prior to the positions described above.

Laura Williamson, age 55

Our President of LongHorn Steakhouse since May 2024. Prior to that, she served as Senior Vice President of Finance for Olive Garden from April 2023 to May 2024. She served as Senior Vice President, Finance for LongHorn Steakhouse from 2014 through 2023. Ms. Williamson began her career with Darden in 1997 as Supervisor of Sales Cash. Since then, she has held many positions of increasing responsibility in various areas of Accounting, Brand Finance and Enterprise Finance. Her experience includes eight years with Red Lobster at the Analyst, Sr. Analyst, Manager and Director levels, roles supporting Darden Restaurants as Director of Finance and Strategy, Director of Corporate Analysis and as Senior Director of Finance for Olive Garden.

2024 Proxy Statement 19

PROPOSALS TO BE VOTED ON

Proposal 1

Election of Nine Directors from the Named Director Nominees

Our Board of Directors currently has nine members, and each director stands for election every year. The Nominating and Governance Committee believes that a nine member Board of Directors is currently appropriate for Darden. In keeping with good governance practices, the Board will continue to seek a diversity of talent and experience to draw upon and to ensure its ability to appropriately staff the various committees of the Board. The Board also will continue to self-evaluate and to consider various matters as to its size. As appropriate, the Board may determine to increase or decrease its size, including in order to facilitate Board refreshment, succession planning and to accommodate the availability of an outstanding candidate.

The following nine director nominees are standing for election at this 2024 Annual Meeting of Shareholders to hold office until the 2025 Annual Meeting of Shareholders or until their successors are elected and qualified. All were nominated at the recommendation of our Nominating and Governance Committee and all have previously served on the Board. Each of the director nominees has consented to being named in this Proxy Statement and to serve as a director if elected. If a director nominee is not able to serve, proxies may be voted for a substitute nominated by the Board. However, we do not expect this to occur.

✓	Your Board recommends that you vote FOR each of the nominees to the Board.

20 Darden Restaurants, Inc.

Board Nominees

The following information is as of the date of this Proxy Statement. Included is information provided by each nominee, such as his or her age, all positions currently held, principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the specific information presented below regarding the experience, qualifications, attributes and skills that led our Board to the conclusion that the nominee should serve as a director, we also believe that each of our director nominees has a reputation for integrity, honesty and adherence to high ethical standards. Darden’s mission is to be financially successful through great people consistently delivering outstanding food, drinks and service in an inviting atmosphere making every guest loyal. This mission is supported by our core values of integrity and fairness, respect and caring, inclusion and diversity, always learning – always teaching, being “of service,” teamwork and excellence. As noted in our Corporate Governance Guidelines, our directors should reflect these core values, possess the highest personal and professional ethics, and be committed to representing the long-term interests of our shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment.

Board Summary

9 Nominees

Our Board’s composition reflects our core value of inclusion and diversity along many metrics of diversity, reflecting racial and ethnic diversity, gender diversity and a wide diversity of areas of expertise and experience, as reflected in the graphics below.

Independence	Racial/Ethnic Diversity	Gender Diversity	Tenure

2024 Proxy Statement 21

Board Nominee Experience and Expertise Matrix

OPERATIONAL AND FUNCTIONAL EXPERIENCE AND EXPERTISE
Restaurant Industry		●			●	●	●	●	
Retail or Hospitality Operations	●	●	●	●	●	●	●	●	
Consumer Marketing/Brand Building	●		●	●		●	●		
Information Technology / Cybersecurity		●		●	●		●		●
Supply Chain/Logistics							●	●
Real Estate Development							●		
Franchising					●	●		●
Mergers and Acquisitions/Business Development	●	●		●		●	●	●	●
Corporate Governance	●				●			●	
International Operations						●	●	●
Finance and Accounting	●	●		●	●			●	
Human Resources / Human Capital Management			●						●
Legal								
Public Policy									
Social and Environmental Responsibility								

● = Cornerstone element of career success	 = Meaningful involvement during career, including directorships

22 Darden Restaurants, Inc.

Biographies

MARGARET SHÂN ATKINS

Ms. Atkins is a retired consumer and retail executive. She was most recently Co-Founder and Managing Director of Chetrum Capital LLC, a private investment firm, a position she held from 2001 through 2017. Prior to founding Chetrum, she spent most of her executive career in the consumer/retail sector, including various positions with Sears, Roebuck & Co., a major North American retailer where she was promoted to Executive Vice President in 1999, and fourteen years with Bain & Company, an international management consultancy, where she was a leader in the global consumer and retail practice. She began her career as a public accountant at what is now PricewaterhouseCoopers LLP, a major accounting firm, and holds designations as a Chartered Professional Accountant and Chartered Accountant (Ontario) and as a Certified Public Accountant (Illinois). She also holds the highest level of certification as a professional director in both the USA (NACD.DC) and Canada (ICD.D).

Current Public Directorships:

•
SpartanNash Company, a national grocery wholesaler/retailer and distributor of food products to the worldwide U.S. military commissary system, since 2003

Prior Public Board Service Within the Past Five Years:

•
Aurora Cannabis, Inc., one of the world’s largest and leading cannabis companies, from 2019 to 2023
•
SunOpta, Inc., a North American manufacturer of natural and organic food products, from 2014 to 2019
•
LSC Communications, Inc., a leading provider of long and short-run printing services to the book, catalog and magazine publishing industries, from 2016 to 2021

Qualifications:

The Nominating and Governance Committee concluded that Ms. Atkins is qualified and should serve, in part, because of her retail industry, operations, strategic planning and financial expertise, and public-company director experience.

Age 67	Tenure 9
Independent Director Director since 2014 Darden Committees: • Audit (Chair) • Nominating and Governance

RICARDO (RICK) CARDENAS

Mr. Cardenas was named President and Chief Executive Officer and elected to the Board of Directors effective May 2022. Prior to that, Mr. Cardenas served as our President and Chief Operating Officer from January 2021 to May 2022 and Senior Vice President, Chief Financial Officer from March 2016 to January 2021. He was Senior Vice President, Chief Strategy Officer of the Company from September 2015 to March 2016, prior to which he served as Senior Vice President, Finance, Strategy and Technology from 2014 to 2015. He was Executive Vice President of Operations for LongHorn Steakhouse from 2013 to 2014 and Senior Vice President of Operations for LongHorn Steakhouse’s Philadelphia Division from 2012 to 2013. He served as Senior Vice President of Finance for Red Lobster, which the Company previously owned, from 2010 to 2012. Mr. Cardenas originally joined the Company in 1984 as an hourly employee and served in various positions of increasing responsibility, including Vice President of Finance for Olive Garden, prior to the positions described above.

Current Public Directorships:

•
Tractor Supply Company, an operator of retail farm and ranch stores, since 2019

Prior Public Board Service Within the Past Five Years:

None

Qualifications:

The Nominating and Governance Committee concluded that Mr. Cardenas is qualified and should serve, in part, because of his extensive senior management and leadership experience with our Company.

Age 56	Tenure 2.5
President and Chief Executive Officer Director since 2022 Darden Committees: • None

2024 Proxy Statement 23

JULIANA L. CHUGG

Ms. Chugg is the retired Executive Vice President and Chief Brand Officer of Mattel, Inc. a leading global toy company and owner of a portfolio of children’s and family entertainment franchises, a position she held from 2015 through 2018. Prior to that, she served as Partner of Noble Endeavors LLC during 2015. Ms. Chugg has also served in various leadership roles at General Mills, Inc. and its predecessor Pillsbury from 1996 through 2014, including serving as Senior Vice President of General Mills, Inc. and President of the Meals division from 2010 through 2014.

Current Public Directorships:

•
VF Corporation, one of the world’s largest apparel, footwear and accessories companies, since 2009
•
MasterBrand Inc., the largest residential cabinet manufacturer in North America, since 2022

Prior Public Board Service Within the Past Five Years:

•
Kontoor Brands, Inc., a global lifestyle apparel company, from 2019 through 2021
•
Caesars Entertainment Corporation, a global leader in gaming and hospitality, from 2018 through 2020

Qualifications:

The Nominating and Governance Committee concluded that Ms. Chugg is qualified and should serve, in part, because of her retail and food industry brand management, marketing, operations and strategic planning expertise, and public-company director experience.

Age 56	Tenure 2.5
Independent Director Director since 2022 Darden Committees: • Audit • Nominating and Governance (Chair)

JAMES P. FOGARTY

Mr. Fogarty has been the CEO at FULLBEAUTY Brands, Inc., a privately-held branded multi-channel retailer focused on fashion apparel and home goods for plus-sized women and men, since June 2019. Previously, he was the CEO and a director of Orchard Brands, a multi-channel marketer of apparel and home products, from 2011 until its sale in 2015, at which time he became a Senior Advisor to Bluestem Group Inc., the acquirer of Orchard Brands, through 2015. Prior to that, Mr. Fogarty was a private investor from 2010 to 2011. From 2009 until 2010, Mr. Fogarty was President, CEO and director of Charming Shoppes, Inc., a multi-brand, specialty apparel retailer. Other prior executive positions held by Mr. Fogarty include Managing Director of Alvarez & Marsal, an independent global professional services firm, from 1994 until 2009, President and COO of Lehman Brothers Holdings (subsequent to its Chapter 11 bankruptcy filing) from 2008 until 2009, President and CEO of American Italian Pasta Company, the largest producer of dry pasta in North America, from 2005 through 2008, CFO of Levi Strauss & Co., a brand-name apparel company, from 2003 until 2005, and from 2001 through 2003, he served as Senior Vice President and CFO and for a period as a director of The Warnaco Group, a global apparel maker.

Current Public Directorships:

None

Prior Public Board Service Within the Past Five Years:

•
Assertio Therapeutics, Inc. (formerly known as Depomed Inc.), a specialty pharmaceutical company, Chairman of the Board from 2016 to 2020 through its merger with Zyla Life Sciences

Qualifications:

The Nominating and Governance Committee concluded that Mr. Fogarty is qualified and should serve, in part, because of his operational and turnaround experience, and his significant executive officer and director experience at a variety of public and private companies.

Age 56	Tenure 10
Independent Director Director since 2014 Darden Committees: • Finance • Nominating and Governance

24 Darden Restaurants, Inc.

CYNTHIA T. JAMISON

Ms. Jamison is a retired turnaround CFO. She most recently served as CFO of AquaSpy, Inc. from 2010 to 2013. Prior to AquaSpy she held six other CFO and/or COO roles in both public and private companies as a Partner with Tatum, LLC, an executive services firm focusing exclusively on providing interim CFO Services to public and private equity companies. She also led the CFO Practice at Tatum for four years where she had responsibility for over 300 CFO Partners and sat on the firm’s Operating Committee. Prior to joining Tatum, she served as CFO of Chart House Enterprises, a publicly traded restaurant company, from 1998-1999 and previously held various executive positions at Allied Domecq Retailing USA, Kraft General Foods, and Arthur Andersen. She holds the designation of Certified Public Accountant (Illinois); in addition, she is an NACD Fellow and a frequent faculty member at NACD Master Classes. She recently completed a four year appointment to the Financial Accounting Standards Advisory Council (FASAC), an Advisory Board to FASB.

Current Public Directorships:

•
The ODP Corporation, parent of Office Depot, Inc., a global supplier of office products and services, since 2013
•
Big Lots, Inc. (Non-Executive Chairman), a discount retailer, since 2015

Prior Public Board Service Within the Past Five Years:

•
Tractor Supply Company, an operator of retail farm and ranch stores, from 2002 to 2023

Qualifications:

The Nominating and Governance Committee concluded that Ms. Jamison is qualified and should serve, in part, because of her status as a financial expert and experienced audit committee member and chair, as well as her senior management, leadership, financial and strategic planning, corporate governance and public company executive compensation experience.

Age 64	Tenure 10
Chair of the Board Independent Director Director since 2014 Darden Committees: • None

NANA MENSAH

Mr. Mensah has been the Chairman and Chief Executive Officer of ‘XPORTS, Inc., a privately held company that exports food packaging and food processing equipment to distributors and wholesalers outside of the United States, since 2005, and previously served as Chief Executive Officer during 2003 and from 2000 through 2002. He has extensive experience as a restaurant operations executive including serving as the Chief Operating Officer of Church’s Chicken, a division of AFC Enterprises, Inc. and one of the world’s largest quick-service restaurant chains, from 2003 to 2004, and as President and Chief Operating Officer of Long John Silver’s Restaurants, Inc., the world’s largest chain of seafood quick-service restaurants, from 1997 until it was sold in 1999. Additionally, Mr. Mensah has served as President, U.S. Tax Services of H&R Block Inc., a tax, mortgage and financial services company, from January 2003 until March 2003.

Current Public Directorships:

None

Prior Public Board Service Within the Past Five Years:

None

Qualifications:

The Nominating and Governance Committee concluded that Mr. Mensah is qualified and should serve, in part, because of his extensive experience in the restaurant industry, including operating, turnaround, international and mergers and acquisitions and his experience as a public company director.

Age 72	Tenure 8
Independent Director Director since 2016 Darden Committees: • Compensation (Chair) • Finance

2024 Proxy Statement 25

WILLIAM S. SIMON

Mr. Simon has been Senior Advisor to KKR & Co., an investment firm, since 2014, and President of WSS Venture Holdings, LLC, a consulting and investment company, since 2014. Mr. Simon is the former Executive Vice President of Wal-Mart Stores, Inc., a global retailer, and former President and CEO of Walmart U.S., the largest division of Wal-Mart Stores, Inc., which consists of retail department stores, from 2010 to 2014. Mr. Simon also served as Executive Vice President and COO of Walmart U.S. from 2007 to 2010 and Executive Vice President of Professional Services and New Business Development from 2006 to 2007. Prior to joining Walmart, Mr. Simon held senior executive positions at Brinker International, Inc., a casual dining restaurant company, Diageo North America, Inc., a multinational alcoholic beverages company, and Cadbury Schweppes plc, a multinational confectionery company. Mr. Simon also served as Secretary of the Florida Department of Management Services and served 25 years in the U.S. Navy and Naval Reserves.

Current Public Directorships:

•
HanesBrands Inc. (Non-Executive Chairman), a global manufacturer of apparel, since 2021

Prior Public Board Service Within the Past Five Years:

•
Anixter International, Inc., a global distributor of communication and security products, electrical wire and cable, from 2019 to 2020
•
Chico’s FAS, Inc., an apparel retailer, from 2016 to 2021
•
GameStop Corp., a global video game retailer, from 2020 to 2021
•
Academy Sports and Outdoors, Inc., a premier sports, outdoor and lifestyle retailer, from 2020 to 2021
•
Equity Distribution Acquisition Corp., a special purpose acquisition company, from 2020 to 2022
•
Pitney Bowes Inc., a shipping, mailing, and ecommerce logistics company, from February 2024 to April 2024

Qualifications:

The Nominating and Governance Committee concluded that Mr. Simon is qualified and should serve, in part, because of his senior level executive experience in large, complex, retailing and global brand management companies and his extensive experience in retail operations, food service and restaurants, as well as consumer packaged goods.

Age 64	Tenure 12.5
Independent Director Director since 2014; previously served from 2012 until 2014 and rejoined in October 2014 Darden Committees: • Audit • Compensation

CHARLES M. SONSTEBY

Mr. Sonsteby is the retired Vice Chairman of The Michaels Companies, Inc., the largest arts and crafts specialty retailer in North America and parent company of Michaels Stores, Inc., a role he held from June 2016 until his retirement in October 2017. He had served as CFO and Chief Administrative Officer of that company and its predecessor from 2010 to 2016. Prior to that, Mr. Sonsteby served as the CFO and Executive Vice President of Brinker International, Inc., a casual dining restaurant company, from 2001 to 2010. He joined Brinker in 1990 as Director of the Tax, Treasury and Risk Management departments and thereafter served in various capacities, including as Senior Vice President of Finance from 1997 to 2001 and as Vice President and Treasurer from 1994 to 1997.

Current Public Directorships:

•
Valvoline, Inc., a producer and distributor of industrial and automotive lubricants and automotive chemicals, since 2016

Prior Public Board Service Within the Past Five Years:

None

Qualifications:

The Nominating and Governance Committee concluded that Mr. Sonsteby is qualified and should serve, in part, because of his restaurant operations and executive leadership experience with several major brands, and his experience as a public company director.

Age 70	Tenure 10
Independent Director Director since 2014
Darden Committees: • Audit • Finance • Nominating and Governance

26 Darden Restaurants, Inc.

TIMOTHY J. WILMOTT

Mr. Wilmott is the retired Chief Executive Officer of Penn National Gaming, Inc., an operator or owner of gaming and racing facilities and video gaming terminal operations with a focus on slot machine entertainment, a role he held from 2013 until his retirement in December 2019. Prior to that, Mr. Wilmott served as President and Chief Operating Officer from 2008 to 2013. Prior to joining Penn National Gaming, Mr. Wilmott served as Chief Operating Officer of Harrah’s Entertainment, Inc. (now Caesars Entertainment, Inc.) from 2003 through 2007 and Division President, Eastern Division from 1997 to 2003. Prior to that, Mr. Wilmott held various management positions at Harrah’s properties from 1988 through 1997.

Current Public Directorships:

None

Prior Public Board Service Within the Past Five Years:

•
Penn National Gaming, Inc., from 2014 to 2019

Qualifications:

The Nominating and Governance Committee concluded that Mr. Wilmott is qualified and should serve, in part, because of his entertainment business operations and executive leadership experience, and his experience as a public company director.

Age 66	Tenure 6
Independent Director Director since 2018
Darden Committees: • Compensation (Chair) • Finance

2024 Proxy Statement 27

Proposal 2

Advisory Approval of the Company’s Executive Compensation

In accordance with SEC rules, the Board asks shareholders for non-binding advisory approval of the Company’s executive compensation on an annual basis. Accordingly, we are asking our shareholders to provide an advisory, nonbinding vote to approve the compensation awarded to our NEOs, as we have described it in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement.

As described in detail in the “Compensation Discussion and Analysis” section, the Compensation Committee oversees the executive compensation program and compensation awarded, adopting changes to the program and awarding compensation as appropriate to reflect Darden’s circumstances and to promote the main objectives of the program. These objectives include: to help us attract, motivate, reward and retain superior leaders who are capable of creating sustained value for our shareholders, and to promote a performance-based culture that is intended to align the interests of our executives with those of our shareholders.

We are asking our shareholders to indicate their support for our NEO compensation. We believe that the information we have provided in this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our shareholders’ interests to support long-term value creation.

You may vote for or against the following resolution, or you may abstain. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and procedures described in this Proxy Statement.

Resolved, that the compensation awarded to Darden’s NEOs for fiscal 2024, as disclosed in this Proxy Statement pursuant to SEC rules, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion, is hereby APPROVED.

While this vote is advisory and not binding on our Company, the Board and the Compensation Committee expect to consider the outcome of the vote, along with other relevant factors, when considering future executive compensation decisions.

✓	Your Board recommends that you vote FOR approval of the foregoing resolution.

28 Darden Restaurants, Inc.

Proposal 3

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm. The Audit Committee has appointed KPMG LLP (KPMG) as our independent registered public accounting firm for the fiscal year ending May 25, 2025. KPMG has served as our independent registered public accounting firm continuously since 1996.

The Audit Committee annually reviews KPMG’s qualifications, performance, independence and fees in making its decision whether to engage KPMG. The focus of the process is to select and retain the most qualified firm to perform the annual audit. During the review and selection process, the Audit Committee considers a number of factors, including:

•
Recent and historical KPMG audit performance;
•
The relevant experience, expertise and capabilities of KPMG and our specific audit engagement team in relation to the nature and complexity of our business;
•
A review of KPMG’s independence and internal quality controls;
•
Any legal or regulatory proceedings that raise concerns about KPMG’s qualifications or ability to continue to serve as our independent auditor, including reports, findings and recommendations of the Public Company Accounting Oversight Board (PCAOB);
•
The appropriateness of KPMG’s fees for audit and non-audit services; and
•
The length of time that KPMG has served as our independent auditor, the benefits of maintaining a long-term relationship and controls and policies for ensuring that KPMG remains independent.

In order to assure continuing auditor independence, in conjunction with the assessment above and the mandated rotation of the audit firm’s lead engagement partner, the Audit Committee and its chair are involved when the selection of a new lead engagement partner is required. In addition, the Audit Committee is responsible for the audit fee negotiations with KPMG.

Based on its annual review, the Audit Committee and the Board believe that the continued retention of KPMG to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders.

Shareholder approval of this appointment is not required, but the Board is submitting the selection of KPMG for ratification in order to obtain the views of our shareholders. If the appointment is not ratified, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. Representatives of KPMG are expected to be in attendance online at the Annual Meeting and will be given an opportunity to make a statement and to respond to appropriate questions by shareholders.

✓	Your Board recommends that you vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 25, 2025.

2024 Proxy Statement 29

Proposal 4

Management Proposal: Shareholder Approval of Amended and Restated Darden Restaurants, Inc. 2015 Omnibus Incentive Plan

This is a proposal to approve the amendment and restatement of the Darden Restaurants, Inc. 2015 Omnibus Incentive Plan (the “Plan”) to increase the authorized shares issuable under the Plan by 2,600,000 shares, as described below (the Plan, as amended and restated, the “Amended Plan”). If the shareholders approve amending and restating the Plan, the Amended Plan will replace the current version of the Plan (the “Current Plan”) and become effective upon the date of the 2024 Annual Meeting on September 18, 2024 (the “Restatement Date”). Shareholder approval of this amendment and restatement is required to comply with NYSE shareholder approval requirements.

Summary of Material Changes Being Made to the Current Plan

The Amended Plan will make the following material changes to the Plan:

Increase in Authorized Shares	Increase the number of shares authorized for issuance under the Plan by an additional 2,600,000 shares.
Term of Plan	Extend the term for granting awards under the Plan until the tenth anniversary after the 2024 Annual Meeting.

Changes have also been made to remove provisions that are no longer applicable under current law.

Purpose of Share Reserve Increase and Extension of Term

As of May 26, 2024, a total of 3,346,218 shares of our common stock remained available for future grants under the Current Plan. For additional information regarding the number of shares of our common stock remaining available for future issuance under 2015 Plan as of May 26, 2024, see Equity Compensation Plan Information on page 41. We believe that the current share reserve amount is insufficient to meet our future needs with respect to attracting, motivating and retaining key executives and employees in a competitive market for talent. We consider the Plan to be a vital element of our employee compensation program and believe that the continued ability to grant stock awards at competitive levels is in the best interest of the Company and our shareholders. Based on our expected future share usage, we estimate that the addition of 2,600,000 shares will provide us with a sufficient reserve for grants of stock awards.

The Current Plan, as originally adopted by the Board and approved by shareholders, is scheduled to expire on September 17, 2025. Unless the Current Plan is extended by shareholders, the Company will be unable to grant equity awards to its employees under the Plan after this date. As of May 26, 2024, 1,943,664 awards were outstanding under the Current Plan. As of May 24, 2024, the closing sale price of a share of the Company’s common stock on the New York Stock Exchange was $147.60.

30 Darden Restaurants, Inc.

Burn Rate and Equity Overhang

We recognize that stock awards dilute existing shareholders and are mindful of our responsibility to our shareholders to exercise judgment in the granting of equity awards. The Committee (as defined below) regularly reviews our burn rate and equity overhang activity in order to thoughtfully manage our long-term shareholder dilution. Burn rate is the number of awards granted during the year as a percentage of the weighted average number of common shares outstanding. As of May 26, 2024, our three-year average unadjusted burn rate is 0.30%. As of May 26, 2024, our common shares outstanding is 118,862,950 and equity overhang is 4.46%. We estimate the addition of the 2,600,000 requested shares would increase the equity overhang to 6.64%, which we believe is a responsible and acceptable overhang position.

	Number of Shares	Dilution (Basic)
Outstanding Awards Issued	1,943,664	1.64%
Shares Available for Future Issuance	3,346,218	2.82%
Additional Share Request	2,600,000	2.19%
Equity Overhang	7,889,882	6.64%

Best Practices

The Amended Plan includes several provisions that we believe promote best practices by reinforcing the alignment between equity compensation arrangements for non-employee directors, officers, employees and other service providers and shareholders’ interests. These provisions include, but are not limited to, the following:

•
No Discounted Options or Discounted Stock Appreciation Rights. Stock options and stock appreciation rights may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.
•
No Repricing Without Shareholder Approval. The Company cannot, without shareholder approval, take any direct or indirect action that is treated as a “repricing” for purposes of generally accepted accounting principles or the shareholder approval rules of the applicable securities exchange or inter-dealer quotation service on which the Company’s common stock is listed or quoted (currently NYSE).
•
No Liberal Share Recycling. Shares retained by or delivered to the Company to pay the exercise price of an award, shares delivered to or withheld by the Company to pay withholding taxes related to an award, unissued shares resulting from the settlement of stock appreciation rights in stock, and shares withheld by the Company to pay the exercise price of any award or satisfy any tax withholding obligation do not become available for issuance as future awards under the Amended Plan.
•
No Transferability. In general, no right or interest in any incentive award may be assigned or transferred by a participant, except by will or the laws of descent and distribution, or subjected to any lien or otherwise encumbered.
•
No Automatic Grants. The Amended Plan does not provide for “reload” or other automatic grants to participants.
•
No Tax Gross-ups. The Amended Plan does not provide for any tax gross-ups.
•
Awards Subject to Clawback. All awards granted under the Amended Plan are subject to recoupment in accordance with the Company’s clawback policy as in effect from time to time.

2024 Proxy Statement 31

Board Approval of the Amended Plan

On June 18, 2024, our board of directors approved the amendment and restatement of the Plan in the form of the Amended Plan to increase the authorized shares issuable under the Plan and make the material changes to the Plan described above, subject to approval from our shareholders at the 2024 Annual Meeting.

Summary of the Amended Plan

The following provides a summary of the material features of the Amended Plan and its operation. This summary does not purport to be a complete description of all of the provisions of the Amended Plan. The Amended Plan is set forth in its entirety as Appendix B to this Proxy Statement. All changes from the Current Plan have been highlighted in Appendix B. The summary of the Amended Plan is qualified in its entirety by reference to the Amended Plan attached as Appendix B.

Purpose

The Board believes that our success depends in large measure on our ability to attract and retain highly qualified officers, employees and non-employee directors who are motivated to put forth maximum effort on our behalf and on behalf of our shareholders. Compensation based on common stock encourages these persons to align their interest with that of shareholders. The Board believes that stock-based compensation programs are essential in attracting, retaining and motivating these individuals to enhance the growth of Darden and our subsidiaries, and the Amended Plan allows for the use of stock-based compensation.

Eligibility and Term

Any employee, director, or consultant of the Company or an affiliate, as the Committee (as defined below) determines and designates from time to time, and any other individual whose participation in the Amended Plan is determined to be in the best interests of the Company by the Committee, is eligible to receive Awards under the Amended Plan. As of May 26, 2024, approximately 3000 employees, eight non-employee directors and zero consultants of the Company and its affiliates are be eligible to participate in the Amended Plan.The Amended Plan will become effective as of the Restatement Date and will terminate on the first to occur of (a) the tenth (10th) anniversary of the Restatement Date, (b) the date determined in accordance with the Board’s authority to amend, suspend, or terminate the Amended Plan; and (c) the date determined in accordance with a Change in Control (as defined below). Upon such termination of the Amended Plan, all outstanding Awards will continue to have full force and effect in accordance with the provisions of the terminated Amended Plan and the applicable award agreement (or other documents evidencing such Awards).

Administration

The Amended Plan is administered by a Committee, which is composed of not fewer than two (2) directors of the Company designated by the Board to administer the Amended Plan (the “Committee”). Each member of the Committee will be (a) a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (b) an independent director in accordance with the rules of any stock exchange on which the Company’s stock is listed.

The Committee may (subject to express limitations in the Amended Plan):

•
Designate persons eligible for Awards under the Amended Plan;
•
Determine the type of Award and number of shares covered by each Award;

32 Darden Restaurants, Inc.

•
Determine the terms and conditions of any Award;
•
Prescribe the form of each award agreement evidencing an Award;
•
Amend, modify or supplement the terms of any outstanding Award; and
•
Interpret and administer the Amended Plan and any award agreement.

The Committee may also determine whether an Award may be canceled, forfeited or suspended, and may amend or waive the terms and conditions of an outstanding Award, but may not, except in connection with a corporate transaction involving the Company, (a) amend the terms of outstanding options or SARs to reduce the option price or SAR price, as applicable, of such outstanding options or SARs; (b) cancel outstanding options or SARs in exchange for or substitution of options or SARs with an option price or SAR price, as applicable, that is less than the option price or SAR price, as applicable, of the original options or SARs; or (c) cancel outstanding options or SARs with an option price or SAR price, as applicable, above the current fair market value in exchange for cash or other securities, in each case, unless such action is subject to and approved by the Company’s shareholders. To the extent permitted by applicable laws, the Committee may delegate some or all of its authority with respect to the Amended Plan and Awards to the Chief Executive Officer of the Company and/or any other officer of the Company designated by the Committee, provided that the Committee may not delegate its authority (a) to make Awards to directors of the Company, (b) to make Awards to any employee who (i) is an “officer” within the meaning of Rule 16a-1(f) of the Exchange Act, (ii) is or could become a “covered employee” within the meaning of Section 162(m)(3) of the Code, or (iii) is an officer of the Company who is delegated authority by the Committee as discussed above, or (c) to interpret the Amended Plan, any Award, or any award agreement.

Minimum Vesting Period. Except with respect to a maximum of five percent (5%) of the Share Limit, as may be adjusted pursuant to the terms of the Amended Plan, and except in connection with a Change in Control, no Award will provide for vesting which is any more rapid than vesting on the one (1) year anniversary of the grant date or, with respect to Awards that vest upon the attainment of performance goals, a performance period that is less than twelve (12) months.

Shares Available for Issuance under the Amended Plan

Subject to adjustment as provided in the Amended Plan, the maximum number of shares of stock reserved for issuance under the Amended Plan will be equal to the sum of (i) 3,500,000 shares of stock, plus (ii) the number of shares of stock available for future awards under the 2002 Plan as of the original effective date for the Plan in 2015 (the “Initial Effective Date”), plus (iii) the number of shares of stock related to awards outstanding under the 2002 Plan as of the Initial Effective Date that thereafter terminate by expiration or forfeiture, cancellation, or otherwise without the issuance of such shares of Stock (the “Share Limit”). Any of the shares of common stock reserved and available for issuance under the Amended Plan may generally be used for any type of Award under the Amended Plan except as specifically noted to the contrary below, and any or all of the shares of common stock reserved for issuance under the Amended Plan will be available for issuance pursuant to the incentive stock options.

In connection with stock splits, distributions, recapitalizations, spin-offs, stock dividends and certain other events, the Committee will make proportionate adjustments that it deems appropriate in the aggregate number and kind of shares of stock that may be issued under the Amended Plan and the number and kind of shares of stock that are subject to outstanding awards. The Committee will have the right to cause the Company to assume awards previously granted under a compensatory plan of another business entity that is a party to such transaction and to grant substitute awards under the Amended Plan for such awards. The Share Limit will be increased by the number of shares of common stock subject to any such assumed awards and substitute awards. Shares available for issuance under a shareholder-approved plan of a business entity that is a party to such transaction (as appropriately adjusted, if necessary, to reflect such transaction) may be used for Awards under the Amended Plan and will not reduce the number of shares of stock otherwise available for issuance

2024 Proxy Statement 33

under the Amended Plan, subject to applicable rules of any stock exchange or securities market on which the stock is listed or publicly traded.

Shares of stock covered by an Award will be counted as used as of the grant date for purposes of calculating the number of shares of stock available for issuance. Any shares of stock that are subject to Awards, including shares of stock acquired through dividend reinvestment pursuant to the terms of an Award, will be counted against the Share Limit as one (1) share of stock for every one (1) share of stock subject to an Award. The number of shares of stock subject to an Award of SARs will be counted against the Share Limit as one (1) share of stock for every one (1) share of stock subject to such Award regardless of the number of shares of stock actually issued to settle such SARs upon the exercise of the SARs. The target number of shares issuable under a performance share grant will be counted against the Share Limit as of the grant date, but such number will be adjusted to equal the actual number of shares issued upon settlement of the performance shares to the extent different from such target number of shares. Awards that do not entitle a participant to receive or purchase shares of stock and Awards that are settled in cash will not be counted against the Share Limit.

If any shares of stock covered by an Award are not purchased or are forfeited or expire or if an Award otherwise terminates without delivery of any stock subject thereto or is settled in cash in lieu of shares, then the number of shares of stock counted against the Share Limit with respect to such Award will, to the extent of any such forfeiture, termination, expiration, or settlement, again be available for making Awards under the Amended Plan.

The number of shares of stock available for issuance under the Amended Plan will not be increased by the number of shares of stock (i) tendered, withheld, or subject to an Award granted under the Amended Plan surrendered in connection with the purchase of shares of stock upon exercise of an option, (ii) that were not issued upon the net settlement or net exercise of a stock-settled SAR granted under the Amended Plan, (iii) deducted or delivered from payment of an Award granted under the Amended Plan in connection with the Company’s tax withholding obligations, or (iv) purchased by the Company with proceeds from option exercises.

The maximum number of shares of stock subject to options or SARs that can be granted under the Amended Plan in any one fiscal year to any person, other than a non-employee director, is one million (1,000,000). The maximum number of shares of stock subject to Awards other than options or SARs that can be granted under the Amended Plan in any one fiscal year to any person, other than a non-employee director, is two hundred thousand (200,000). The maximum fair market value of shares of stock, through the issuance of stock units or otherwise, that may be granted under the Amended Plan in any one fiscal year to any non-employee director is increased from five hundred thousand dollars to six hundred thousand dollars ($600,000), excluding any deferred stock units or other Awards elected by a non-employee director in lieu of cash compensation. The maximum amount that may be paid as a cash-denominated performance-based award (whether or not cash-settled) for a performance period to any person is ten million dollars ($10,000,000).

Types of Awards

Under the Amended Plan, the Committee may award options (including nonqualified stock options or incentive stock options), stock appreciation rights, restricted stock, restricted stock units, deferred stock units, unrestricted stock, dividend equivalent rights, performance shares and other performance-based awards, other equity-based awards, and cash bonus awards. Any of the Awards may, but need not, be made as performance incentives to reward the holders of such Awards for the achievement of performance goals in accordance with the terms of the Amended Plan. Each Award granted pursuant to the Amended Plan will be evidenced by an award agreement containing the terms and conditions of the Award.

34 Darden Restaurants, Inc.

Options. The holder of an option will be entitled to purchase a number of shares of our common stock at a specified option price during a specified time period, all as determined by the Committee. The option price of each option will be fixed by the Committee and stated in the award agreement evidencing such option. Except in the case of substitute awards, the option price of each option will be at least the fair market value of one (1) share of stock on the grant date; provided that, in the event that a participant is a ten percent (10%) shareholder, the option price of an option granted to such participant that is intended to be an incentive stock option will be not less than one hundred ten percent (110%) of the fair market value of one (1) share of stock on the grant date. In no case will the option price of any option be less than the par value of one (1) share of stock. Subject to certain limitations set forth in the Amended Plan, each option granted under the Amended Plan will become vested and/or exercisable at such times and under such conditions as determined by the Committee and stated in the award agreement, in another agreement with the participant or otherwise in writing. Each Option granted under the Amended Plan will terminate, and all rights to purchase shares of stock thereunder will cease, on the tenth (10th) anniversary of the grant date of such option, or under such circumstances and on such date prior thereto as is set forth in the Amended Plan or as may be fixed by the Committee and stated in the award agreement relating to such option, subject to certain limitations as set forth in the Amended Plan.

Stock Appreciation Rights (SARs). The holder of a SAR will be entitled to receive, upon exercise thereof, the excess of (a) the fair market value of one (1) share of our common stock on the date the SAR is exercised, over (b) the SAR price as determined by the Committee. The award agreement for a SAR will specify the SAR price, which will be no less than the fair market value of one (1) share of stock on the grant date of such SAR. Subject to certain limitations set forth in the Amended Plan, SARs may be granted in tandem with all or part of an option granted under the Amended Plan or at any subsequent time during the term of such option, in combination with all or any part of any other Award, or without regard to any option or other Award. The Committee will determine, on the grant date or thereafter, the time or times at which, and the circumstances under which, a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which SARs will cease to be or become exercisable following termination of service or upon other conditions, whether or not a SAR will be granted in tandem or in combination with any other Award, and any and all other terms and conditions of any SAR. Each SAR granted under the Amended Plan will terminate, and all rights thereunder will cease, on the tenth (10th) anniversary of the grant date of such SAR or under such circumstances and on such date prior thereto as is set forth in the Amended Plan or as may be fixed by the Committee and stated in the award agreement relating to such SAR.

Restricted Stock, Restricted Stock Units, and Deferred Stock Units. Awards of restricted stock, restricted stock units and deferred stock units will be subject to such restrictions as are imposed by the Committee (including, for example, establishing a restricted period applicable to such restricted stock, restricted stock units, or deferred stock units or prescribing restrictions in addition to or other than the expiration of the restricted period, including the achievement of corporate or individual performance goals, which may be applicable to all or any portion of such restricted stock, restricted stock units, or deferred stock units). Unless the Committee provides otherwise in an award agreement, holders of restricted stock will have the right to vote such shares of restricted stock and the right to receive any dividend payments or distributions declared or paid with respect to such shares of restricted stock. Holders of restricted stock units and deferred stock units will have no rights as shareholders of the Company. Holders of restricted stock units and deferred stock units will have the right, subject to any restrictions imposed by the Committee, to receive shares of our common stock, cash or a combination thereof in settlement of such units.

Upon the termination of a participant’s service to the Company or an affiliate, any restricted stock, restricted stock units, or deferred stock units held by such participant that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, will immediately be deemed forfeited, unless the Committee provides for otherwise in an award agreement, in another agreement with the participant, or otherwise in writing after such award agreement is issued, but

2024 Proxy Statement 35

prior to termination of the participant’s service. Upon forfeiture of such restricted stock, restricted stock units, or deferred units, the participant will have no further rights with respect thereto, including any right to vote such restricted stock or any right to receive dividends or dividend equivalent rights, as applicable, with respect to such restricted stock, restricted stock units, or deferred stock units.

Unrestricted Stock and Other Equity-Based Awards. Subject to the minimum vesting period described in the “Administration” section of this proposal, the Committee may, in its sole discretion, grant (or sell at the par value of a share of stock or at such other higher purchase price as determined by the Committee) an Award to any participant pursuant to which such participant may receive shares of unrestricted stock under the Amended Plan or grant Awards in the form of other equity-based awards, as deemed by the Committee to be consistent with the purposes of the Amended Plan, subject to terms and conditions determined by the Committee. Awards of unrestricted stock may be granted or sold to any participant in respect of service rendered or, if so provided in the related award agreement or a separate agreement, to be rendered by the participant to the Company or an affiliate or other valid consideration, in lieu of or in addition to any cash compensation due to such participant.

Dividend Equivalents. The holder of a dividend equivalent with respect to an Award will be entitled to receive payments (in cash, shares of our common stock, or a combination thereof) in a single installment or in multiple installments, all as determined in the sole discretion of the Committee and subject to the terms and conditions specified in the applicable award agreement. Dividend equivalents credited to the holder of a dividend equivalent right shall be accrued subject to forfeiture provisions that apply to the underlying shares subject to the related Award and may be deemed to be reinvested in additional shares of stock or Awards, which may thereafter accrue additional dividend equivalent rights (with being subject to the same forfeiture provisions). Any such reinvestment will be at the fair market value thereof on the date of such reinvestment. No dividend equivalent rights may be granted in connection with, or related to, an award of options or SARs. A participant’s rights in all unvested dividend equivalent rights will automatically terminate upon such participant’s termination of service for any reason.

Performance-Based Awards. The Committee, at any time and from time to time, may grant performance-based awards in such amounts and upon such terms as the Committee determines, as set forth in an applicable award agreement. Each grant of a performance-based award will have an initial cash value or an actual or target number of shares of stock that is established by the Committee as of the grant date. The Committee will set performance goals in its discretion which, depending on the extent to which they are achieved, will determine the value and/or number of shares of stock subject to a performance-based award that will be paid out to the participant. Payment of the value earned under performance-based awards will be made, as determined by the Committee, in the form, at the time, and in the manner described in the applicable award agreement. Payment of performance-based awards will be in the form of cash, shares of stock, other awards, or a combination thereof, including shares of stock and/or awards that are subject to any restrictions deemed appropriate by the Committee, in each case as determined in the sole discretion of the Committee.

Forfeiture. The Committee may reserve the right in an award agreement to cause a forfeiture of the gain realized by a participant with respect to an Award thereunder on account of actions taken by, or failed to be taken by, such participant in violation or breach of, or in conflict with, any (a) employment agreement, (b) non-competition agreement, (c) agreement prohibiting solicitation of employees or clients of the Company or an affiliate, (d) confidentiality obligation with respect to the Company or an affiliate, (e) Company or affiliate policy or procedure, (f) other agreement, or (g) other obligation of such participant to the Company or an affiliate, as and to the extent specified in such award agreement. If the recipient of an outstanding Award is an employee of the Company or an affiliate and such participant’s service is terminated for Cause (as defined in the Amended Plan), the Committee may annul such the participant’s outstanding Award as of the date of termination for Cause.

36 Darden Restaurants, Inc.

Recoupment. Any Awards granted pursuant to the Amended Plan will be subject to mandatory repayment by the participant to the Company (x) to the extent set forth in the Amended Plan or an award agreement or (y) to the extent the participant is, or in the future becomes, subject to (1) any Company or affiliate “clawback” or recoupment policy that is adopted to comply with the requirements of any applicable laws, or (2) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws.

Change in Control. Except as otherwise provided in the applicable award agreement, in another agreement with the participant, or as otherwise set forth in writing, upon the occurrence of a Change in Control (as defined below) in which outstanding Awards are not being assumed or continued the following will occur: (i) immediately prior to the occurrence of such Change in Control, in each case with the exception of performance-based awards, all outstanding shares of restricted stock, and all restricted stock units, deferred stock units, and dividend equivalent rights will be deemed to have vested, and all shares of Stock and/or cash subject to such Awards will be delivered; (ii) at the Committee’s discretion one or both of the following two actions will be taken: (x) all options and SARs will become exercisable at least 15 days before the Change in Control and terminate upon the consummation of the Change in Control, and/or (y) any options, SARs, restricted stock, restricted stock units, deferred stock units and/or dividend equivalent rights may be canceled and cashed out in connection with the Change in Control for an amount in cash or securities having a value, in the case of restricted stock, restricted stock units, deferred stock units and dividend equivalent rights, equal to the formula or fixed price per share paid to the shareholders pursuant to such Change in Control and, in the case of options or SARs, equal to the product of the number of shares subject to such options or SARs multiplied by the amount, if any, by which the formula or fixed price per share paid to shareholders pursuant to such Change in Control exceeds the exercise price applicable to such shares (in the event the option exercise price or SAR exercise price of an Award exceeds the price per share paid to shareholders in the Change in Control, such options and SARs may be terminated for no consideration); (iii) performance-based awards will be treated as though target performance has been achieved; and (iv) other equity-based awards will be governed by the terms of the applicable award agreement.

Except as otherwise provided in the applicable award agreement, in another agreement with the participant, or as otherwise set forth in writing, upon the occurrence of a Change in Control in which outstanding Awards are being assumed or continued the following will occur: the Amended Plan and the options, SARs, restricted stock, restricted stock units, deferred stock units, dividend equivalent rights, and other equity-based awards granted under the Amended Plan will continue in the manner and under the terms so provided in the event of any Change in Control to the extent that provision is made in writing in connection with such Change in Control for the assumption or continuation of such Awards, or for the substitution for such Awards with new awards, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and exercise prices of options and stock appreciation rights.

A Change in Control under the Amended Plan means the occurrence of any of the following:

(a) Any individual, entity or group (within the meaning of Section 13d(3) or 14(d)(2) of the Exchange Act) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either (i) the then-outstanding shares of Stock (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding Voting Stock of the Company (the “Outstanding Company Voting Securities”); provided, however, that, the following acquisitions will not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any company controlled by, controlling or under common control with the Company or (D) any acquisition pursuant to certain transactions set forth in the Amended Plan.

2024 Proxy Statement 37

(b) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, (ii) no individual, entity or group (within the meaning of Section 13d(3) or 14(d)(2) of the Exchange Act) (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(c) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Transferability

Awards of options or SARs may only be transferred by will or by the laws of descent and distribution, except that a participant may transfer, not for value, all or part of an option which is not an incentive stock option or a SAR to any “family member” as defined by the Amended Plan, if authorized in the applicable award agreement and by the Committee, in its sole discretion. Following a transfer, any option or SAR will continue to be subject to the same terms and conditions as were in effect immediately prior to such transfer and any subsequent transfers of transferred options or SARs will be prohibited except to “family members” of the original participant or by will or the laws of descent and distribution. Awards of restricted stock, restricted stock units, and deferred stock units may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other restrictions prescribed by the Committee with respect to such awards.

Amendments

The Board may amend, suspend, or terminate the Amended Plan at any time, provided that, with respect to Awards granted under the Amended Plan, no amendment, suspension, or termination of the Amended Plan will, without the consent of the participant, impair the rights or obligations under any such Award. The effectiveness of any amendment to the Amended Plan will be contingent on approval of such amendment by the Company’s shareholders to the extent provided by the Board or required by applicable laws. Notwithstanding the foregoing, the Board is permitted to amend the Amended Plan without the participant’s consent if necessary or appropriate to comply with changes in applicable law or exchange listing requirements.

38 Darden Restaurants, Inc.

Federal Income Tax Consequences

The federal income tax consequences of Awards under the Amended Plan for participants and the Company will depend on the type of Award granted. The following description of tax consequences is intended only for the general information of shareholders. This discussion is general in nature; we have not taken into account a number of considerations which may apply in light of the circumstances of a particular participant. A participant in the Amended Plan should not rely on this description and instead should consult his or her own tax advisor.

Options. Under current law the grant of an option generally will have no federal income tax consequences for the participant or the Company. Upon the exercise of an option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of our common stock on the exercise date over the exercise price. Generally, the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the participant and at the time the participant recognizes such income for tax purposes, if the Company complies with applicable reporting requirements and subject to the limit on the deductibility under Section 162(m), as described below.

Incentive Stock Options. Under current law, the grant of an incentive stock option will not be a taxable event for the participant or for the Company. In addition, a participant generally will not recognize taxable income upon exercise of an incentive stock option. A participant’s alternative minimum taxable income, however, will be increased by the amount by which the aggregate fair market value of the shares of our common stock underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Any gain realized upon a disposition of the shares of common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the participant holds the shares for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). The Company will not be entitled to any income tax deduction with respect to the exercise of an incentive stock option, except as discussed below.

For the exercise of an incentive stock option to qualify for the foregoing tax treatment, the participant generally must be our employee or an employee of our subsidiary from the date the option is granted through a date within three months before the date of exercise of the option. If all of the foregoing requirements are met except the holding period requirement mentioned above, the participant will recognize ordinary income upon the disposition of the shares of common stock in an amount generally equal to the excess of the fair market value of the shares at the time the incentive stock option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain.

Stock Appreciation Rights (SARs). Under current law, the grant of a SAR generally will have no federal income tax consequences for the participant. Upon the exercise of a SAR, the participant will recognize ordinary income equal to the amount of cash paid and the fair market value of any of our shares of common stock delivered to the participant. Generally, the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the participant and at the time the participant recognizes such income for tax purposes, if the Company complies with applicable reporting requirements and subject to the limit on the deductibility under Section 162(m), as described below.

Restricted Stock. Under current law, the grant of restricted stock generally will have no federal income tax consequences to the participant or the Company. The participant will generally recognize ordinary income on the date the award vests, in an amount equal to the value of the shares on the vesting date. Under Section 83 of the Code, a participant may elect to recognize income on the date of grant rather than the date of vesting in an amount equal to the fair market value of the shares on the date of grant (less the purchase price for such shares, if any). Generally, the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the participant and at

2024 Proxy Statement 39

the time the participant recognizes such income for tax purposes, if the Company complies with applicable reporting requirements and subject to the limit on the deductibility under Section 162(m).

Restricted Stock Units, Deferred Stock Units and Performance-Based Awards. Under current law, the grant of a restricted stock unit award, a deferred stock unit award or a performance-based award generally will have no federal income tax consequences to the participant or the Company. The participant generally will recognize ordinary income when payment is actually or constructively received by the participant in satisfaction of the restricted stock unit award, deferred stock unit award or performance-based award, in an amount equal to the amount of cash paid and the fair market value of any shares delivered to the participant. Generally, the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the participant and at the time the participant recognizes such income for tax purposes, if the Company complies with applicable reporting requirements and subject to the limit on the deductibility under Section 162(m), as described below.

Unrestricted Stock. Under current law, upon the grant of an award of unrestricted stock, a participant will be required to recognize ordinary income in an amount equal to the fair market value of the shares on the date of grant, reduced by the amount, if any, paid for such shares. Upon a participant’s disposition of such shares, any gain realized in excess of the amount reported as ordinary income will be reportable by the participant as a capital gain, and any loss will be reportable as a capital loss. Capital gain or loss will be long-term if the participant held the shares for more than one year (otherwise, the capital gain or loss will be short-term). Generally, the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the participant and at the time the participant recognizes such income for tax purposes, if the Company complies with applicable reporting requirements and subject to the limit on the deductibility under Section 162(m), as described below.

Dividend Equivalents. Under current law, the grant of dividend equivalents generally will have no federal income tax consequences for the participant. Generally, the participant will recognize ordinary income on the amount distributed to the participant pursuant to the award of dividend equivalent rights. Generally, the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the participant and at the time the participant recognizes such income for tax purposes, if the Company complies with applicable reporting requirements and subject to the limit on the deductibility under Section 162(m), as described below.

Tax Effects as a Result of Grants of Awards under the Plan. We generally will be entitled to a tax deduction in connection with the vesting, settlement or exercise of an award under the Amended Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income, such as when a participant exercises a nonqualified stock option. Special rules limit the deductibility of compensation paid to our certain executive officers. Specifically, Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. While the Committee considers the deductibility of compensation as one factor in determining executive compensation, the Committee retains the discretion to award and pay compensation that is not deductible as it believes that it is in the best interests of our shareholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key employees.

Certain payments made to employees and other service providers in connection with a change in control may constitute “parachute payments” subject to tax penalties imposed on both the Company and the recipient under Sections 280G and 4999 of the Code. In general, when the value of parachute payments equals or exceeds three times the employee’s “base amount,” the employee is subject to a 20% nondeductible excise tax on the excess over the base amount and the Company is denied a tax deduction for the excess payments. The base amount is generally defined as the employee’s average compensation for the five calendar years prior to the date of the change in control. The value of

40 Darden Restaurants, Inc.

accelerated vesting of restricted stock, options, or other Awards in connection with a change in control can constitute a parachute payment. The Amended Plan contains a modified form of a “safe harbor cap,” which limits the amount of potential parachute payments that a recipient may receive to no more than 299% of the recipient’s base amount, but only if the after-tax value of the unreduced payments would be equal to or less than 110% of the after-tax value of the reduced payments.

New Plan Benefits

The Amended Plan does not provide for set benefits or amounts of awards and we have not approved any awards that are conditioned on shareholder approval of the Amended Plan. As benefits under the Amended Plan are discretionary and will depend on the actions of the Committee, the performance of the Company and the value of our common stock, it is not possible to determine the benefits that will be received if shareholders approve the Amended Plan.

Equity Compensation Plan Information

The following table gives information about shares of our common stock issuable as of May 26, 2024 under the 2015 Plan, 2002 Plan, and our Employee Stock Purchase Plan.

	(a)	(b)	(c)

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders (3)	1,943,664	$111.08	4,763,593	(4)

Equity compensation plans not approved by security holders	—	—	—

Total	1,943,664	$111.08	4,763,593

(1)
Includes stock options exercisable for common shares and deferred compensation obligations and unvested restricted stock units that may be paid out in common shares.
(2)
Relates solely to stock options exercisable for common shares.
(3)
Consists of the 2015 Plan, 2002 Plan and our Employee Stock Purchase Plan. The 2002 Plan has a “fungible share pool” approach to account for authorized shares. With respect to stock options and SARs, the number of shares available for awards is reduced by one share for each share covered by such award or to which the award relates. With respect to awards granted after September 15, 2006, other than stock options and SARs, the number of shares available for awards is reduced by two shares for each share covered by such award or to which such award relates. Awards that do not entitle the holder to receive or purchase shares and awards that are settled in cash are not counted against the aggregate number of shares available for awards under the 2002 Plan.
(4)
Includes up to 3,346,218 shares of common stock that may be issued under awards under the 2015 Plan, and up to 1,417,375 shares of common stock that may be issued under our Employee Stock Purchase Plan. No new awards may be made under the 2002 Plan.

2024 Proxy Statement 41

Considerations of the Board

We believe that the increase in the reserve of common stock available under the Amended Plan will enable us to continue to grant equity awards to executives, other eligible employees, our consultants and non-employee directors. Our employees and consultants are our most valuable asset. Equity awards such as those provided under the Amended Plan will substantially assist us in continuing to attract and retain employees, consultants and non-employee directors in the extremely competitive labor markets in which we compete. Such awards also are crucial to our ability to motivate employees and consultants to achieve our goals. We will benefit from increased stock ownership by selected executives, other employees, consultants and non-employee directors. If our shareholders do not approve this Proposal 4, then the share increase described above will not become effective and we will not be able to grant equity awards after September 17, 2025.

Required Vote; Recommendation of the Board

Approval will be obtained if the number of votes of our common stock cast “FOR” the proposal at the Annual Meeting exceeds the number of votes “AGAINST” the proposal.

✓	Your Board recommends that you vote FOR to approve the Amended and Restated 2015 Omnibus Plan.

42 Darden Restaurants, Inc.

Proposal 5

Shareholder Proposal Requesting the Company Disclose its Broiler Chicken Key Welfare Indicators

The Humane Society of the United States (“HSUS”), 1255 23rd St. NW, Suite 450,Washington, DC 20037, have notified us that HSUS intends to present the following proposal for consideration at the Annual Meeting. As of March 13, 2024, HSUS beneficially owned for at least three years shares of the Company’s common stock worth at least $2,000. In accordance with federal securities regulations, we have included the text of the proposal and supporting statement exactly as submitted by HSUS. We are not responsible for the content of the proposal and the supporting statement or any inaccuracies they may contain.

HSUS’s Proposal

RESOLVED: Shareholders ask Darden to disclose its newly developed and promoted broiler chicken “Key Welfare Indicators” (KWIs) and how the company is measuring performance of them.

SUPPORTING STATEMENT:

Darden’s performance metrics for one of its responsible sourcing initiatives remain hidden from shareholders, and we simply ask that the company disclose what they are.

In 2019, Darden announced a policy for improving animal welfare “outcomes” in its supply chain. As explained in its 10-K that year: “This was the result of a year-long effort that included extensive benchmarking…to clearly prioritize areas and promote improved animal welfare outcomes.”

One specific area Darden has spotlighted is its broiler chicken supply chain. (A “broiler” is a chicken raised for meat, as opposed to eggs.)

“In partnership with our poultry suppliers, we will continue to seek improvements that result in healthy biological function, expression of natural behavior and humane processing,” touts Darden’s website. It adds that the Company developed a program “to collect and assess Key Welfare Indicators (KWIs) for broiler chickens.” It says the pilot will begin in FY 24 and “measure performance of outcomes-based KWIs from its suppliers.

Yet, curiously, Darden doesn’t disclose what the KWIs are.

Shareholder interest in transparency and accountability on this issue should extend even beyond the scope of its direct animal welfare impacts. That’s because a company’s animal welfare practices and policies have long been recognized as having the potential to impact the delivery of durable financial returns.,

2024 Proxy Statement 43

For example, Citigroup called “concerns over animal cruelty” and “headline risk” imperiling restaurant companies. And the World Bank’s International Finance Corporation reported, “In the case of animal welfare, failure to keep pace…could put companies and their investors at a competitive disadvantage.”

Further, animal welfare transparency is specifically important.

The 2023 “Transparency Trends” report from FMI (the food industry trade group) found transparency is “extremely important” to the vast majority of shoppers, with 74% saying that means providing “values-based information such as animal welfare.” And a 2023 Merck study found that for 66% of consumers, animal welfare and “transparency in animal proteins” are “extremely or very important.”

Besides, when a company touts metrics it’s implemented for measuring performance and informing progress toward a significant (and material) policy goal, it ought to disclose what the metrics are.

Indeed, more disclosure on how Darden is measuring animal welfare in its poultry supply chain would allow shareholders to better assess the effectiveness of the company’s commitment and management of the issue and related risks.

BOARD OF DIRECTORS’ RESPONSE

The Board recommends a vote AGAINST this proposal.

The Board has carefully considered this proposal and has determined that it is not in the best interests of Darden or our shareholders .

Darden remains committed to the humane treatment of animals, as demonstrated by its existing disclosures, policies, practices and standards.

We believe that we have a responsibility to ensure that animals are treated with respect and care in the process of providing nutritious food that is served in our restaurants. A key tenet of our approach to animal welfare is working with supply chain partners who are committed to high standards of animal welfare. We expect suppliers who share our aspiration for care throughout the lifetime of the farm animal because we believe it is the right way to do business.

We enforce that expectation in many ways, including through animal welfare requirements in our supplier agreements. For example, all Darden suppliers that slaughter poultry are required to commit to the National Chicken Council’s animal welfare audit standards. Our supplier agreements outline that any breach of these guidelines can result in contract termination or suspension. We consider these standards to be a minimum requirement, and many of our suppliers go beyond these fundamental standards.

In 2019, Darden convened an Animal Welfare Council, a cross-functional group of animal welfare experts including leading academics and industry experts engaged by Darden to provide guidance to our management teams so that our animal welfare programs are informed by an understanding of the best available science and industry-wide best practices.

Darden has historically disclosed annual updates on its Animal Welfare work on our website https://www.darden.com/our-impact/communities/sustainability/caring-for-farm-animals. On that site, we disclosed our Animal Welfare Policy, describe the membership of and recent focus areas for our Animal Welfare Council and disclose any available details about our existing animal welfare commitments.

44 Darden Restaurants, Inc.

Darden has committed to substantially implement the disclosure requested by this proposal.

In August 2023, we made our annual update to sustainability disclosures on the www.darden.com website, including an update on our progress working with our Animal Welfare Council on broiler chicken welfare matters.

In that update, we disclosed the following:

“Darden has collaborated with our Animal Welfare Council, our suppliers and consulting advisors to develop a program to collect and assess Key Welfare Indicators (KWIs) for broiler chickens at harvest facilities. The pilot program will begin in FY24 and measure performance of outcomes-based KWIs from our broiler suppliers. The metrics for the study are based on nationally recognized audit standards and international guidance on welfare indicators."

Consistent with that update, during fiscal 2024, our Sustainability and Supply Chain teams worked together with our poultry suppliers and Animal Welfare Council to launch that pilot program. We identified a group of suppliers who have the reporting capacity to participate in that pilot. Our teams and the Animal Welfare Council then worked with those suppliers throughout fiscal 2024 to analyze the available welfare data, review the scientific and industry guidance relating to best practices and develop and test a data gathering and verification process for the supplier data. We worked carefully to protect the competitively sensitive information shared by our suppliers in order to preserve our relationships with these important business partners. Based upon this work, we plan to be able to share the Key Welfare Indicators for broiler chickens at processing plants that we will be monitoring and testing in this pilot program in our new Darden Impact Report that we will release on our www.darden.com website in August 2024, shortly after we file our 2024 Proxy Statement. Going forward, we are committed to reporting our progress publicly with respect to broiler chicken welfare annually on our website and/or through our Darden Impact Report.

Darden has demonstrated our commitment to enhancing accessibility and transparency of our sustainability disclosures in direct response to results of shareholder engagement.

Darden listens to shareholders and values their input. We have a track record of responding for appropriate requests for disclosures when it is practicable and commercially appropriate. During the first two quarters of fiscal 2024, we engaged with shareholders representing nearly 50% of our outstanding shares on a variety of topics, which included sustainability risk evaluation and disclosure expectations of those shareholders. In response to those meetings, we are developing the annual sustainability Impact Report mentioned above. Our Impact Report will include an overview of the key findings of our TCFD climate risk review conducted during fiscal 2024 as well as updates to the metrics and disclosure in the areas of GHG emissions, energy use, waste reduction, deforestation risk management and animal welfare oversight, among other topics.

The Company’s management, together with our Animal Welfare Council and under the risk management oversight of the Nominating and Governance Committee of the Board of Directors, has demonstrated that we are making progress with respect to broiler chicken welfare plans we disclosed in 2023 and that we are committed to transparently sharing that progress with stakeholders over time. As a result, we believe that our current pilot program and disclosure commitments demonstrate reasonable and responsible management of poultry welfare in our supply chain and substantially implement the requests for animal welfare progress and animal welfare transparency set forth in this proposal.

×	The Board of Directors therefore recommends a vote AGAINST this proposal

2024 Proxy Statement 45

Proposal 6

Shareholder Proposal Requesting

the Company Disclose the Percent of Pork Raised in Group Housing and Establish Targets for Achieving 100% Group Housed Pork

Green Century Capital Management as the investment advisory of The Green Century Funds (together, “Green Century”), 114 State Street, Suite 200, Boston, MA 02109, have notified us that the Green Century intends to present the following proposal for consideration at the Annual Meeting. As of March 27, 2024, Green Century beneficially owned for at least thirteen months shares of the Company’s common stock worth at least $25,000. In accordance with federal securities regulations, we have included the text of the proposal and supporting statement exactly as submitted by Green Century. We are not responsible for the content of the proposal and the supporting statement or any inaccuracies they may contain.

Green Century’s Proposal

Whereas: Gestation crates1 are solitary confinement cages that detain pigs so restrictively, they spend weeks or months unable to even turn around (with the alternative being "group housed”).

In addition to the ethical implications, gestation crates pose material risks.

Eleven states ban or restrict gestation crates.2 As ISS reported (in supporting a proposal on this topic at another company), “Regulatory developments, particularly the Supreme Court decision upholding [one of those laws], appear to heighten the business risks associated with the use of gestation crates in pork production.”

Thus, it makes sense that so many companies are moving to group housed pork instead. In 2023, Bloomin’ Brands announced a goal for reaching 90% group housed pork globally by 2029. Wendy’s already uses 100% domestically and in Canada and McDonald’s will reach 100% domestically this year. Restaurant Brands International is tracking toward 94% globally. Panera, Shake Shack, The Cheesecake Factory, Jack in the Box, Chipotle, Noodles & Co. and many others already use, or are on track to, 100% group housed pork, too.

Indeed, as Glass Lewis concluded (also in supporting a proposal on this topic at another company), the fact that companies are “phasing out their use of gestation crates may be unsurprising, given the potential risks associated.”

But what about Darden?

46 Darden Restaurants, Inc.

From 2016 – 2022, Darden publicized a commitment to source gestation crate-free by 2025, but without providing any progress updates. In 2022, a shareholder proposal asked Darden to finally provide one. In exchange for a withdrawal of that proposal, Darden published a statement admitting that it would not achieve its 2025 target, but promised to “provide an updated timeline by the end of FY2023” for converting to group housed pork.

Yet, FY2023 came and went without Darden publishing any such timeline—and Darden now lacks any measurable targets for ever switching to, or even increasing, group housed pork.

Further, Darden’s reporting makes its progress unclear. While Darden reports approximately 54% of its pork comes “from suppliers with group housing,” that’s not necessarily the percentage of group housed pork Darden uses. Many suppliers have multiple systems in their supply chains, so 54% of Darden’s pork could come from suppliers that use group housing for some products, even if it is not the products Darden buys.

Instead, Darden should report the percent of its pork from group housing and re-establish measurable targets for achieving 100% group housed pork, as so many others have done. Since doing so would be consistent with the practices of other restaurant companies, the development of related regulations, and Darden’s own statements made over the last eight years, the request is reasonable and warrants support.

Be It Resolved: Shareholders ask Darden to disclose the percent of its pork produced with group sow housing, set new measurable targets for transitioning to such pork, and regularly disclose its progress.

___________________________________________________

1 https://www.fairr.org/policy/issue-briefings/gestation-crates

2 https://cagefreelaws.com/

BOARD OF DIRECTORS’ RESPONSE

The Board recommends a vote AGAINST this proposal.

The Board of Directors has carefully considered this proposal and has determined that it is not in the best interests of Darden or its shareholders.

Darden remains committed to the humane treatment of animals, as demonstrated by its existing disclosures, policies, practices and standards.

We believe that we have a responsibility to ensure that animals are treated with respect and care in the process of providing nutritious food that is served in our restaurants. A key tenet of our approach to animal welfare is working with supply chain partners who are committed to the improvement of animal welfare. We expect suppliers to share our aspiration for care throughout the lifetime of the farm animal because we believe it is the right way to do business.

Since 2016, Darden has worked to increase the amount of pork it purchases from suppliers that utilize group housing for pregnant sows, as defined by the American Association for Swine Veterinarians (AASV). To achieve this objective:

•
we regularly engage with our own suppliers and with industry groups such as the National Pork Producers Council to understand the perspectives and plans of our suppliers and the wider pork producing industry;

2024 Proxy Statement 47

•
we rely on the expertise of our Animal Welfare Council, a cross-functional group of animal welfare experts including leading academics and industry experts engaged by Darden to provide guidance to our management teams so that our animal welfare programs are informed by an understanding of the best available science and industry-wide best practices., including developments in outcomes measurement and reporting;
•
when making purchasing decisions for pork, we give preference to suppliers who can make pork raised in group housing available that meets our quality, safety and price specifications; and
•
we commit to reporting our progress annually.

In 2023, we disclosed that approximately 54% of all pork purchased by Darden was from suppliers with group housing for sows. In 2022, that figure was approximately 33%. We expect to report our fiscal 2024 progress in our new Darden sustainability Impact Report that we will release on our www.darden.com website in August 2024. We are committed to updating our progress annually.

And as evidenced by our reporting, we have been able to make progress without a time-bound commitment. We do not believe at this time that supply chain conditions exist to allow us to forecast a timeline to be able to source all pork from suppliers using only pork raised in group housing systems. Unlike some quick-service restaurant operators cited by the proponents, Darden operates nine distinctive full-service dining brands, each with widely different menus, guest profiles and price tolerances. As a result, we source a wide range of pork items for these multiple menus. For some of the pork products that we source, supply raised in group housing may be available, but only at a significant price premium. For other pork products, the supply from group housing sources either is unavailable or does not meet our culinary specifications. And for some items, supply raised in group housing makes up a portion of the supplier’s production, but those animals are not segregated during processing, so we cannot identify the group housed pork in the same manner that the proponents request.

Darden will continue to work toward the goal of sourcing pork that meets our culinary specifications, high quality standards and accessible pricing from suppliers with group housing systems for sows. We will continue to be transparent and report out progress to stakeholders annually. However, Darden is not willing to set time-bounds goals if we do not have a roadmap for how and when they can be achieved. We believe that the commitments requested in this proposal could negatively impact (a) the cost or quality of the products we serve to our guests and/or (b) the reliability of our supply chain, which would be in direct conflict with our fiduciary responsibility to our shareholders.

×	The Board of Directors therefore recommends a vote AGAINST this proposal

48 Darden Restaurants, Inc.

Proposal 7

Shareholder Proposal Requesting

the Company Require Suppliers to Comply with WHO Guidelines for Antimicrobials for Food-Producing Animals in the Supply Chain

The Shareholder Commons as representative of Mercy Investment Services, Inc. (“Mercy”), 2039 North Geyer Road, St. Louis, MO 63131, have notified us that Mercy intends to present the following proposal for consideration at the Annual Meeting. As of April 8, 2024, Mercy beneficially owned for at least three years shares of the Company’s common stock worth at least $2,000. In accordance with federal securities regulations, we have included the text of the proposal and supporting statement exactly as submitted by Mercy. We are not responsible for the content of the proposal and the supporting statement or any inaccuracies they may contain.

Mercy’s Proposal

Comply with Expert Guidelines on Antimicrobial Use

RESOLVED, shareholders ask that the board of directors institute a policy that the Company (“Darden”) comply with World Health Organization (“WHO”) Guidelines on Use of Medically Important Antimicrobials in Food-Producing Animals (“WHO Guidelines”)1 throughout Darden’s supply chains.

SUPPORTING STATEMENT: Darden is the largest restaurant operator in the U.S. full-service space; its policies thus have tremendous influence on the overall market. Regarding “medically important antibiotics,” Darden says “most” of its vertically integrated broiler chicken suppliers are “compliant with guidance from the WHO,” without specifying what proportion are non-compliant. Darden only requires compliance with FDA guidelines for its suppliers’ antimicrobial use in other terrestrial animals, and discloses no requirements for its seafood suppliers,2 which account for 10 percent of its meat inputs.3

Antibiotics overuse is known to exacerbate antimicrobial resistance (“AMR”), which the WHO describes as “one of the top 10 global public health threats facing humanity.”4 AMR poses a systemic threat to public health and the economy. When the efficacy and availability of life-saving drugs are compromised, the entire economy suffers. And when the economy suffers, investors lose. By 2050, AMR could cause $100 trillion in lost global production,5 thus lowering the economy’s intrinsic value.

Darden’s policies deviate from the WHO Guidelines, which recommend “an overall reduction in use of all classes of medically important antimicrobials in food-producing animals” and provide evidence-based recommendations and best practices. Darden’s policy of mere compliance with FDA requirements will not sufficiently curb injudicious use of antibiotics in food animals.6

2024 Proxy Statement 49

As a Darden competitor explained, robust AMR protections raise “[t]he challenge of individual costs and widely distributed societal benefits.”7 But for diversified investors, the portfolio-wide costs associated with AMR are paramount.

Darden’s decision not to prioritize broad AMR risks does not account for its diversified owners’ interests in optimizing public health, the economy, and their long-term portfolio returns. By engaging meat suppliers that use medically important drugs beyond WHO Guidelines, Darden adds to the economic threat AMR poses to its diversified shareholders: reducing the economy’s intrinsic value will directly reduce diversified portfolios’ long-term returns.8 Darden’s profit gain that comes at the expense of public health is a bad trade for Darden’s diversified shareholders, who rely on broad economic growth to achieve their financial objectives.

By changing its policies and adhering to the WHO Guidelines, Darden could save lives, contribute to a more resilient economy, and protect its diversified investors’ portfolios.

1 https://apps.who.int/iris/bitstream/handle/10665/258970/9789241550130-eng.pdf

2 https://www.darden.com/our-impact/communities/sustainability/caring-for-farm-animals

3 https://www.darden.com/our-impact/communities/sustainability/food-principles

4 https://www.who.int/news-room/fact-sheets/detail/antimicrobial-resistance

5 https://amr-review.org/sites/default/files/160518_Final%20paper_with%20cover.pdf, p.1

6 https://www.pewtrusts.org/en/research-and-analysis/articles/2021/01/27/fda-proposal-will-not-sufficiently-curb-injudicious-use- of-antibiotics-in-food-animals

7 https://www.yum.com/wps/wcm/connect/yumbrands/41a69d9d-5f66-4a68-bdee- e60d138bd741/Antimicrobial+Resistance+Report+2021+11-4+-+final.pdf?MOD=AJPERES&CVID=nPMkceo, p.14

8 https://www.unepfi.org/fileadmin/documents/universal_ownership_full.pdf

Please vote for: Comply with Expert Guidelines on Antimicrobial Use

BOARD OF DIRECTORS’ RESPONSE

The Board of Directors has carefully considered this proposal and has determined that it is not in the best interests of Darden or its shareholders.

Darden remains committed to the humane treatment of animals, including the responsible use of antibiotics.

We believe that we have a responsibility to ensure that animals are treated with respect and care in the process of providing nutritious food that is served in our restaurants. A key tenet of our approach to animal welfare is working with supply chain partners who are committed to high standards for animal welfare. We expect suppliers to share our aspiration for care throughout the lifetime of the farm animal because we believe it is the right way to do business. Responsible use of antibiotics to prevent transmission of or treat diseases in farm animals is necessary to ensure one of the “Five Freedoms” of animal welfare upon which our Animal Welfare Policy is based: “Freedom from pain, injury or disease.”

Darden requires its suppliers to comply with the United States Food and Drug Administration (“FDA”) guidelines which recommend that antibiotics that are important in human medicine no longer be

50 Darden Restaurants, Inc.

used with farm animals for growth purposes, and shared-class antibiotics (i.e., those used by both humans and animals) only be used to treat, prevent and control disease in farm animals under the supervision of a veterinarian. We have and will continue to monitor compliance with this requirement so that our land-based protein supply meets these guidelines.

Darden is guided by our Animal Welfare Council and we engage with our suppliers and industry groups to support responsible management of antibiotics use in farm animals.

In 2019, Darden convened an Animal Welfare Council, a cross-functional group of animal welfare experts including leading academics and industry experts engaged by Darden to provide guidance to our management teams so that our animal welfare programs are informed by an understanding of the best available science and industry-wide best practices, including in the area of antibiotics usage.

Darden operates nine distinctive full-service dining brands, each with different menus, guest profiles and price tolerances. As a result, we have a very broad and diverse supply chain, especially compared to the quick-service restaurant cited as a “competitor” in the Mercy proposal. As a full-service dining company, our guests’ expectations for quality, safety and price cannot be compared reasonably to quick-service restaurants. Darden buys food products from over 1500 suppliers from over 35 countries. Because of the diversity of our supply chain, Darden needs to assess impacts of any company-wide policy on a much wider and deeper variety of suppliers than quick-serve restaurant operators or even single brand full-service restaurant operators.

As a result, we focus our review and evaluation of policies like responsible antibiotic usage on a commodity-by-commodity basis. For example, during fiscal 2023 and fiscal 2024, our Sustainability and Supply Chain teams engaged with and surveyed our broiler chicken suppliers on their use of medically important antibiotics. We found that all of Darden's vertically integrated broiler chicken suppliers are compliant with FDA guidance for use of medically important antibiotics and most were also in compliance with the WHO guidance.

Darden believes that antibiotics can be an effective tool in supporting health and reducing suffering for animals, and their use must be balanced with concerns for human health. Darden will do our part to help preserve antibiotic effectiveness for future generations by working together with the various protein industry groups and in consultation with our supply chain partners, and in consultation with our Animal Welfare Council to understand and manage these important interdependencies and promote responsible use strategies. At this time, Darden will continue to require our suppliers to follow the FDA guidelines and its recommended practices regarding antimicrobials. Our management, together with our Animal Welfare Council and under the risk management oversight of the Nominating and Governance Committee of the Board of Directors, believes that our current responsible use of antibiotics policy and ongoing activities in the protein supply industries and in our supply chain demonstrate reasonable and responsible management of these risks.

×	The Board of Directors therefore recommends a vote AGAINST this proposal

2024 Proxy Statement 51

Proposal 8

Shareholder Proposal Requesting

the Company Issue a Report on if and how it will Reduce Greenhouse Gas Emissions in Alignment with the Paris Agreement's 1.5 Degree Goal

The Sisters of the Order of St. Dominic-Grand Rapids (the “Dominican Sisters”), 111 Lakeside Dr., Grand Rapids, MI 49503, have notified us that the Dominican Sisters intend to present the following proposal for consideration at the Annual Meeting. As of April 8, 2024, The Dominican Sisters beneficially owned for at least three years at least $2,000 in value of our common stock. In accordance with federal securities regulations, we have included the text of the proposal and supporting statement exactly as submitted by the Dominican Sisters. We are not responsible for the content of the proposal and the supporting statement or any inaccuracies they may contain.

The Dominican Sisters’ Proposal

Whereas:

As the world's largest full service restaurant company with more than 1,800 restaurants, Darden Restaurants sources significant volumes of commodities that have high carbon footprints, including palm oil, soy, beef, and pulp/paper, which are also leading drivers of global deforestation. According to the Intergovernmental Panel on Climate Change, agriculture, forestry, and other land use change is responsible for 23 percent of total net anthropogenic greenhouse gas (GHG) emissions, nearly half of which are attributable to deforestation.

In its 10-K, Darden states climate change may adversely affect commodity costs and operating results.1 Darden discloses Scope 1 and Scope 2 GHG emissions for its company owned restaurants. Darden acknowledges that 80% of the company’s Scope 3 emissions are from purchased food, beverage, and packaging (~64% of total GHG footprint by proponent’s calculations).2 The company’s lack of disclosure of a comprehensive strategy to reduce its total contribution to climate change leaves shareholders wondering whether the Company has adequately prepared to mitigate climate-related financial risks.

By contrast, industry peers including Chipotle, Restaurant Brands International3, and Yum! Brands4, following their validated targets through the Science Based Targets Initiative5, have begun disclosing and implementing climate transition action plans to achieve their goals. Recognizing that addressing deforestation is key to their emissions reduction strategy, these companies have prioritized their efforts towards eliminating deforestation in their supply chains. As Darden's forest assessment shows that 20% of its spend on commodities linked to deforestation is unaccounted for and may be at high risk of deforestation, it is important that the company focus efforts in this area.6

As GHG reduction targets, no-deforestation policies, and robust action plans for the largest sources of

52 Darden Restaurants, Inc.

value chain emissions become the industry standard, Darden’s lack thereof lags peer companies that are positioning themselves to address these climate and deforestation risks.

Failure to adopt policies and implement tactics that mitigate climate and deforestation risk may subject Darden to significant systemic and company-specific risks, including restricted market share, supply chain disruption, and reputational risk.

Resolved: Shareholders request that Darden issue a report, by March 31, 2025, at reasonable cost and omitting proprietary information, disclosing if and how the Company intends to reduce its operational and supply chain GHG emissions in alignment with the Paris Agreement's 1.5 degree goal.

Supporting Statement: Proponents suggest, at Board and Company discretion, that the report include:

•
Paris-aligned near- and long-term emissions reduction targets for the Company’s full GHG footprint, taking into consideration approaches used by advisory groups like the Science Based Targets Initiative;
•
a transition plan detailing how the Company intends to achieve such targets, including strategies for mitigating physical and transition climate risks, taking into consideration criteria used by advisory groups such as the Task Force on Climate-related Financial Disclosures, CDP, Transition Plan Taskforce, and the We Mean Business Coalition; and
•
A no-deforestation and no-conversion commitment for all forest risk commodities in the company’s supply chain

1 https://d18rn0p25nwr6d.cloudfront.net/CIK-0000940944/3f53edf9-992a-4247-8bb4-9d668fec652d.pdf

2 https://www.darden.com/our-impact/communities/sustainability/climate-risks

3 https://s26.q4cdn.com/317237604/files/doc_downloads/2023/08/2022-Restaurant-Brands-for-Good-Report.pdf

4 https://www.yum.com/wps/wcm/connect/yumbrands/7792058c-7cd6-4819-b0d0-eee4ffbf1aeb/YSR-30018+R4G+2023+Report_102523.pdf?MOD=AJPERES&CVID=oPUWNC5

5 https://sciencebasedtargets.org/companies-taking-action

6 https://www.darden.com/our-impact/communities/sustainability/climate-risks

Board of Directors' Response:

The Board recommends a vote AGAINST this proposal.

The Board of Directors has carefully considered this proposal and has determined that it is not in the best interest of our shareholders.

Darden has a robust Enterprise Risk Management (ERM) process for strategically identifying, prioritizing, and managing risks to our business, including climate risks, which includes regular and appropriate Board oversight.

The Company’s management maintains a robust enterprise risk management process, guided by oversight of the overall ERM process from the Audit Committee and risk management philosophy direction from the entire Board. The process also includes regular reports by management to the full Board on top risks identified by the process and periodic reports on other risks to relevant Committees of the Board. In the Company’s Corporate Governance Guidelines, oversight of risks relating to climate, environmental and social responsibility are allocated to the Nominating and Governance Committee and the metrics reported by management and monitored by the Board are the source and structure

2024 Proxy Statement 53

for the metrics and data that the Company discloses. This proposal could interfere with the Board’s and Nominating and Governance Committee’s ability to identify and pursue appropriate strategies for managing our climate-relates risks and will not improve our already robust risk management process

Darden pursues continuous improvement in management of the environmental and climate risks resulting from and impacts of our operations and of our supply chain through data-driven, scientifically proven strategies that align with core business priorities.

Darden has a history of taking steps to reduce our impact on the environment across our operations and supply chain without setting quantitative targets of the types requested in this proposal. Some highlights of our actions taken during fiscal 2024 include :

•
Darden is exploring renewable energy procurement to reduce its greenhouse gas emissions impacts. In a pilot program during fiscal 2023, Darden executed contracts for a new renewable energy project to provide power for 79 restaurants from 15 different community solar projects and/or battery storage and Darden continued to evaluate additional opportunities during fiscal 2024.
•
Darden continued pilot testing advanced kitchen equipment in our restaurants to improve energy efficiency and to reduce emissions from our operations.
•
Darden retained a third-party assurance provider during fiscal 2024 and our Scope 1 & 2 GHG emissions disclosure for fiscal 2024 will include third party assurance.
•
Darden has worked with external experts to conduct a TCFD Risk Review during fiscal 2024 and we are preparing to include a summary of those findings in our public disclosure updates during fiscal 2025.

We do not believe this proposal enhances our already successful strategies for evaluating and addressing our climate risks and would require Darden to divert our resources and attention away from our existing processes.

Darden voluntarily reports key climate and environmental impact metrics in the areas of energy usage, water usage, waste management and greenhouse gas emissions from our own operations and, where reliable data is available, from our supply chain.

Darden has publicly reported performance in key environmental focus areas including the greenhouse gas inventory for our operations (Scope 1 and 2) since 2020 in our annual reports on Form 10-K. We have reported key metrics including energy and water usage, waste generation and diversion of food through our Harvest program on our corporate website since 2012 and we update those disclosures annually. We began disclosing estimates for emissions from our supply chain (Scope 3) on our corporate website in 2022. Darden has aligned its disclosures of environmental metrics with guidance from the Sustainability Accounting Standards Board (SASB 2018-10) for the food and beverage sector.

Additionally, Darden will comply with the SEC’s recently adopted climate-related disclosure requirements as and when required. Imposing yet another reporting regime on Darden’s management in addition to its robust voluntary disclosures and required SEC disclosures is not a

54 Darden Restaurants, Inc.

responsible use of Darden’s resources and arguably adds little to no incremental transparency for our stakeholders.

Darden has directly responded to shareholder requests for additional climate and sustainability disclosure as a result of shareholder engagement.

During the first two quarters of fiscal 2024, we engaged with shareholders representing nearly 50% of our outstanding shares on a variety of topics, including specifically GHG emissions and climate and environmental risk evaluation and disclosure. In response to those meetings, we are developing an annual sustainability impact report that we expect to publish in August 2024 and annually thereafter. Our Impact Report will include an overview of the key findings of our TCFD risk review conducted during fiscal 2024 as well as updates to the metrics and disclosure in the areas of GHG emissions, energy use, waste reduction, deforestation risk management and animal welfare oversight among other topics. We believe our Impact Report will provide our stakeholders with the information that is relevant to their understanding of our business without the need for this proposal.

Committing to the requested targets would not benefit shareholders and may put us at a competitive disadvantage.

Darden is committed to maintaining a strong and resilient supply chain while ensuring food safety and quality, caring for farm animals, living by our food principles, and providing our guests with meals at affordable prices. Establishing near – and long-term GHG reduction targets without the fundamental data required to evaluate and understand the impacts to our business would be irresponsible.

Some commodity sectors with significant GHG emissions that make up our Scope 3 emissions do not have definitively established baseline emissions data or technological pathways to reduce emissions. Therefore, the feasibility and financial impacts on Darden to achieve reductions within these sectors are unknown at this time. These sectors must establish credible, science-based baseline measurements for emissions performance before setting quantitative targets for reductions.

Darden is not willing to set public goals if we don’t know how and when they can be achieved or if certain aspects of the achievement of those goals are not without our control. We believe that making commitments that impact our operations without being able to measure the impact on food quality and safety, product availability, and cost would be in direct conflict with our fiduciary responsibility to our shareholders and team members, as well as the value we offer our guests.

Darden is making progress executing strategies to (1) evaluate climate risk to our operations and supply chain with regular and appropriate Board oversight, (2) evaluate and manage the impact of our operations on the environment, including assessing emissions sources and other environmental impacts such as deforestation, from our operations and from our supply chain and (3) to disclose the material data and risk factors about such matters to our shareholders and other stakeholders. Darden will continue to share annual updates on the progress of our sustainability journey on our website at www.darden.com and starting in August 2024, in our new Impact Report.

×	The Board of Directors therefore recommends a vote AGAINST this proposal

2024 Proxy Statement 55

Meetings of the Board of Directors and its Committees

Board of Directors

Meetings. At the 2023 Annual Meeting, the following nine directors were elected to the Company’s Board of Directors: Margaret Shân Atkins, Ricardo Cardenas, Juliana L. Chugg, James P. Fogarty, Cynthia T. Jamison, Nana Mensah, William S. Simon, Charles M. Sonsteby and Timothy J. Wilmott. During the fiscal year ended May 26, 2024, the Board met five times. For the period of his or her Board service in fiscal 2024, each incumbent director attended at least 75 percent of the aggregate of the total number of meetings of the Board and the standing committees on which the director served.

Communications with Board. We believe that communication between the Board, shareholders and other interested parties is an important part of our corporate governance process. To this end, the Board has adopted Shareholder Communication Procedures that are available at www.darden.com under Investors — Governance. In general, shareholders and other interested parties may send communications to the attention of the Board, any individual director or the non-employee directors as a group, through the Chair. Communications may be sent in writing or via email to: Cynthia T. Jamison, Chair, Darden Restaurants, Inc., c/o Matthew R. Broad, Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, 1000 Darden Center Drive, Orlando, Florida 32837, email: boardchair@darden.com.

The Corporate Secretary will act as agent for the Chair in facilitating direct communications to the Board. The Corporate Secretary will review, sort and summarize the communications. The Corporate Secretary will not, however, “filter out” any direct communications from being presented to the Chair without instruction from the Chair, and in such event, any communication that has been filtered out will be made available to any non-employee director who asks to review it. The Corporate Secretary will not make independent decisions with regard to what communications are forwarded to the Chair. The Corporate Secretary will send a reply to the sender of each communication acknowledging receipt of the communication.

Identifying and Evaluating Director Nominees. Our Nominating and Governance Committee has adopted a Director Nomination Protocol that, together with our Bylaws, describes in detail the process we use to fill vacancies and add new members to the Board. The Protocol is available at www.darden.com under Investors — Governance, as Appendix A to the Nominating and Governance Committee charter.

Under the Director Nomination Protocol, in general, while there are no specific minimum qualifications for nominees, any candidate for service on the Board should possess the highest personal and professional ethics and be committed to representing the long-term interests of our shareholders. Director candidates should be committed to our core values (integrity and fairness, respect and caring, inclusion and diversity, always learning – always teaching, being “of service,” teamwork and excellence) and have an inquisitive and objective perspective, practical wisdom, mature judgment and a wide range of experience in the business world. We also will consider the candidate’s independence under applicable NYSE listing standards and our Corporate Governance Guidelines. In identifying and evaluating nominees for the Board, the Board assesses the background of each candidate in a number of different ways including a wide variety of qualifications, attributes and other factors and recognizes that diverse viewpoints and experiences enhance the Board’s effectiveness.

56 Darden Restaurants, Inc.

When reviewing and making initial recommendations on new candidates, the Nominating and Governance Committee considers how each prospective member’s unique background, expertise and experience will contribute to the Board’s overall perspective and ability to govern. In identifying or selecting nominees for the Board, the Company’s Corporate Governance Guidelines and the Director Nomination Protocol provide that the Company seeks Board members who will bring to the Board a deep and wide range of experience in the business world and who have diverse problem-solving talents. We seek people who have demonstrated high achievement in business or another field, so as to enable them to provide strategic support and guidance for the Company. The Company strives to maintain a Board that reflects gender, ethnic, racial and other diversity, and also fosters diversity of thought. Recruiting, hiring and nurturing the careers of women and minorities and increasing the diversity of our suppliers are top priorities, and the Company also intends to maintain the diversity of its Board.

The Nominating and Governance Committee will identify potential candidates to recommend to the full Board and a search firm may be engaged to identify additional candidates and assist with initial screening. The Nominating and Governance Committee will ensure that the initial candidate pool for any vacancy on the Board, including any pool developed by a search firm, will include candidates with diversity of gender, race and/or ethnicity. The Nominating and Governance Committee and the Chair of the Board will perform the initial screening and review the credentials of all candidates to identify candidates that they feel are best qualified to serve. The Chair of the Nominating and Governance Committee, working with the Chair of the Board, will obtain background and reference information, as appropriate, for the candidates under consideration. The Nominating and Governance Committee will review all available information concerning the candidates’ qualifications and, in conjunction with the Chair of the Board, will identify the candidate(s) they feel are best qualified to serve on the Company’s Board. The Chair of the Nominating and Governance Committee, the CEO, and the Chair of the Board (or the Chair of the Board’s delegate from the Board) will meet with the leading candidates to further assess their qualifications and fitness, and to determine their interest in joining the Board. Following the meeting, the Board member participants and the Chair of the Board will make a recommendation concerning the candidate to the Nominating and Governance Committee, which will consider whether to recommend the candidate to the full Board for election.

Director Candidates Recommended by Shareholders. The Nominating and Governance Committee will consider candidates recommended by shareholders. The procedures that shareholders should use to nominate directors are provided in our Bylaws. There are no differences in the manner of evaluation if the nominee is recommended by a shareholder.

Director Attendance at Annual Meeting of Shareholders. Our Corporate Governance Guidelines provide that directors are expected to attend all scheduled Board and committee meetings and the annual meeting of shareholders. Each of the directors standing for reelection this year who was then in office attended the 2023 Annual Meeting.

Board Committees and Their Functions

General. Our Board has four standing committees that operate under charters adopted by the Board: Audit, Compensation, Finance, and Nominating and Governance. Each charter is available at www.darden.com under Investors — Governance. Copies are available in print free of charge to any shareholder upon written request addressed to our Corporate Secretary. Each member of every committee is an independent director as defined in our Corporate Governance Guidelines, the NYSE listing standards and the Exchange Act requirements. All Board committees have the authority to retain outside advisors. Unless otherwise required by applicable laws, regulations or listing standards, all major decisions are considered by the Board as a whole.

2024 Proxy Statement 57

Audit Committee. Our Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee consisted of five members until September 2023, at which time its size reduced to four members. Ms. Jamison served as the Chair at the beginning of fiscal 2024 until she was elected Chair of the Board in September 2023, as which time Ms. Atkins was elected to serve as Chair of the Audit Committee. Ms. Chugg and Messrs. Simon and Sonsteby also served as members of the Committee during fiscal 2024.

The Board has determined that Mses. Atkins and Jamison and Messrs. Simon and Sonsteby are each an “audit committee financial expert” as such term is defined by SEC rules, and therefore possess financial management expertise as required of at least one Audit Committee member by the NYSE listing standards. In addition, the Board has determined that all members of the Audit Committee are financially literate under the NYSE listing standards. The Audit Committee met eight times during fiscal 2024 and has sole responsibility for appointing and terminating our independent registered public accounting firm. The Audit Committee’s primary purpose is to assist the Board in its oversight responsibilities to shareholders, specifically with respect to:

•
The integrity of our financial statements and our internal controls over financial reporting;
•
The qualifications and independence of our independent registered public accounting firm and internal auditing function;
•
The provision of a channel of communication among the Board, the independent auditor, internal audit function, management and other concerned individuals;
•
The assistance to the Board in meeting its fiduciary duties to shareholders and the Company;
•
The performance of our internal audit function and independent registered public accounting firm; and
•
The risks associated with the foregoing.

Some of the Audit Committee’s specific responsibilities include the following:

•
Review and discuss the Company’s unaudited quarterly and audited annual financial statements with management and the independent auditor prior to filing the Company’s Quarterly Reports on Form 10-Q or Annual Report on Form 10-K, respectively;
•
Review with management and the independent auditor the Company’s quarterly and year-end financial results prior to the public release of earnings;
•
Directly appoint, retain, compensate, oversee, evaluate and terminate the Company’s independent auditor;
•
Pre-approve all non-audit services to be performed by the independent auditor, in accordance with the policy regarding such pre-approval adopted by the Audit Committee;
•
At least annually consider the independence of the independent auditor;
•
Oversee the Company’s enterprise risk management process and review and evaluate the policies and practices developed and implemented by management with respect to risk assessment and risk management; and
•
Establish procedures for receipt, retention and treatment of complaints received by the Company on accounting, internal controls over financial reporting or auditing matters, as well as for confidential, anonymous submissions by Company employees of concerns regarding accounting or auditing matters.

Another purpose of our Audit Committee is to furnish the report required by the SEC’s proxy rules that appears below in this Proxy Statement under the heading “Audit Committee Report.”

58 Darden Restaurants, Inc.

Compensation Committee. The Compensation Committee consisted of four members during fiscal 2024: Mr. Fogarty as the Chair and Messrs. Mensah, and Wilmott as members. Ms. Jamison served as the fourth member from the beginning of fiscal 2024 through September 2023, at which time Mr. Simon replaced Ms. Jamison on the Compensation Committee as a member.

The Compensation Committee met five times during fiscal 2024. The primary responsibilities of our Compensation Committee include the following:

•
Annually review and approve corporate goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance in light of those goals and objectives, and make recommendations to the other independent directors who will, together with the Compensation Committee, determine and approve the CEO’s compensation based on this evaluation (the CEO may not be present during any Compensation Committee deliberations or voting with respect to his compensation);
•
Make recommendations to the other independent directors who will, together with the Compensation Committee, review and approve the compensation for employee directors other than the CEO;
•
Periodically, as and when appropriate, recommend to the other independent directors who will, together with the Compensation Committee, review and approve the following as they affect the CEO and other employee directors: (a) any employment agreements and severance arrangements; (b) any change in control agreements and change in control provisions affecting any elements of compensation and benefits; and (c) any special or supplemental compensation and benefits, including supplemental retirement benefits and the perquisites provided during and after employment under a “plan” as defined under Item 402(a)(6)(ii) of the SEC’s Regulation S-K;
•
Review and approve the compensation of and compensation policy for the executive officers and such other employees of the Company and its subsidiaries as directed by the Board, other than the CEO and other employee directors, including but not limited to: (a) the annual base salary level, (b) the annual cash bonus incentive opportunity level under the applicable annual incentive bonus plan, and (c) the long-term incentive opportunity level under the applicable long-term incentive plan for each executive officer (other than the CEO and other employee directors);
•
Periodically, as and when appropriate, review and approve the following as they affect the executive officers other than the CEO and other employee directors: (a) any employment agreements and severance arrangements; (b) any change in control agreements and change in control provisions affecting any elements of compensation and benefits; and (c) any special or supplemental compensation and benefits, including supplemental retirement benefits and the perquisites provided during and after employment under a “plan” as defined under Item 402(a)(6)(ii) of the SEC’s Regulation S-K;
•
Annually review and approve the performance measures and the performance targets for executive officers participating in the Company’s annual incentive bonus plans and long-term incentive plans and certify the performance results under such measures and targets;
•
Determine, amend and monitor compliance with the stock ownership guidelines applicable to executive officers and take actions to address any violation of the stock ownership guidelines;
•
Review and discuss with management the Compensation Discussion and Analysis required to be included in our Proxy Statement and Annual Report on Form 10-K and, based on such review and discussion, make a recommendation to the Board that the Compensation Discussion and Analysis be so included;
•
Prepare a Compensation Committee Report for inclusion in our Proxy Statement and/or annual Form 10-K;

2024 Proxy Statement 59

•
Monitor the Company’s compliance with the requirements under the Sarbanes-Oxley Act of 2002 relating to the participation of directors and officers in the Company’s compensation and employee benefit plans or programs;
•
Oversee the Company’s compliance with SEC rules and regulations regarding shareholder approval of certain executive compensation matters, including advisory votes on executive compensation and the frequency of such votes, and any applicable requirements under NYSE rules that shareholders approve equity compensation plans;
•
Provide recommendations to the Board of Directors on compensation-related proposals to be considered at the Company’s annual meeting, including the frequency of advisory votes on executive compensation;
•
Review and consider the results of any advisory vote on executive compensation and otherwise oversee the Company’s engagement with shareholders on the subject of executive compensation;
•
Review and make recommendations to the Board with respect to adopting, amending and overseeing the policies and practices related to the Company’s recoupment, or the forfeiture by employees, of incentive compensation;
•
Establish, terminate, amend or modify Company’s employee benefit plans or programs; and
•
Provide oversight of the risks associated with the foregoing.

The Compensation Committee may delegate its powers under the Darden Restaurants, Inc. 2015 Omnibus Incentive Plan, as amended (the 2015 Plan), to one or more directors, including a director who is also a senior executive officer of Darden, except that the Compensation Committee may not delegate its powers under the 2015 Plan with regard to our executive officers or directors who are subject to Section 16 of the Exchange Act. Under its charter, the Compensation Committee may delegate any of its administrative responsibilities under our compensation and benefit plans, subject to the applicable rules of the SEC, NYSE and the Internal Revenue Service, to any other person or persons, to the extent permitted by law.

See “Compensation Discussion and Analysis — Process for Determining Fiscal 2024 Executive Compensation — Independent Consultant” for information with regard to the role of consultant in the Compensation Committee’s decision-making process.

Finance Committee. The Finance Committee consisted of four members for most of fiscal 2024: Mr. Mensah as the Chair and Messrs. Fogarty, Sonsteby and Wilmott as members. Ms. Jamison served as a fifth member of the Committee from the beginning of fiscal 2024 until her election as Chair of the Board in September 2024.

The Finance Committee met three times during fiscal 2024. The primary responsibilities of our Finance Committee are to:

•
Review financial policies and performance objectives developed by management pertaining to cash flow, capital spending and finance requirements; cash and debt balances, other key credit metrics, and credit ratings; dividend policy; investment criteria, including capital investment hurdle rates; and financial risk management strategies, including hedging and the use of derivatives;
•
Review significant changes to our capital structure, financial arrangements, capital spending and acquisition and disposition plans and making recommendations as needed to the Board regarding the financial structure, financial condition and financial strategy of the Company including the timing and maturity of debt, terms and interest rates of individual issues; common stock sales, repurchases or splits and any changes in dividends; proposed mergers, acquisitions, divestitures, joint ventures and strategic investments; any material diversification of the Company’s business;

60 Darden Restaurants, Inc.

and authorization for any material prepayment, redemption or repurchase of debt for the purpose of satisfying sinking fund obligations;
•
Review the Company’s proposed annual consolidated budget included in its business plan, recommending such budget to the full Board for approval, and periodically reviewing the Company’s performance against such budget as reasonably required or requested by the Board;
•
Review material banking relationships and lines of credit;
•
Review the adequacy of the insurance coverage on the Company’s assets;
•
Review, to the extent material, the financial impact to the Company of existing and proposed compensation and employee benefit programs; and
•
Periodically assess the effectiveness of the Company’s investor relations program and its interaction with the research analyst community.

Nominating and Governance Committee. The Nominating and Governance Committee consisted of four members until September 2023, at which time its size reduced to three members. Mr. Simon served as the Chair at the beginning of fiscal 2024 until September 2023, as which time Ms. Chugg was elected to serve as Chair of the Committee. and Mr. Simon left the Committee. Ms. Atkins and Mr. Sonsteby also served as members during fiscal 2024.

The Nominating and Governance Committee met five times during fiscal 2024. The primary responsibilities of the Nominating and Governance Committee are to:

•
Identify individuals qualified to become Board members, consistent with criteria approved by the Board, and select, or recommend that the Board select, the director nominees for the next annual meeting of shareholders, or in the case of a vacancy on the Board, recommend an individual to fill such vacancy;
•
Review and recommend to the Board the appropriate organizational and board leadership structure;
•
Review the adequacy of our corporate governance principles on a regular basis;
•
Develop and recommend to the Board a set of corporate governance guidelines applicable to the Company;
•
Review the Company’s stock ownership guidelines for non-employee directors, recommend to the Board revisions to such guidelines as it deems desirable or appropriate, and monitor compliance with such guidelines;
•
Oversee the Board’s self-evaluation process, and provide the Board advice regarding Board succession;
•
Review each director’s time commitments, considering other public company board memberships and leadership roles, and determine whether or not each director has adequate time to commit to their responsibilities as a director;
•
Recommend to the Board the membership for each Board committee and any changes to the Board’s committee structure as it deems advisable;
•
Review the Company’s compliance with SEC and NYSE rules and other applicable legal or regulatory requirements pertaining to corporate governance; and
•
Provide oversight of the risks associated with the foregoing.

2024 Proxy Statement 61

Among the Nominating and Governance Committee’s other specific duties, it also is responsible for:

•
Reviewing resignations tendered by a director if, in an uncontested election, the director does not receive the vote of at least a majority of the votes cast at any meeting for the election of directors, and recommending to the Board whether to accept or reject the tendered resignation, or whether other action should be taken;
•
Reviewing and assessing the Company’s climate, environmental and social responsibility policies, goals and programs and making recommendations to management based on such review and assessment; and
•
Making recommendations to the other independent directors who will, together with the Nominating and Governance Committee, determine and approve the compensation for the non-employee independent directors.

The Nominating and Governance Committee has adopted a Director Nomination Protocol that, together with our Bylaws, describes the process by which we intend to fill vacancies and add new members to the Board. The Protocol is described in more detail above under the subheading “Board of Directors — Identifying and Evaluating Director Nominees.” The Nominating and Governance Committee also considers questions of possible conflicts of interest involving our directors and our senior executive officers and recommends to the Board those directors determined to satisfy the requirements for “independence” as set forth in our Corporate Governance Guidelines and the NYSE listing standards.

62 Darden Restaurants, Inc.

Director Compensation

Compensation of Non-Employee Directors

The terms of the Director Compensation Program apply to all directors who are elected to the Board and are not employees of the Company or any of its subsidiaries. Directors who also are our employees do not receive additional compensation for serving on the Board. Shares for equity awards pursuant to the Director Compensation Program are drawn from our shareholder-approved equity compensation plan in effect at the time and pursuant to which we are authorized to grant share-based awards to directors. Currently, grants of share-based awards to directors are made from the 2015 Plan. All of our non-employee directors except Mr. Lee, who served as Executive Chairman of the Board until his retirement from the Board in September 2023 have been determined by the Board to be independent under applicable NYSE listings standards and our Corporate Governance Guidelines. Mr. Lee was considered “not independent” due to his previous employment as an executive officer of the Company.

Our Nominating and Governance Committee periodically reviews our Director Compensation Program and recommends any changes to the Board for approval. The Nominating and Governance Committee acts with the assistance of Pearl Meyer and Partners, the Board’s independent compensation consultant. Pearl Meyer and Partners provides market data on director compensation programs at comparable companies, including companies in the peer groups described in the “Compensation Discussion and Analysis.”

Current Director Compensation Program

Our current Director Compensation Program, which has been in effect since September 2023, is set forth below.

Directors receive the following compensation amounts in accordance with each of the roles in which they serve on the Board:

All directors:	An annual cash retainer of $100,000.

An annual equity grant, which will be paid 100 percent in the form of restricted stock units (RSUs) and will have a fair market value of $175,000 at the date of grant.

Committee Chairs:	An annual cash retainer of:

Audit	$35,000

Compensation	$25,000

Nominating and Governance	$20,000

Finance	$15,000

Committee Members:	An annual cash retainer of:

Audit	$17,500

Compensation	$12,500

Nominating and Governance	$10,000

Finance	$7,500

Lead Independent Director:	An annual equity grant, which will be paid 100 percent in the form of RSUs and will have a fair market value of $60,000 at the date of grant.

Chair of the Board:	An annual cash retainer of $50,000.
An annual equity grant, which will be paid 100 percent in the form of RSUs and will have a fair market value of $100,000 at the date of grant.

2024 Proxy Statement 63

The annual cash retainers are due and paid quarterly, in arrears, unless the director elects to defer the payment. Directors may elect to receive, in lieu of their cash compensation, immediately vested RSUs of equal value to the foregone cash fees. If the director chooses to defer payment by receiving RSUs, he or she will receive dividend equivalents on such RSUs.

For the annual equity grant delivered in RSUs, the number of RSUs received equals the award value divided by the fair market value of our common stock on the date of grant. The RSUs vest on the earlier of (i) the first anniversary of the grant date or (ii) the date of the next annual meeting of shareholders. A director may elect to defer receipt of these RSUs until completion of Board service. Directors receive dividend equivalents on the RSUs to the extent the RSUs vest. The annual cash retainers and equity grants are pro-rated for directors who serve only a portion of the fiscal year.

Each of our directors is required to own the Company’s common shares with a value of at least five times the annual Board cash retainer, with a mandatory hold on all shares until the ownership guideline is achieved. However, the directors may sell enough shares to pay taxes in connection with their awards, even if the ownership guideline has not yet been achieved. As of May 26, 2024, all of the directors were in compliance with the stock ownership guidelines.

The Company reimburses directors for travel to Board meetings and related expenses, and for costs incurred in connection with attending continuing education programs. In addition, the Company provides a dining benefit to our directors because we believe it is important for our directors to experience dining in our restaurants in order to better perform their duties to our Company.

Fiscal 2024 Compensation of Non-Employee Directors

The table below sets forth, for each person who served as a non-employee director during fiscal 2024, the amount of fees earned or paid in cash, stock awards granted and all other compensation for his or her service in fiscal 2024. Fees earned that were paid in the form of RSUs are detailed in the notes to the table.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation ($)	All Other Compensation ($)(3)	Total ($)

M. Shân Atkins	137,953	175,018	—	—	—	63,540	376,512
Juliana L. Chugg	130,495	175,018	—	—	—	16,496	322,008
James P. Fogarty	130,934	175,018	—	—	—	59,502	365,454
Cynthia T. Jamison	150,000	275,006	—	—	—	73,612	498,618
Eugene I. Lee, Jr. (4)	29,753	—	—	—	—	13,545	43,298
Nana Mensah	125,934	175,018	—	—	—	36,299	337,251
William S. Simon	132,514	175,018	—	—	—	6,022	313,554
Charles M. Sonsteby	133,434	175,018	—	—	—	90,661	399,113
Timothy J. Wilmott	118,434	175,018	—	—	—	55,198	348,650

(1)
Includes all fees earned, including annual Board retainer, committee chair retainers and committee member retainers.

The annual retainers were payable pro rata at the end of each fiscal quarter and the amounts shown may have been delivered as cash or RSUs. The RSUs granted in lieu of cash fees are immediately vested, however the settlement of the RSUs may be deferred. Amounts received as RSUs in lieu of cash fees were as follows: Ms. Chugg, 830 units with a market value of $130,233; Mr. Sonsteby, 51 units with a market value of $7,956; Mr. Wilmott, 753 units with a market value of $118,141. The number of units delivered is based on the amount of compensation earned divided by the closing price for our common stock on the NYSE on the grant date.

64 Darden Restaurants, Inc.

(2)
Amounts in this column represent the grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (ASC Topic 718) for fiscal 2024. The stock award is delivered in RSUs which vest on the earlier of (i) the first anniversary of the grant date or (ii) the date of the next annual meeting of shareholders. Ms. Jamison, as Chair of the Board, received an annual RSU award of 1,840 units on September 20, 2023 with a fair market value of $275,006 based on the closing price of our common stock ($149.46) on the NYSE on September 20, 2023. All other directors received an annual RSU award of 1,171 units on September 20, 2023 with a fair market value of $175,018 based on the closing price of our common stock ($149.46) on the NYSE on September 20, 2023. Mss. Atkins and Jamison and Mr. Wilmott chose to defer the settlement date for issuance of stock under these RSUs.

The aggregate number of shares subject to outstanding stock-based awards as of May 26, 2024 for each director is provided in the table below:

	Outstanding Awards

Name	Stock Options	Restricted Stock Units

M. Shân Atkins	—	13,297
James P. Fogarty	—	7,961
Juliana L. Chugg	—	4,851
Cynthia T. Jamison	—	15,888
Nana Mensah	—	6,949
William S. Simon	—	1,171
Charles M. Sonsteby	—	18,488
Timothy J. Wilmott	—	12,181

(3)
The amounts in the column reflect the dividend equivalents earned in fiscal 2024 for Deferred Stock Units and for Restricted Stock Units that vested in fiscal 2024. Mr. Fogarty earned $23,922.46, Messrs. Mensah, and Simon each earned $6,022 and Mr. Lee earned $13,545 of dividend equivalents for Restricted Stock Units that vested in fiscal 2024. In addition, the following directors earned dividend equivalents on deferred stock units in fiscal 2024: Mr. Fogarty $35,580, Mr. Sonsteby $90,661, Ms. Atkins $63,540, Ms. Jamison $73,612, Mr. Mensah $30,277, Mr. Wilmott $55,198, Ms. Chugg $16,496. The Company provides a dining benefit to our directors to experience dining in our restaurants. This benefit does not appear in the Director Compensation Table because the value did not meet the minimum disclosure requirements established by the SEC.
(4)
Reflects Mr. Lee’s compensation as a non-employee director and Executive Chairman of the Board through his retirement from the Board in September 2023.

2024 Proxy Statement 65

Stock Ownership of Management

This table shows the beneficial ownership of our common shares as of May 26, 2024 by our directors, director nominees, executive officers named in the Summary Compensation Table, and all of our directors and executive officers as a group. Under applicable SEC rules, the definition of beneficial ownership for purposes of this table includes shares over which a person has sole or shared voting power, or sole or shared power to invest or dispose of the shares, whether or not a person has any economic interest in the shares, and also includes shares for which the person has the right to acquire beneficial ownership within 60 days of May 26, 2024. Except as otherwise indicated, a person has sole voting and investment power with respect to the common shares beneficially owned by that person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Shares(1)		Common Shares Beneficially Owned as Percent of Common Shares Outstanding(2)

M. Shân Atkins	14,240		*
Matthew R. Broad	45,051		*
Todd A. Burrowes	81,433		*
Ricardo Cardenas	143,796		*
Juliana L. Chugg	5,605		*
James P. Fogarty	31,005		*
Cynthia T. Jamison	21,009		*
Daniel J. Kiernan	70,847	(3)	*
Nana Mensah	5,788		*
William S. Simon	6,281		*
Charles M. Sonsteby	42,682		*
Rajesh Vennam	14,459		*
Timothy J. Wilmott	38,104		*
All directors and executive officers as a group (20 persons)	687,200		*

* Less than one percent.

(1)
Includes common shares subject to stock options exercisable within 60 days of May 26, 2024, as follows: Mr. Burrowes, 35,294; Mr. Cardenas, 92,189; Mr. Kiernan, 49,274; Mr. Broad, 25,868; Mr. Vennam, 8,374; and all directors and executive officers, including spouses, as a group, 328,070 shares.

Includes RSUs awarded to directors that will settle in stock and that are vested or will vest within 60 days of May 26, 2024, as follows: Ms. Atkins, 12,126; Ms. Chugg, 3,680; Mr. Fogarty, 6,790; Ms. Jamison, 14,048; Mr. Mensah, 5,778; Mr. Sonsteby, 17,317; Mr. Wilmott, 11,010.

(2)
For any individual or group, the percentages are calculated by dividing (a) the number of shares beneficially owned by that individual or group, which includes shares underlying options exercisable within 60 days and RSUs and PSUs settled in stock described in footnote 1 above, by (b) the sum of (i) the number of shares outstanding on May 26, 2024, plus (ii) the number of shares underlying options exercisable within 60 days and RSUs and PSUs described in footnote 1 above held by just that individual or group.
(3)
Includes 104 shares held by Mr. Kiernan’s spouse. Mr. Kiernan disclaims beneficial ownership of his spouse’s shares.

66 Darden Restaurants, Inc.

Employee, Officer and Director Hedging

Under the terms of the Company’s Insider Trading Policy, no officer, employee or member of the Board of Directors of the Company should engage in short-term or speculative transactions in the Company’s securities. Short sales and transactions in publicly traded puts, calls or other derivative securities based on the Company’s securities are prohibited for all employees, officers, and members of the Board of Directors. Insiders, including the Company’s Board of Directors, executive officers and certain other employees designated by the General Counsel from time to time, are also prohibited from all other hedging transactions and are prohibited from pledging Company securities or holding such securities in a margin account. The full terms of the Company’s Insider Trading Policy are available on our website at www.darden.com.

2024 Proxy Statement 67

Stock Ownership of Principal Shareholders

This table shows all shareholders that we know to beneficially own more than five percent of our outstanding common shares as of May 26, 2024. As indicated in the footnotes, we have based this information on reports filed by these shareholders with us and with the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)

Capital World Investors	16,462,879	(3)	13.85%
333 South Hope Street, 55th Fl.
Los Angeles, CA 90071

The Vanguard Group, Inc.	13,985,178	(4)	11.77%
100 Vanguard Blvd.
Malvern, PA 19355

Capital International Investors	9,541,212	(5)	8.03%
333 South Hope Street, 55th Fl.
Los Angeles, CA 90071

BlackRock, Inc.	8,327,417	(6)	7.01%
40 East 52nd Street
New York, NY 10022

(1)
“Beneficial ownership” is defined under the SEC rules to mean more than ownership in the usual sense. Under applicable rules, you beneficially own our common shares not only if you hold them directly, but also if you indirectly (such as through a relationship, a position as a director or trustee, or a contract or understanding) have or share the power to vote, sell or acquire them within 60 days.
(2)
The figures reported are expressed as a percentage of the total of 118,862,950 common shares outstanding on May 26, 2024.
(3)
Based on a Schedule 13G/A filed February 9, 2024, as of December 31, 2023, Capital World Investors beneficially owned an aggregate of 16,462,879 shares, and had sole power to vote 16,382,029 shares and sole dispositive power over 16,462,879 shares.
(4)
Based on a Schedule 13G/A filed February 13, 2024, as of December 31, 2023, The Vanguard Group, Inc. beneficially owned an aggregate of 13,985,178 shares and had sole power to vote 0 shares, shared voting power to vote 151,866 shares, sole dispositive power over 13,470,214 shares and shared dispositive power over 514,964 shares.
(5)
Based on a Schedule 13G/A filed February 9, 2024, as of December 31, 2023, Capital International Investors beneficially owned an aggregate of 9,541,212 shares, and had sole power to vote 9,464,314 shares and sole dispositive power over 9,541,212 shares.
(6)
Based on a Schedule 13G/A filed January 29, 2024, as of December 31, 2023, BlackRock, Inc. beneficially owned an aggregate of 8,327,417 shares, and had sole power to vote 7,523,336 shares and sole dispositive power over 8,327,417 shares.

68 Darden Restaurants, Inc.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) provides information on our executive compensation program and aligns with the amounts shown in the executive compensation tables that follow. This CD&A covers the compensation of our NEOs, who are the five executive officers named below, all of whom serve as executive officers of the Company as of the date of this Proxy Statement.

Name	Position with Company at Fiscal 2024 Year-End
Ricardo Cardenas	President and Chief Executive Officer
Rajesh Vennam	Senior Vice President, Chief Financial Officer
Todd A. Burrowes	President, LongHorn Steakhouse*
Daniel J. Kiernan	President, Olive Garden
Matthew R. Broad	Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

*Mr. Burrowes was elected to the role of President of Business Development effective May 27, 2024, the start of the Company's fiscal 2025.

Introduction

The Compensation Committee believes that our success depends in large measure on our ability to attract and retain highly qualified leaders who are motivated to serve with purpose on behalf of our Company, our team members and our stakeholders. During fiscal 2024, Darden’s management demonstrated excellence in execution as we proved the strength of our competitive advantages.

2024 Proxy Statement 69

Executive Summary

During fiscal 2024, our business continued to grow and perform at a steady pace, with results well in alignment with Darden’s long-term framework. We opened new restaurants, grew sales across the brand portfolio and continued to benefit from our robust strategic planning and other strategic advantages. Our strong financial performance reflected the dedication and experience of our restaurant teams and the tenacious leadership of our executive team, despite an unpredictable continued inflationary environment. Our fiscal 2024 pay outcomes reward that excellent performance.

Fiscal 2024 Compensation and Performance Highlights Included

People Highlights:

•
Our extensive training programs facilitated career advancement for our restaurant team members. In fiscal 2024, we promoted over 1,100 hourly team members into our Manager-in-Training program.
•
We regularly invest in comprehensive benefits that allow our team members to be at their best. In fiscal 2024, we invested an additional $3 million to reduce or keep flat medical insurance premiums our hourly team members pay.

Compensation Highlights for Fiscal 2024:

•
Continued the annual incentive plan design adopted in fiscal 2023, with a single performance period and separate metrics for Darden (30% same-restaurant sales (SRS), 70% EPS) and specific Brands (30% SRS, 70% Operating Income).
•
Continued the long-term incentive award mix (25% RSUs, 25% Options and 50% PSUs), and made no changes to award designs.

➢ Our strong performance and stable performance-based plan design resulted in the following strong compensation program results commensurate with our performance:

•
Darden payout under the annual incentive plan at 108% of target (ranging between 108-170% of target for the NEOs)
•
Payout on the PSUs granted in fiscal 2022 at 133% of target
•
RSUs and Stock Options increased in value commensurate with the increase in shareholder value
Financial highlights for fiscal 2024:
$8.53 Diluted net EPS

Achieved record sales of $11.4 billion for the fiscal year

Opened 37 net new restaurants, plus added a net of 80 Ruth's Chris company owned and operated restaurants

Darden same-restaurant sales grew 1.6% during fiscal 2024[1]

Achieved 14.2% TSR for fiscal 2024
(1) SRS growth excludes Ruth's Chris

70 Darden Restaurants, Inc.

Process for Determining Executive Compensation

The Compensation Committee is responsible for approving the Company’s executive compensation structure and resulting pay outcomes for our named executive officers. It is the intent of the Compensation Committee that pay outcomes for the named executive officers clearly demonstrate our commitment to linking pay outcomes to business results and shareholder value creation, with a focus on retaining our senior executives and engaging our leadership team during a continued challenging operating environment for our industry as a result of continuing inflation and supply chain challenges during fiscal 2024. The Compensation Committee is responsible for (a) the design of executive compensation structure and programs and (b) approving rigorous goals, evaluating results and determining payouts with respect to the Company’s annual and long-term incentives. The Compensation Committee considers multiple sources of data and information when determining the structure, programs and resulting pay outcomes, including shareholder feedback solicited by management during shareholder engagement meetings.

Executive Pay Governance

The Compensation Committee continues its commitment to sound overall governance of executive compensation by adhering to the following practices:

What we do:	What we don’t do:
• Fully independent Compensation Committee	• No guaranteed bonuses
• Independent executive compensation consultant	• No excise tax gross ups
• Majority of our target pay opportunity for our NEOs is in the form of “at risk” incentives	• No option repricing
• Annual incentives have multiple performance measures and capped payouts to mitigate risk	• No dividends paid on unvested long-term incentives
• Long-term incentives granted in multiple award types to achieve multiple objectives	• No hedging, pledging or short sales of Company securities by officers or directors (more details on these policies under Employee, Officer and Director Hedging, above)
• Clawback policy to require us to recover incentive compensation in the event of a financial restatement regardless of fraud or misconduct	• No excessive perks
• Robust executive officer and outside director stock ownership requirements with mandatory holding requirements until requirements are met	• No automatic single-trigger change in control payments
• Minimum three-year vesting period on annual equity awards	• No executive officer employment agreements
• Regular shareholder engagement process

Independent Consultant

Pearl Meyer and Partners (Pearl Meyer) has served as the independent consultant to the Compensation Committee since fiscal 2015. In selecting Pearl Meyer, the Compensation Committee considered the independence factors prescribed by the SEC and the NYSE and concluded that Pearl Meyer was independent and that its work did not raise any conflict of interest. In its role as independent consultant, Pearl Meyer reports to, and is directed by, the Compensation Committee. The primary services provided by the consultant are expected to include assisting with peer group review, periodic competitive market studies, periodic review and advice regarding variable pay

2024 Proxy Statement 71

program designs and executive compensation policies, updates on emerging practices and trends, and attendance at Compensation Committee meetings. The Compensation Committee conducts an annual performance evaluation of the independent consultant.

Compensation Peer Group

The Compensation Committee periodically reviews the pay levels and practices of peer companies in order to assess the competitive positioning of Darden’s pay levels and plan designs. After a thorough review of the peer group and the retail, restaurant and hospitality industries, in December 2023, Pearl Meyer recommended, and the Compensation Committee decided, to maintain the same executive compensation peer group for fiscal 2024 as for fiscal 2023:

FY 2024 Peer Group
Advance Auto Parts, Inc.	Hilton Worldwide Holdings Inc.
Aramark Corporation	Marriott International, Inc.
AutoZone, Inc.	O’Reilly Automotive, Inc.
Bath & Body Works, Inc.	Restaurant Brands International, Inc.
Burlington Stores, Inc.	Ross Stores, Inc.
Carnival Corporation & plc	Royal Caribbean Cruises Ltd.
Chipotle Mexican Grille, Inc.	Tractor Supply Company
Dick’s Sporting Goods, Inc.	Ulta Beauty, Inc.
Domino’s Pizza, Inc.	Yum! Brands, Inc.

This peer group consists of 18 companies in the restaurant, retail and hospitality industries with financial characteristics within a tight range of the Company’s own characteristics, including more peers that are members of the S&P 500. Our peer group reflected a median market capitalization of $21.3 billion and corporate revenue of $10.7 billion, each as of November 2023.

The peer group extends beyond restaurant operators because there are a limited number of restaurant operators of comparable size to Darden and because the Company competes for talent with, and has some business model similarities to, companies in the retail and hospitality industries and other members of the S&P 500.

72 Darden Restaurants, Inc.

Executive Compensation Philosophy and Strategy

Darden’s executive talent and Total Rewards philosophy remains unchanged and is focused on attracting, motivating and rewarding highly-qualified executives for achieving business results and demonstrating leadership behaviors that drive our results-oriented people culture. We are committed to a pay for performance philosophy that includes high standards of ethical behavior and corporate governance and we structure compensation programs with the following principles in mind:

•
Compensation Design Supports Our Business Strategy and Is Aligned with Shareholders’ Interests – We have designed our Total Rewards program, and our incentive plans in particular, to meet our primary goal of aligning with shareholders; specifically, to drive strong and sustainable sales and earnings growth balanced with prudent capital management to maximize total shareholder return (TSR).
•
Majority of Compensation Is Aligned with Performance – Total direct compensation (salary, annual incentives and long-term incentives) for our NEOs is structured so that more than two-thirds of the total value at target is attributable to Company performance.

The target pay opportunities approved by the Compensation Committee reflect this pay for performance with 89 percent of Mr. Cardenas’ and 76 percent of the other named executive officers’ target total direct compensation tied to performance:

Fiscal 2024 CEO and Other NEO Total Direct Compensation Mix at Target(1)

(1)
Percentages are calculated based on salary and incentive targets in place at fiscal 2024 year end.
(2)
Reflects the average of the NEOs as of the end of fiscal 2024, other than Mr. Cardenas.

2024 Proxy Statement 73

Executive Compensation Program Elements

Our Total Rewards program for NEOs is comprised of base salary, annual incentives, long-term incentives, modest perquisites as well as health and retirement plans available to our U.S. salaried employees.

Base Salary	Paid in cash	Helps to attract and retain highly qualified executives to carry out our strategic objectives.

Annual Incentives	Paid in cash	• Drives Company performance. • Target bonus opportunity set as a percentage of base salary. • Actual payout based on financial performance against pre-established objectives.

Long-Term Incentives	Awarded 25% in Options, 25% in RSUs, 50% in PSUs	• Drives Company performance, aligns interests of executives with those of shareholders. • Retains executives through long-term vesting. • Provides potential wealth accumulation.

Base Salary

We provide competitive base salaries to our NEOs in recognition of their job responsibilities. In addition to external competitive market data (what our peer companies and general industry pay for similar positions), we consider individual work experience, leadership, knowledge, and internal parity among those performing similar jobs when setting salary levels. Annual salary increases are primarily driven by individual performance and contributions while also considering the relative position of the individual’s salary to market data and are reviewed at the June Compensation Committee meeting with any approved increases generally effective in fiscal August.

Named Executive Officer	Base Salary at fiscal 2024 year-end

Ricardo Cardenas	$1,100,000
Rajesh Vennam	$750,000
Todd A. Burrowes	$750,000
Daniel J. Kiernan	$750,000
Matthew R. Broad	$610,000

Annual Incentive Plan

As discussed above, we provided annual cash incentive opportunities to our NEOs for fiscal year 2024 pursuant to the Darden Restaurants, Inc. Annual Incentive Plan adopted effective June 1, 2020. In June 2023, the Compensation Committee set targets and metrics for fiscal 2024. Under the annual incentive plan design, “Target Bonus Opportunity” is determined by multiplying Base Salary Earnings by the Target AIP%. The annual incentive amounts awarded for fiscal 2024 to our NEOs were based on the Target Bonus Opportunity multiplied by the Company or business unit performance rating, per the following formula approved by the Compensation Committee:

Base Salary Earnings	x	Target AIP%	x	Company Performance Rating

74 Darden Restaurants, Inc.

Rigorous Goal Setting

The Company maintains a rigorous annual business planning and long-term strategic planning process that we consider one of our key competitive advantages. The core financial objective of these plans is to achieve long-term total shareholder returns for our shareholders of 10 to 15 percent, as reflected in our long-term value creation framework. The Company’s management creates the annual business plan in consultation with the Board and reports on progress with respect to the plan throughout the year. The annual business plan includes specific measurable goals for all key measures that the Company and the Board believes are necessary in order to achieve that long-term objective and the Compensation Committee sets performance measures under the annual incentive plan based upon the goals set out in these business plans.

One of Company’s key compensation performance metrics is same-restaurant sales growth. Same-restaurant sales growth is a year-over-year comparison of each period’s sales volumes for restaurants open at least 16 months. Same-restaurant sales growth is a key one-year indicator of performance in our industry (and does not take into account the sales from new restaurants opened or acquired during the fiscal year). The Company’s long-term value creation framework includes an annual target, over time, for Darden same-restaurant sales growth of 1 to 3 percent. Our second and more heavily weighted annual performance measures are Diluted Net Earnings Per Share (EPS) or Business Unit Operating Income. Earnings per share growth is one of the main components of total shareholder return, the ultimate objective of our long-term value creation framework.

The Company performance rating for Messrs. Cardenas, Vennam, and Broad for fiscal 2024 is the Darden Company Performance Rating.

For our NEOs who lead restaurant brands or segments during fiscal 2024, Messrs. Burrowes and Kiernan, Company Performance Rating is determined as 20% multiplied by the Darden Company Performance Rating plus 80% multiplied by the applicable Business Unit Performance Rating. For fiscal 2024, Mr. Burrowes is rewarded according to the LongHorn Performance Rating and Mr. Kiernan is rewarded according to the Olive Garden Performance Rating.

Darden Company Performance Rating

Performance Measure	Minimum	Target	Maximum	Weight

Darden Adjusted Diluted Net EPS, fiscal 2024	$8.00	$8.64	$9.28	70%

Darden same-restaurant sales growth	0.0%	3.0%	6.0%	30%

Olive Garden Performance Rating

Performance Measure	Minimum	Target	Maximum	Weight

Olive Garden Operating Income, fiscal 2024	$721.7	$765.9	$810.0	70%

Olive Garden same-restaurant sales growth	0.0%	2.5%	5.0%	30%

LongHorn Performance Rating

Performance Measure	Minimum	Target	Maximum	Weight

LongHorn Operating Income, fiscal 2024	$280.2	$300.0	$319.8	70%

LongHorn same-restaurant sales growth	1.0%	4.5%	8.0%	30%

The Compensation Committee (and the independent directors, with respect to Mr. Cardenas) established threshold, target and maximum performance goals for each annual performance metric which would result in total potential payouts ranging from 0 to 200 percent of each participant’s target bonus opportunity. Consistent with the plan for fiscal 2023, the payout curves for the fiscal 2024

2024 Proxy Statement 75

annual incentives were designed to include a flat area, or “strike zone,” providing for a target payout for results that “straddle” the EPS or operating income targets by a set percentage.

Performance and Pay Results

The Compensation Committee (and the Board with respect to Mr. Cardenas) evaluated the Company’s financial performance and certified the following performance results and the Company Ratings as follows:

Darden Company Performance Rating	Target	Results	Weight	Company Performance Rating (% of Target)

Darden Adjusted Diluted Net EPS fiscal 2024	$8.64	$8.88	70%	126%

Darden same-restaurant sales growth	3.0%	1.6%	30%	64%

TOTAL Company performance rating				108%

** Darden Adjusted Diluted Net EPS is a non-GAAP number, reconciliation to the nearest GAAP number is as follows:

Darden	fiscal 2024
Reported Diluted Net EPS from Continuing Operations	$ 8.53
Adjustments:

Ruth's Chris Transaction and integration related costs	$ 0.35
Adjusted Diluted Net EPS from Continuing Operation (Adjusted Diluted Net EPS)	$ 8.88

Olive Garden Performance Rating	Target	Results	Weight	Olive Garden Performance Rating (% of Target)

Olive Garden Operating Income, fiscal 2024	$765.9	$785.3	70%	133%

Olive Garden same-restaurant sales growth	2.5%	1.6%	30%	80%

TOTAL Olive Garden performance rating				117%

LongHorn Performance Rating	Target	Results	Weight	LongHorn Performance Rating (% of Target)

LongHorn Operating Income, fiscal 2024	$300.0	$334.0	70%	200%

LongHorn same-restaurant sales growth	4.5%	4.7%	30%	100%

TOTAL LongHorn performance rating				170%

76 Darden Restaurants, Inc.

The final individual annual incentive awards for the NEOs employed by the Company as of the end of fiscal 2024 as determined by the Compensation Committee (and the Board with respect to Mr. Cardenas) are set forth below.

Named Executive Officer	Target % of Salary	Business Weighting	Total Payout (% of Target)	Actual Award(1)

Ricardo Cardenas	150%	Darden 100%	108%	$1,753,962

Rajesh Vennam	90%	Darden 100%	108%	$720,589

Todd A. Burrowes	95%	LongHorn 80% / Darden 20%	170% / 108%	$1,119,012

Daniel J. Kiernan	95%	Olive Garden 80% / Darden 20%	117% / 108%	$817,959

Matthew R. Broad	85%	Darden 100%	108%	$556,008

(1)
Actual awards are based on actual salary paid during fiscal 2024

Long-Term Incentives

The purpose of the long-term incentive program is to motivate and reward achievement of our long-term objectives of winning financially and creating long-term value for our shareholders. The long-term awards made in July 2023 for the fiscal 2024 grants were made under the 2015 Plan.

For fiscal 2024, we made no changes to our long-term incentive plan compared to fiscal 2023. Continued emphasis was placed on the pay and performance linkage by granting one half of the total long-term incentive grant value in performance stock units (PSUs) tied to relative TSR, with the reference index set as the S&P 500 Index. The maximum payout opportunity percentage was 200%, consistent with the fiscal 2023 grants. The other half of the grant value was equally split between stock options and restricted stock units.

Performance Stock Units — Relative TSR (1/2 of the grant value):

•
Share denominated units;
•
Vest 50 percent on the third anniversary of the grant date, and 50 percent on the fourth anniversary of the grant date;
•
0 – 200 percent payout opportunity based upon relative TSR as compared to the companies in the S&P 500 Index at the time of the grant; and
•
Settled in stock, with dividends paid in cash at time of settlement.

Stock Options (1/4 of the grant value):

•
Granted with an exercise price equal to the closing stock price on the grant date;
•
Vest 50 percent on the third anniversary of the grant date and 50 percent on the fourth anniversary of the grant date; and
•
Maximum term of 10 years.

Restricted Stock Units (1/4 of the grant value):

•
Share denominated units;
•
Vest 100 percent on the third anniversary of the grant date; and
•
Settled in stock, with dividends paid in cash at the time of settlement.

2024 Proxy Statement 77

Fiscal 2024 Annual Long-Term Incentive Grants

The Compensation Committee (and the Board with respect to Mr. Cardenas) approved grants to the following NEOs, effective July 26, 2023 in accordance with the plan design, as detailed below:

Named Executive Officer	Target Grant Value	Number of Options(1)	Number of Restricted Stock Units(2)	Target Number of PSUs(2)

Ricardo Cardenas	$7,500,000	33,993	11,286	22,571
Rajesh Vennam	$1,900,000	8,612	2,859	5,718
Todd A. Burrowes	$1,500,000	6,799	2,257	4,514
Daniel J. Kiernan	$1,700,000	7,705	2,558	5,116
Matthew R. Broad	$1,400,000	6,345	2,107	4,213

(1)
Number of options based on the Black-Scholes valuation on the first day of the fiscal year and the average closing stock price on the NYSE for the two fiscal weeks ending before the week prior to the grant date.
(2)
Number of Restricted Stock Units and PSUs based on the average closing stock price on the NYSE for the two fiscal weeks ending before the week prior to the grant date.

Performance Results and Payouts from Prior Long-Term Incentive Plan Grants

Fiscal 2024 was the final year of the three-year performance period for PSUs that were granted at the beginning of fiscal 2022 for the performance period covering fiscal 2022-2024 (the 2022 grants). For the 2022 grants, made under our 2015 Plan, the PSUs are settled in stock, and the number of shares earned are based upon the results of a three-year performance period. The earned PSUs vest in two tranches: 50 percent of the earned PSUs vested on July 28, 2024 and the remaining earned PSUs will vest on July 28, 2025. Payout of the PSUs is based on three-year relative total shareholder return (TSR) versus the S&P 500 Index.

The Compensation Committee certified that the Company’s three-year TSR performance ranked at the 58th percentile of the peer group’s performance. The Compensation Committee determined that no adjustments should be made to the resulting payout. See footnote 3 to the “Outstanding Equity Awards at Fiscal Year-End” table for the number of earned PSUs for each NEO.

Measure and Targets

Darden Relative TSR Percentile Rank(1)	Earned Percentage

>75th	200%
75th	200%
50th	100%
25th	50%
<25th	0%

Results	Target Percentile	Percentile Result	Earned Percentage(1)

FY 2022-24	50th	58th	133%

(1)
Straight line interpolation between 25th and 75th percentiles, capped at 200% of target based on targets under the 2022 grants.

78 Darden Restaurants, Inc.

NEO Total Compensation Changes for Fiscal 2025

In accordance with our annual review process, the Compensation Committee (and the Board with respect to the President and CEO) reviews each actively employed NEO’s total direct compensation and evaluates each NEO’s individual performance, Company and business unit performance and each officer’s target compensation opportunity relative to updated market data provided by Pearl Meyer. In June 2024, the Board with respect to the President and the CEO, and the Compensation Committee with respect to the other NEOs, approved the base salary, annual incentive target bonus opportunity amount and long-term incentive program Target Grant Amount of each of our NEOs effective for fiscal 2025, which included increases to certain amounts to better align the total compensation of each of our NEOs with comparable positions within our peer group, reward individual performance, or to reflect tenure in position, retention priority for key positions and/or changes in responsibilities. Changes to Base Salary with respect to the NEOs were effective July 29, 2024.

Named Executive Officer	Base Salary for fiscal 2025	Target Annual Incentive Percentage for fiscal 2025	Target Value of Long-term Incentive for fiscal 2025

Ricardo Cardenas	$1,300,000	150%	$9,250,000
Rajesh Vennam	$800,000	90%	$2,600,000
Todd A. Burrowes	$775,000	95%	$1,500,000
Daniel J. Kiernan	$775,000	95%	$1,700,000
Matthew R. Broad	$650,000	85%	$1,400,000

Other Programs, Policies, and Practices

Perquisites

We provide limited perquisites to our NEOs that we believe are appropriate to enable business continuity and minimize work distractions. During fiscal 2024 these benefits included an allowance toward a company car, limited reimbursement for financial planning assistance, unsubsidized group liability insurance and an executive physical program.

Other Benefits

Our NEOs receive the same employee benefits provided to other salaried U.S. employees, but are not eligible to actively participate in Darden’s qualified savings plan (the Darden Savings Plan). Instead, we award amounts under our FlexComp Plan for our NEOs in place of participation under the Darden Savings Plan. The FlexComp Plan also allows participants (approximately 1,100) to defer receipt of portions of their base salaries and annual incentive compensation. See the discussion under the heading “Non-Qualified Deferred Compensation” for further details regarding the terms of participation under the FlexComp Plan.

Stock Ownership Guidelines

In keeping with our objective of aligning our executives’ interests with our shareholders’ interests, we require our executives to hold equity in the Company equal in value to a designated multiple of their salaries. Under the Company’s stock ownership policy, the CEO must hold 100 percent and any other officer must hold 50 percent of any net after tax shares issued to them until they achieve the required

2024 Proxy Statement 79

stock ownership level. The required ownership values for our actively employed NEOs vary based on the executive’s level of responsibility as follows:

Named Executive Officer	Required Ownership as a Multiple of Base Salary

Ricardo Cardenas	6x
Rajesh Vennam	4x
Todd A. Burrowes	4x
Daniel J. Kiernan	4x
Matthew R. Broad	2x

The Compensation Committee monitors compliance with the ownership guidelines. Each of the NEOs remained in compliance with the ownership guidelines as of May 26, 2024.

Policy on Granting Equity Awards

Our equity awards policy provides that incentive equity grants to employees, including stock option grants, are made once per year and are effective on the last Wednesday in fiscal July. The Company may also grant equity awards for special purposes such as retention, recognition or promotion and such special awards are made effective on any date determined by the Compensation Committee, the Board or authorized individual approving the award. The grant date for equity awards is never a date prior to approval. The exercise price of stock options may not be less than the fair market value of our common stock on the date of the grant as measured by the closing sales price of our common stock on the NYSE.

Recoupment and Forfeiture of Compensation

We have adopted a clawback policy, which is filed as an an exhibit to our Annual Report on Form 10-K for the fiscal year ended May 26, 2024, and is available through our website, www.darden.com. Under this policy, if we are required to restate our financial statements, we are generally required to recover reasonably promptly from any current or former executive officer any incentive-based compensation that would not have been paid but for the incorrect financial statements. The recovery requirement applies to incentive-based compensation received during the three fiscal years preceding the restatement. Incentive-based compensation is any compensation that is granted, earned or vested, based on the achievement of a financial reporting measure. Incentive-based awards include annual incentive awards and PSU awards under our 2015 Plan.

Employment Agreements

We do not have employment agreements in place with any of our named executive officers.

Insider Trading Policy

We have adopted an insider trading policy, which prohibits the purchase and sale of our securities by any director, officer and employee that may be in possession of material and non-public information relating to the Company. Our insider trading policy is designed to promote compliance with insider trading laws, rules and regulations, as well as the rules and regulations of the New York Stock Exchange. The insider trading policy provides guidance as to what constitutes material information and when information becomes public. The insider trading policy addresses transactions by family members and under Company plans, as well as other transactions which may be prohibited. For more information about our insider trading policy, please see the full text of the Insider Trading Policy, a

80 Darden Restaurants, Inc.

copy of which was filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended May 26, 2024, and is available through our website, www.darden.com.

Change in Control Agreements

All of our NEOs are parties to Change in Control Agreements that reflect current market practices and governance best practices. The Change in Control Agreements provide for severance benefits (between 1.5 and 2.0 times base salary and target bonus) in the event of a termination of employment within 24 months of a change in control of the Company. Please see the discussion under the heading “Potential Payments Upon Termination or Change in Control” for further discussion of the Change in Control Agreements.

Tax Considerations

In designing our compensation programs, we take into account the various tax, accounting and disclosure rules. We anticipate that a significant portion of our incentive awards for fiscal 2024 will not be deductible when paid due to the repeal of the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code. There is no guarantee that compensation payable pursuant to any of the Company’s compensation programs initially granted before fiscal 2024 will ultimately be deductible by the Company.

Shareholder Engagement and Results of Say on Pay Advisory Vote

At the 2023 Annual Meeting of Shareholders, approximately 96.5 percent of the votes cast were in favor of the advisory vote to approve executive compensation. We believe that these vote results, together with feedback received during the Company’s ongoing shareholder engagement, reflect that shareholders are pleased with the structure of the Company’s compensation programs put into place by the Compensation Committee for fiscal 2024 as discussed above, including under “Summary of Compensation Actions for Fiscal 2024.” Any changes were not the result of shareholder engagement or the 2023 vote results. The Compensation Committee and Board are committed to serving Darden’s shareholders, will continue to consider results from the annual “say on pay” advisory vote, including the results from the upcoming 2024 Annual Meeting of Stockholders, and plan to continue regular dialogue with shareholders as we move forward.

Compensation Committee Report

The Compensation Committee of the Board of Directors reviewed and discussed the Compensation Discussion and Analysis with Darden’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended May 26, 2024.

Respectfully submitted,

The Compensation Committee

Timothy J. Wilmott, Committee Chair

Nana Mensah

William S. Simon

2024 Proxy Statement 81

Compensation Committee Interlocks and Insider Participation

As of the date of this Proxy Statement, the Compensation Committee consists of Mr. Wilmott as the Chair and Messrs. Mensah and Simon as members. Ms. Jamison served as a member of Compensation Committee for a portion of fiscal 2024 and Mr. Fogarty served as the Chair of the Committee during all of fiscal 2024. During all of fiscal 2024, all members of the Compensation Committee were independent directors, and no member was an employee or former employee of the Company. In addition, none of the Company’s executive officers served on the board of directors or compensation committee (or other committee serving an equivalent function) of another entity whose executive officer served on the Company’s Board of Directors or Compensation Committee.

Assessment of Risk of Compensation Programs

We believe that our compensation programs for executives and other employees are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and do not incentivize executives or other employees to take unnecessary or excessive risks. Specifically, we believe that the following features of our compensation programs (discussed in more detail in the Compensation Discussion and Analysis section above) help manage or mitigate risk:

•
The Company has allocated compensation among base salary and short-term and long-term compensation target opportunities for executives in such a way as to not encourage excessive risk taking. Incentive compensation is not overly weighted toward short-term incentives. In addition, both short-term and long-term incentives are subject to maximum payment amounts;
•
The mix of equity award instruments used under our long-term incentive program (a) includes full value awards; and (b) performance-based awards including stock options and PSUs (which vest based on total shareholder return relative to the S&P 500);
•
Our annual and long-term compensation plans are reviewed by the Compensation Committee and any risks embedded in those plans are discussed and evaluated for appropriateness. Our incentive opportunities are designed to drive strong, sustainable growth and shareholder return;
•
The multi-year vesting of our equity awards aligns incentive compensation with shareholders’ interests by rewarding long-term stock appreciation rather than short-term performance;
•
Our performance criteria and objectives balance performance and sustainability of performance by setting a variety of goals, including same-restaurant sales growth and earnings per share growth;
•
Our Stock Ownership Guidelines encourage a focus on long-term growth in shareholder value; and
•
Our policies regarding recoupment and forfeiture of compensation discourage excessive or inappropriate risk-taking.

82 Darden Restaurants, Inc.

Executive Compensation

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the NEOs for the fiscal years ended May 26, 2024, May 28, 2023, and May 29, 2022.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)

Ricardo Cardenas	2024	1,082,692	—	6,807,950	1,888,651	1,753,962	—	471,172	12,004,427

President and Chief	2023	1,000,000	—	4,252,311	1,310,215	1,590,000	—	347,503	8,500,029

Executive Officer	2022	795,673	—	1,846,328	546,797	1,193,510	—	326,974	4,709,282

Rajesh Vennam	2024	741,346	—	1,724,663	478,483	720,589	—	199,550	3,864,631

Senior Vice	2023	687,019	—	1,445,747	445,487	619,004	—	158,062	3,355,329

President, Chief	2022	603,365	—	1,006,954	298,256	769,291	—	187,650	2,865,517

Financial Officer

Todd A. Burrowes	2024	747,404	—	1,361,513	377,752	1,119,012	—	319,492	3,925,173

President, Business	2023	728,943	—	1,190,652	366,859	527,900	—	211,807	3,026,160

Development	2022	689,615	—	1,006,954	298,256	837,055	—	270,818	3,102,699

Daniel J. Kiernan	2024	747,404	—	1,543,088	428,090	817,959	—	285,784	3,822,325

President, Olive Garden	2023	728,943	—	1,275,733	393,068	661,734	—	209,242	3,268,719

	2022	691,346	—	1,090,916	323,115	613,501	—	209,679	2,928,556

Matthew R. Broad	2024	605,673	—	1,270,810	352,528	556,008	—	233,764	3,018,783

Senior Vice President, General	2023	—	—	—	—	—	—	—	—

Counsel, Chief Compliance Officer	2022	—	—	—	—	—	—	—	—

and Corporate Secretary

(1)
Amounts reflect the actual base salary earned by the NEO in fiscal 2024, fiscal 2023 and fiscal 2022, including any deferred amounts reported in the Non-Qualified Deferred Compensation Table.
(2)
The Company made annual incentive payments for fiscal 2024, fiscal 2023 and fiscal 2022 based upon achieving performance measures that were established under the Company’s Annual Incentive Plan. Those annual incentive payments are reported in the “Non-Equity Incentive Plan Compensation” column of this table.
(3)
Amounts in these columns represent the grant date fair value of awards computed in accordance with ASC Topic 718 for each of fiscal 2024, fiscal 2023 and fiscal 2022. The assumptions used in calculating these amounts in accordance with ASC Topic 718 are included in Note 1 (under the heading Stock-Based Compensation) to the Company’s audited financial statements included in the Company’s 2024 Annual Report on Form 10-K. The PSU awards granted to all NEOs in fiscal 2024 vest based on relative TSR. After a three-year performance period, the PSUs granted in fiscal 2024 are eligible to vest 50 percent on the third anniversary of the grant date and 50 percent on the fourth anniversary of the grant date. Actual awards may range from 0 percent to 200 percent of the targeted incentive. The grant value of PSUs is shown at target payout. For fiscal 2024, the following amounts represent the grant date fair value of PSU awards assuming achievement of maximum (200 percent) payout: Mr. Cardenas — $9,800,780; Mr. Vennam — $2,482,870; Mr. Kiernan — $2,221,470; Mr. Burrowes — $1,960,070; Mr. Broad — $1,829,369. For Fiscal 2023, the following amounts represent the grant date fair value of PSU awards assuming achievement of maximum (200 percent) payout: Mr. Cardenas — $5,902,006; Mr. Vennam — $2,006,726; Mr. Kiernan — $1,770,657; Mr. Burrowes — $1,652,485. For fiscal 2022, the following amounts represent the grant date fair value of PSU awards assuming achievement of maximum (200 percent) payout: Mr. Cardenas — $2,582,343; Mr. Vennam — $1,408,362; Mr. Kiernan — $1,525,898; Mr. Burrowes — $1,408,362. These PSUs are described more fully in the “Compensation Discussion and Analysis” section of the Company’s Proxy Statement for the year in which those PSUs were granted.
(4)
Amounts reflect the actual cash incentive award earned by the NEO, including any deferred amounts reported in the Non-Qualified Deferred Compensation Table.

2024 Proxy Statement 83

(5)
Amounts deferred into the FlexComp Plan do not receive above market or preferential earnings, but rather receive notional rates of return that match the returns on the investment options available under the Darden Savings Plan as described under the subheading “Non-Qualified Deferred Compensation.”
(6)
All Other Compensation for fiscal 2024 consists of the following amounts:

	Perks and Other Personal Benefits ($)(a)	Company Contributions to Defined Contribution Plans ($)(b)	Insurance Premiums ($)(c)	Dividends or Earnings on Stock or Option Awards ($)(d)	Totals ($)

Ricardo Cardenas	20,235	263,242	10,128	177,567	471,172
Rajesh Vennam	23,318	135,668	5,879	34,685	199,550
Todd A. Burrowes	13,854	173,203	14,061	118,374	319,492
Daniel J. Kiernan	19,921	145,266	14,061	106,536	285,784
Matthew R. Broad	17,202	107,804	14,061	94,697	233,764

(a)
Includes the aggregate incremental costs to the Company for personal use of a Company car or a limited car allowance, an executive physical program, a reimbursement for financial counseling services, a discount on the purchase of Company gift cards, and a discount on the price to purchase a company car. None of these perquisites had a value exceeding the greater of $25,000 or 10 percent of total perquisites for an NEO.
(b)
Amounts in this column represent Company contributions made in August 2024 for fiscal 2024 Company performance under the FlexComp Plan, our non-qualified deferred compensation plan. Company contributions are made under the provisions of the FlexComp Plan and are deferred in accordance with executives’ elections pursuant to the terms of the FlexComp Plan. Salary or bonus deferred by an NEO into the FlexComp Plan is reported in the “Salary” column or the “Non-Equity Incentive Plan Compensation” column.
(c)
Represents the cost to the Company for providing life insurance and long-term disability insurance.
(d)
Our NEOs do not receive dividends or dividend equivalents on unvested restricted stock, unvested restricted stock units or unvested PSUs, but rather accrue them for payment when the restricted stock, restricted stock units or PSUs are earned and vested and only on the number of shares of stock or units that actually vest.

84 Darden Restaurants, Inc.

Grants of Plan-Based Awards for Fiscal 2024

The following table sets forth certain information with respect to equity and non-equity plan-based awards granted during fiscal 2024 under the 2015 Plan and the Annual Incentive Plan to each of the NEOs

									All Other Stock Awards:	All Other Option Awards:	Exercise	Grant Date Fair Value
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			Number of Shares of Stock	Number of Securities Underlying	or Base Price of Option	of Stock and Option
Name	Grant Date	Approval Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)(4)	Options (#)(5)	Awards ($/Sh)(6)	Awards ($)(7)

Ricardo	—		—	1,624,038	3,248,077

Cardenas	7/26/2023	6/21/2023								33,993	169.02	1,888,651

	7/26/2023	6/21/2023							11,286			1,907,560

	7/26/2023	6/21/2023				—	22,571	45,142				4,900,390

Rajesh	—		—	667,212	1,334,423

Vennam	7/26/2023	6/20/2023								8,612	169.02	478,483

	7/26/2023	6/20/2023							2,859			483,228

	7/26/2023	6/20/2023				—	5,718	11,436				1,241,435

Todd A.	—		—	710,034	1,420,067

Burrowes	7/26/2023	6/20/2023								6,799	169.02	377,752

	7/26/2023	6/20/2023							2,257			381,478

	7/26/2023	6/20/2023				—	4,514	9,028				980,035

Daniel J.	—		—	710,034	1,420,067

Kiernan	7/26/2023	6/20/2023								7,705	169.02	428,090

	7/26/2023	6/20/2023							2,558			432,353

	7/26/2023	6/20/2023				—	5,116	10,232				1,110,735

Matthew R.	—		—	514,822	1,029,644

Broad	7/26/2023	6/20/2023								6,345	169.02	352,528

	7/26/2023	6/20/2023							2,107			356,125

	7/26/2023	6/20/2023				—	4,213	8,426				914,684

(1)
The column sets forth the date on which the Compensation Committee took action to grant the reported awards. The grants made to Mr. Cardenas were recommended by the Compensation Committee and approved by the independent members of the Board and the grants made to the other NEOs were approved by the Compensation Committee.
(2)
The amounts in these columns represent the potential annual cash incentive that may be earned under the Annual Incentive Plan by each NEO. The annual ranges are calculated with the actual salary earned during the fiscal year. Where the NEO’s target bonus opportunity increases during the fiscal year (for example, in the event of a promotion), the target bonus opportunity is based on a proration using the target bonus opportunity in effect for each portion of the fiscal year, and such proration is used in the actual bonus award calculation. Actual payouts to the NEOs based on fiscal 2024 performance are reported under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.
(3)
The NEOs received grants of PSUs under the 2015 Plan. The PSU awards granted to the NEOs are earned based on Relative TSR. After a three-year performance period, the PSUs granted in fiscal 2024 are eligible to vest 50 percent on the third anniversary of the grant date, and 50 percent on the fourth anniversary of the grant date. Actual awards may range from 0 percent to 200 percent of the targeted incentive. These PSUs are described more fully under the heading “Compensation Discussion and Analysis — Fiscal 2024 Executive Compensation Program Elements — Long-Term Incentives.”
(4)
The NEOs received grants of restricted stock units under the 2015 Plan. These restricted stock units vest 100 percent on the third anniversary of the grant date.
(5)
The NEOs received grants of non-qualified stock options under the 2015 Plan. These non-qualified stock options vest 50 percent on each of the third and fourth anniversaries of the grant date.
(6)
All stock options are granted with an exercise price equal to the fair market value of our common stock on the date of grant. Fair market value under the 2015 Plan has been determined by the Compensation Committee to be the closing price of the common stock on the NYSE as reported in the consolidated transaction reporting system on the grant date or, if such exchange is not open for trading on such date, on the most recent preceding date when such exchange is open for trading.
(7)
Assumptions used in the calculation of these amounts are included in Note 1 to the Company’s audited financial statements included in the Company’s 2024 Annual Report on Form 10-K.

2024 Proxy Statement 85

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the total outstanding equity awards as of May 26, 2024 for each of the NEOs.

	Option Awards(1)					Stock Awards
						Restricted Stock		PSU Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock Held That Have Not Vested ($)(2)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

Ricardo Cardenas	7/27/2016	23,222	—	59.68	7/27/2026

	7/26/2017	19,181	—	85.83	7/26/2027

	7/25/2018	20,518	—	107.05	7/25/2028

	7/24/2019	19,091	—	124.24	7/24/2029

	7/29/2020	10,177	10,177	78.84	7/29/2030

	7/28/2021	—	13,330	148.20	7/28/2031

	7/27/2022	—	36,193	121.47	7/27/2032

	7/26/2023	—	33,993	169.02	7/26/2033	25,745	3,799,962	59,061	8,717,404

Rajesh Vennam	7/25/2018	3,157	—	107.05	7/25/2028

	7/24/2019	3,182	—	124.24	7/24/2029

	7/29/2020	2,035	2,036	78.84	7/29/2030

	7/28/2021	—	7,271	148.20	7/28/2031

	7/27/2022	—	12,306	121.47	7/27/2032

	7/26/2023	—	8,612	169.02	7/26/2033	8,544	1,261,094	18,604	2,745,950

Todd A. Burrowes	7/25/2018	15,783	—	107.05	7/25/2028

	7/24/2019	12,727	—	124.24	7/24/2029

	7/29/2020	6,784	6,785	78.84	7/29/2030

	7/28/2021	—	7,271	148.20	7/28/2031

	7/27/2022	—	10,134	121.47	7/27/2032

	7/26/2023	—	6,799	169.02	7/26/2033	7,300	1,077,480	19,647	2,899,897

Daniel J. Kiernan	7/29/2015	4,457	—	65.02	7/29/2025

	7/27/2016	10,837	—	59.68	7/27/2026

	7/26/2017	5,371	—	85.83	7/26/2027

	7/25/2018	11,048	—	107.05	7/25/2028

	7/24/2019	11,455	—	124.24	7/24/2029

	7/29/2020	6,106	6,106	78.84	7/29/2030

	7/28/2021	—	7,877	148.20	7/28/2031

	7/27/2022	—	10,858	121.47	7/27/2032

	7/26/2023	—	7,705	169.02	7/26/2033	7,985	1,178,586	20,515	3,028,014

Matthew R. Broad	7/25/2018	10,259	—	107.05	7/25/2028

	7/24/2019	10,182	—	124.24	7/24/2029

	7/29/2020	5,427	5,428	78.84	7/29/2030

	7/28/2021	—	6,059	148.20	7/28/2031

	7/27/2022	—	7,962	121.47	7/27/2032

	7/26/2023	—	6,345	169.02	7/26/2033	6,167	910,249	16,370	2,416,212

(1)
All option awards are non-qualified stock options that expire ten years from the date of grant. The vesting schedule for the non-qualified stock options granted to NEOs is 50 percent on the third and fourth anniversaries of the grant date.
(2)
The units reflected in this column represent awards of RSUs granted to the NEOs which fully vest on the third anniversary of the grant dates of each such award. The market value of outstanding stock awards is based on a per share (or unit) value of $147.60, the closing market price of our common shares on the NYSE on May 24, 2024, the last trading day before the end of our fiscal year on May 26, 2024.

86 Darden Restaurants, Inc.

(3)
All units reflected in this column represent PSU awards granted during fiscal 2021, 2022, 2023 and 2024. The terms of the PSU awards are more fully described in the Compensation Discussion and Analysis and the Grants of Plan-Based Awards tables of the Proxy Statement for the fiscal year in which they are granted. The Compensation Committee certified the performance results with respect to the annual PSU awards granted in fiscal 2022 on June 18, 2024. Under this certification, the PSUs earned with respect to the fiscal 2022 annual awards to each of the named executive officers were as follows:

Name	Type of PSU Award	Number of PSUs on Grant Date	Earned Percentage	Number of Earned PSUs

Ricardo Cardenas	FY22-24 TSR	7,492	133%	9,964
Rajesh Vennam	FY22-24 TSR	4,086	133%	5,434
Todd A. Burrowes	FY22-24 TSR	4,086	133%	5,434
Daniel J. Kiernan	FY22-24 TSR	4,427	133%	5,888
Matthew R. Broad	FY22-24 TSR	6,057	133%	4,529

Option Exercises and Stock Vested for Fiscal 2024

The following table summarizes the number of option awards exercised and restricted stock units and performance stock units that vested during fiscal 2024 for each of the NEOs.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)

Ricardo Cardenas	23,222	2,563,709	14,414	2,419,746
Rajesh Vennam	5,314	500,247	2,823	473,761
Todd A. Burrowes	13,811	1,114,962	9,609	1,613,108
Daniel J. Kiernan	12,639	1,589,607	8,648	1,451,782
Matthew R. Broad	27,785	2,699,122	7,687	1,290,454

(1)
The value realized equals the difference between the exercise price and the closing market price of our common stock on the NYSE on the date of exercise, multiplied by the number of shares acquired on exercise.
(2)
The Number of Shares Acquired for each executive represents the number of PSUs and RSUs that vested for each executive on July 24, 2023 and July 29, 2023. The terms of these awards are described in the Compensation Discussion and Analysis and the Grants of Plan-Based Awards tables of the Proxy Statement for the fiscal year in which they were granted.
(3)
The value realized equals the closing market price of our common stock on the NYSE on the vesting date multiplied by the number of shares acquired on vesting.

2024 Proxy Statement 87

Non-Qualified Deferred Compensation

We maintain the FlexComp Plan, a non-qualified deferred compensation plan, for our executive officers, other members of management and certain highly compensated employees who are not eligible to participate in the Darden Savings Plan.

The FlexComp Plan permits participating executive officers to defer receipt of up to 50 percent of their base salaries and up to 100 percent of their annual incentive compensation. Amounts deferred under the FlexComp Plan are payable in cash on the date or dates selected by the participant in accordance with the terms of the FlexComp Plan or on such other dates specified in the FlexComp Plan. Deferred amounts are credited with notional rates of return based on the performance of several investment alternatives (which mirror the returns on the investment alternatives available under the Darden Savings Plan, the Company’s qualified 401(k) savings plan), as selected by the participant.

We also make certain contributions to executive officers’ accounts under the FlexComp Plan that are designed to provide benefits in lieu of qualified retirement plans. Company contributions are made annually. For all NEOs, the annual contribution is 4 percent of the executive’s eligible annual earnings. In addition, a second Company contribution ranges from 1.5 percent to 7.2 percent of the executive’s eligible annual earnings based on Company performance. The contributions are automatically deferred in accordance with the participants’ elections and the terms of the FlexComp Plan.

Both participant deferrals and Company contributions under the FlexComp Plan are credited with notional rates of return based on several investment alternatives, which mirror the returns on the investment alternatives under the Darden Savings Plan. Except for the Darden Company Stock Fund, investment selections may be changed daily. The FlexComp Plan does not have a guaranteed rate of return or guaranteed retirement benefit. The table below shows the funds available under the Darden Savings Plan and their notional rates of return for the twelve months ended May 31, 2024, the reportable fund performance period that most closely matched our fiscal year, as reported by the recordkeeper of the Darden Savings Plan.

Deferred amounts under the FlexComp Plan are generally paid following separation from employment unless the participant elected an earlier in-service distribution date at the time of the deferral. Participants may elect to be paid in the form of a single sum cash payment, or 5-year or 10-year annual installment payments. The form of payment depends upon the participant’s deferral election and the participant’s retirement eligibility at separation from employment or the balance in their account by deferral election.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Columbia Trust Stable High Quality Income Admin 0 Fund	1.82%	Vanguard Target Retirement 2040 Trust I	18.22%
BlackRock Advantage Small Cap Core K Fund	24.80%	Vanguard Target Retirement 2045 Trust I	19.83%
Darden Company Stock Fund	(1.40)%	Vanguard Target Retirement 2050 Trust I	21.00%
John Hancock Bond R6 Fund	2.85%	Vanguard Target Retirement 2055 Trust I	20.99%
TS&W International Large Cap Equity Trust Q Fund	15.87%	Vanguard Target Retirement 2060 Trust I	21.00%
Vanguard Extended Market Index Inst	24.65%	Vanguard Target Retirement 2065 Trust I	20.98%
Vanguard Institutional Index Instl Plus	28.16%	Vanguard Target Retirement 2070 Trust I	21.04%
Vanguard Target Retirement 2020 Trust I	10.54%	Vanguard Target Retirement Income Trust I	8.53%
Vanguard Target Retirement 2025 Trust I	13.08%	Vanguard Total Bond Market Index Institutional Fund	1.44%
Vanguard Target Retirement 2030 Trust I	14.93%	Vanguard Total Intl Stock Index Inst	16.88%
Vanguard Target Retirement 2035 Trust I	16.57%

88 Darden Restaurants, Inc.

The following table provides additional information concerning the FlexComp Plan account for each NEO, including the contributions by Darden to the FlexComp Plan during fiscal 2024 and the aggregate FlexComp balance as of May 26, 2024.

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at End of FY 2024 ($)

Ricardo Cardenas	—	225,852	288,350	—	2,359,834
Rajesh Vennam	—	113,887	96,549	—	609,920
Todd A. Burrowes	8,890	109,598	249,451	28,182	1,368,728
Daniel J. Kiernan	—	121,269	436,822	—	3,689,522
Matthew R. Broad	91,785	93,853	182,007	—	1,501,049

(1)
Reflects the deferred Salary or Bonus amounts for each of the NEOs during fiscal 2024 which are reported as compensation to such NEO in the Summary Compensation Table and which are deferred in accordance with participants’ elections pursuant to the terms of the FlexComp Plan.
(2)
Reflects the Company’s annual contribution to the FlexComp Plan made in July 2023 during fiscal 2024 for the account of the NEOs. The Company contributions made in July 2024 during fiscal 2025 are not reported in this table.

Potential Payments Upon Termination or Change in Control

The Company has entered into Change in Control Agreements (CIC Agreements) with Messrs. Cardenas, Vennam, Burrowes, Kiernan, and Broad. The Company’s typical practice is not to enter into employment agreements with the NEOs. The following summarizes the potential payments to be made to NEOs upon termination of their employment or a change in control of the Company.

Payments Made Upon Any Termination of Employment. Regardless of the manner in which an NEO’s employment terminates, the NEO is entitled to receive amounts earned during the NEO’s term of employment. Such amounts include:

•
Accrued but unpaid base salary through the date of termination;
•
Unreimbursed employment-related expenses and other benefits owed to the NEO under the Company’s employee benefit plans or policies;
•
Accrued but unpaid vacation;
•
The NEO, if eligible, will receive a Company contribution in a health reimbursement account to be used to reimburse eligible medical expenses, if applicable;
•
The NEO’s FlexComp account balance; and
•
The NEO’s Darden Savings Plan account, if applicable.

These payments made upon termination do not differ from payments made upon termination to all employees. In addition, the NEO will continue to be able to exercise any vested stock options for a period of three months following termination of employment, or for a longer period if the NEO is eligible for early or normal retirement or in certain other situations described below.

Payments Made Upon Early Retirement. In the event of the early retirement of an NEO who has reached age 55 with ten or more years of service, in addition to the items identified under the heading “Payments Made Upon Any Termination of Employment”:

•
The NEO will be entitled to receive prorated vesting of each option grant, and be allowed to exercise such option for the lesser of five years or the remainder of the original term;

2024 Proxy Statement 89

•
The NEO will be entitled to receive prorated vesting of each outstanding RSU grant, based on the number of months of service completed out of the total number of months in the original RSU vesting period;
•
The NEO will continue to vest in a prorated share of grants of PSUs based on Company performance for the remainder of the applicable PSU performance period; and
•
The NEO will be entitled to receive a prorated bonus for the portion of the fiscal year served.

Payments Made Upon Normal Retirement for Awards Granted Prior to July 29, 2020. In the event of the retirement of an NEO who has reached age 65 with five or more years of service, in addition to the items identified under the heading “Payments Made Upon Any Termination of Employment”:

•
The NEO will be allowed to exercise their vested stock options for the remainder of the original term.

Payments Made Upon Normal Retirement for Awards Granted After July 28, 2020. In the event of the retirement of an NEO who has reached age 55 and also his or her age plus years of service equals or exceeds 75, in addition to the items identified under the heading “Payments Made Upon Any Termination of Employment”:

•
The NEO will vest in all outstanding stock options with continued exercisability for the remainder of the original term;
•
The NEO will vest in all outstanding RSUs;
•
The NEO will continue to vest in grants of PSUs based on Company performance for the remainder of the original PSU performance period; and
•
The NEO will be entitled to receive a prorated bonus for the portion of the fiscal year served.

Payments Made Upon Disability. The Company pays for long-term disability coverage for the NEOs and the amount paid for the insurance is included in the “All Other Compensation” column in the Summary Compensation Table. In the event of disability, the NEO will receive the items identified under the heading “Payments Made Upon Any Termination of Employment” above. In addition, the NEO is entitled to the following benefits, which are also available to employees with disability coverage:

•
The NEO will vest in all outstanding stock options and be allowed to exercise such stock options for the remainder of the original term;
•
The NEO will vest in all outstanding RSUs;
•
The NEO will vest in all outstanding PSUs on a pro rata basis based on Company performance for the remainder of the original PSU performance period;
•
The NEO will be entitled to receive a prorated bonus for the portion of the fiscal year served;
•
Up to 90 days of salary continuation;
•
Up to two-thirds of eligible pay with a maximum annual benefit of $180,000 payable to age 65 starting on the 91st day of disability; and
•
Continued eligibility for group medical, life, and dependent life coverage for 52 weeks.

Payments Made Upon Death. The Company pays for life insurance coverage for the NEOs and the amount paid for the insurance is included in the “All Other Compensation” column in the Summary Compensation Table. The life insurance benefit for the NEOs is equal to four times salary and bonus, with a maximum amount of coverage of $1,500,000. For accidental death, the benefit is twice the amount of the regular coverage with a maximum amount of coverage of $3,000,000. An additional $500,000 may be paid if death occurs while traveling on business. These benefits would be paid from term life insurance policies maintained by the Company. In the event of death, the beneficiary or

90 Darden Restaurants, Inc.

estate of the NEO (as applicable) will receive the items identified under the heading above entitled “Payments Made Upon Any Termination of Employment,” except that the NEO would be fully vested in any employer contributions under the Darden Savings Plan upon death.

Stock options, restricted stock, restricted stock units and PSUs will vest in full and stock options will be exercisable for the remainder of the original term.

Payments Made Upon Involuntary Termination Without Cause. In general, the Company may, but is not obligated to, provide separation pay and benefits to its employees in the event the employee is involuntarily terminated without cause. If provided, the separation pay and benefits available are generally contingent upon the Company receiving a general release of claims from the employee. In addition to the items identified under the heading above entitled “Payments Made Upon Any Termination of Employment,” such benefits to an executive officer may include severance payments of up to 12 months’ base salary and up to 12 times the monthly value of the Company’s contribution to health insurance benefits, among other benefits as the Company may determine to be appropriate under the specific circumstances.

For stock options granted prior to July 29, 2020, if the executive’s age plus his or her years of service equals or exceeds 70 and the executive is involuntarily terminated without cause, stock options will be exercisable for the lesser of five years or the remainder of the original term.

For awards granted on or after July 29, 2020, if the executive is involuntarily terminated without cause, accelerated vesting will be applied to a pro rata portion of the outstanding stock options, RSUs, and PSUs. Stock options will be exercisable for the lesser of five years or the remainder of the original term.

Payments Made Upon a Change in Control. The Company has entered into CIC Agreements with Messrs. Cardenas, Vennam, Burrowes, Kiernan, and Broad. The CIC Agreements provide for, contingent upon the NEO executing a release of claims against the Company and complying with the non-competition, non-solicitation, confidentially and other restrictive covenants, severance payments equal to one and one half times the sum of the NEO’s base salary and target annual bonus for Messrs. Vennam, Burrowes, Kiernan, and Broad and equal to two times the sum of base salary and target annual bonus in the case of Mr. Cardenas. In addition, the CIC Agreements provide for payments of an amount equal to 18 times the monthly COBRA charge in effect on the date of termination for the Company-provided group health plan coverage in effect on the date of termination for each of Messrs. Vennam, Burrowes, Kiernan, and Broad and 24 times the monthly charge for Mr. Cardenas, less the monthly active employee charge for such coverage on the date of termination, if the NEO is terminated without cause or voluntarily terminates employment with good reason within two years of a change in control. The severance (including accelerated vesting of equity) associated with a change in control as estimated in the table below may be reduced to avoid the “golden parachute” 20 percent excise tax under federal law. The NEO may receive his full severance payment only if the net amount payable to NEO, after taking into account all taxes (including the 20 percent excise tax), would be least 10 percent higher than the net after-tax amount that would otherwise be payable by limiting severance to avoid the 20 percent excise tax. The CIC Agreement provides for an initial term ending on December 31 of the year the agreement is first in effect, and extended on December 31 of each year for a period of one year, unless prior notice is given by the Company that the agreement will not be extended.

2024 Proxy Statement 91

Under the CIC Agreement, “Change in Control” means:

•
Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the Exchange Act)) (a Person) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30 percent or more of either (x) the then-outstanding shares of common stock of the Company (the Outstanding Company Common Stock) or (y) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the Outstanding Company Voting Securities);
•
Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a Business Combination), in each case unless, following such Business Combination, (x) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50 percent of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (y) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30 percent or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (z) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
•
Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Under the CIC Agreement, “Cause” means:

•
An act or acts of fraud or misappropriation on the NEO’s part which result in or are intended to result in the NEO’s personal enrichment at the expense of the Company and which constitute a criminal offense under State or Federal laws;
•
The NEO’s continued failure to substantially perform the NEO’s duties with the Company (other than any such failure resulting from the NEO’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the NEO;
•
The NEO’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or
•
The NEO’s conviction of, or entering into a plea of either guilty or nolo contendere to, any felony, including, but not limited to, a felony involving moral turpitude, embezzlement, theft or similar act that occurred during or in the course of the NEO’s employment with the Company.

92 Darden Restaurants, Inc.

Under the CIC Agreement, “Good Reason” means, without the express written consent of the NEO:

•
The assignment to the NEO of any duties inconsistent in any substantial respect with the NEO’s position, authority or responsibilities as in effect during the 90-day period immediately preceding the change in control or any other substantial adverse change in such position (including titles), authority or responsibilities;
•
A material reduction in the NEO’s base salary, target annual bonus opportunity, long-term incentive opportunity or aggregate employee benefits as in effect immediately prior to the change in control; or
•
Any failure by the Company to obtain the assumption and agreement to perform by a successor.

The table below reflects the amount of compensation payable to each of the NEOs, (i) under the CIC Agreement, as applicable to each individual NEO, in the event of such NEO’s involuntary not-for-cause termination of employment or resignation with good reason following a change in control and (ii) pursuant to the Company’s general practices, in the event of termination of such NEO’s employment upon voluntary termination, involuntary not-for-cause termination, involuntary for-cause termination and termination by death of the NEO. The amounts shown assume that such termination or change in control was effective as of May 26, 2024 and are estimates of the amounts that would be paid out to the NEO upon their termination. The actual amounts to be paid out can only be determined at the time of such NEO’s separation from the Company. Except for the fiscal 2024 Annual Incentive and FlexComp Plan awards, the tables do not reflect earned amounts identified under the heading “Payments Made Upon Any Termination of Employment.” Items such as the Darden Savings Plan or

2024 Proxy Statement 93

FlexComp Plan account balances are identified under the Non-Qualified Deferred Compensation Table.

Benefits and Payments Upon Termination	Voluntary Termination ($)		Involuntary Not For Cause Termination(1) ($)	Involuntary For Cause Termination ($)	Involuntary Not For Cause Termination or Resignation For Good Reason (Change in Control)(2) ($)	Death ($)		Disability ($)

Ricardo Cardenas

FY24 Annual Incentive(3)	1,753,962		1,753,962	1,753,962	1,753,962	1,753,962		1,753,962

FY24 FlexComp (Retirement Contribution)(4)	263,242		263,242	263,242	263,242	263,242		263,242

Cash Severance Benefit(5)	—		1,100,000	—	5,500,000	—		1,793,411	(6)

Accelerated Vesting of Stock-based Awards(7)	14,439,732	(8)	14,439,732	—	14,439,732	14,439,732		14,439,732

Miscellaneous Benefits(9)	128,610		145,893	128,610	164,096	1,500,000	(10)	214,098

Rajesh Vennam

FY24 Annual Incentive(3)	720,589		720,589	720,589	720,589	720,589		720,589

FY24 FlexComp (Retirement Contribution)(4)	135,668		135,668	135,668	135,668	135,668		135,668

Cash Severance Benefit(5)	—		750,000	—	2,137,500	—		2,881,582	(6)

Accelerated Vesting of Stock-based Awards(7)	—		2,607,360	—	4,622,884	4,622,884		3,315,575

Miscellaneous Benefits(9)	75,264		92,547	75,264	101,735	1,500,000	(10)	124,928

Todd A. Burrowes

FY24 Annual Incentive(3)	1,119,012		1,119,012	1,119,012	1,119,012	1,119,012		1,119,012

FY24 FlexComp (Retirement Contribution)(4)	173,203		173,203	173,203	173,203	173,203		173,203

Cash Severance Benefit(5)	—		750,000	—	2,193,750	—		721,582	(6)

Accelerated Vesting of Stock-based Awards(7)	4,702,683	(8)	4,702,683	—	4,702,683	4,702,683		4,702,683

Miscellaneous Benefits(9)	16,313		21,966	16,313	25,016	1,500,000	(10)	84,356

Daniel J. Kiernan

FY24 Annual Incentive(3)	817,959		817,959	817,959	817,959	817,959		817,959

FY24 FlexComp (Retirement Contribution)(4)	145,266		145,266	145,266	145,266	145,266		145,266

Cash Severance Benefit(5)	—		750,000	—	2,193,750	—		441,473	(6)

Accelerated Vesting of Stock-based Awards(7)	4,939,636	(8)	4,939,636	—	4,939,636	4,939,636		4,939,636

Miscellaneous Benefits(9)	106,584		116,303	106,584	121,536	1,500,000	(10)	169,986

Matthew R. Broad

FY24 Annual Incentive(3)	556,008		556,008	556,008	556,008	556,008		556,008

FY24 FlexComp (Retirement Contribution)(4)	107,804		107,804	107,804	107,804	107,804		107,804

Cash Severance Benefit(5)	—		610,000	—	1,692,750	—		215,130	(6)

Accelerated Vesting of Stock-based Awards(7)	—		2,466,573	—	3,908,123	3,908,123		2,968,163

Miscellaneous Benefits(9)	2,705		15,663	2,705	22,700	1,500,000	(10)	58,883

(1)
Involuntary not for cause termination includes termination of the NEO’s employment by the Company for any reason other than his or her violation of Company policy.
(2)
Amounts shown are subject to reduction if payments of benefits would result in excise tax liabilities under IRC Section 4999, and would result in the NEO being better off on an after-tax basis.
(3)
Reflects the executive’s actual earned annual cash incentive, which is also included in the Summary Compensation Table.
(4)
Reflects the annual FlexComp Plan award for fiscal 2024 paid in August 2024, which is also included in the Summary Compensation Table.
(5)
For Mr. Cardenas, the Change in Control scenario reflects two times the sum of his base salary plus target bonus. For Messrs. Vennam, Burrowes, Kiernan, and Broad, the Change in Control scenario reflects one and one half times the sum of the

94 Darden Restaurants, Inc.

NEOs base salary plus target bonus. For all NEOs, the Involuntary Not For Cause Termination scenario reflects 52 weeks of base salary, the value they may receive under our severance guidelines.
(6)
Severance benefits under the disability termination scenario reflect the estimated value of expected benefits payable by the Company through our short-term disability policy and by our third-party long-term insurance providers. Assumes continued payment by the Company of an NEO’s base salary for 90 days. After that initial period until reaching age 65, an NEO would be entitled to receive $180,000 of annual disability benefits through the Company’s insured long-term disability program.
(7)
This value is calculated based on the closing market price of $147.60 of our common stock on the NYSE on May 24, 2024, the last trading day before the end of the fiscal year on May 26, 2024. For stock options, this value equals the difference between the closing market price of $147.60 of our common stock on the NYSE on May 24, 2024, and the exercise price, multiplied by the number of option shares subject to accelerated vesting upon termination. Performance Stock Unit payouts are estimated assuming 100 percent performance results. The amounts include accumulated cash dividends on the outstanding Restricted Stock Units and Performance Stock Units, respectively.
(8)
This amount represents the value of awards that would receive continued and/or accelerated vesting when an NEO qualifies for retirement as of May 26, 2024.
(9)
Miscellaneous benefits include the value of health and life insurance benefits, post-retiree medical benefits (if applicable), FlexComp Plan benefits, and miscellaneous perquisites such as discount on the purchase of their company car.
(10)
The maximum life insurance benefit for normal death is $1,500,000; for accidental death, the maximum is $3,000,000; and an additional $500,000 may be paid if death is attributable to death while traveling on business. These benefits would be paid from term life insurance policies.

The Company is party to trust agreements to provide for payments under our non-qualified deferred compensation plans, including the FlexComp Plan. In addition, stock options, restricted stock, restricted stock units and PSUs issued under our stock plans are subject to accelerated vesting in the event of a termination not for cause or for good reason following a change in control, as defined in those plans or related award agreements.

2024 Proxy Statement 95

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median compensated employee and the annual total compensation of Mr. Cardenas, who served as our President and Chief Executive Officer for all of fiscal 2024.

For the fiscal year ending May 26, 2024, our last completed fiscal year:

•
The annual total compensation of the median compensated of all employees of the Company (other than our CEO) was $22,755.
•
The annual total compensation of Mr. Cardenas for fiscal 2024, as reported in the Summary Compensation Table of this Proxy Statement, was $12,004,427.

As a result, for fiscal 2024, the ratio of the annual total compensation of Mr. Cardenas, who served as our CEO for all of fiscal 2024, to the annual total compensation of the median compensated of all employees was 527 to 1. Neither the Compensation Committee nor management of the Company uses the pay ratio measure in making compensation decisions.

Due to the variable nature of part time restaurant team member schedules, work hours and tenures from one year to the next, we believe it is most appropriate to identify a new median employee for each fiscal year.

To identify the median compensated employee and to determine the annual total compensation of the median employee, we used the following methodology, which is substantially the same methodology we used in fiscal 2023:

•
We prepared a listing of all of the Company’s employees as of February 26, 2024, three months prior to our fiscal year end, resulting in a list of approximately 183,000 employees after certain permitted exclusions. As permitted by the de minimis exception under applicable SEC rules, we excluded all of our non-United States based employees, as they represented less than 5 percent of our total workforce. We excluded approximately 1,100 employees located in Canada. The remaining employees were all based in the United States. In addition, the SEC permits a transition period for a newly acquired entity in the year of acquisition. As such, approximately 5,000 Ruth's Chris employees that were added to our workforce in fiscal 2024 were excluded. We also excluded new hires who had not yet received their first paycheck.
•
We organized the resulting list by a consistently applied compensation measure (the Compensation Measure). The Compensation Measure that we used was comprised of all items of compensation, both cash and non-cash paid to our employees during the fiscal year, as represented in our corporate payroll system, excluding items such as FlexComp awards, performance stock unit awards, restricted stock awards and certain other similar or related items that are not widely distributed to all employees. We annualized the compensation of employees who were hired during fiscal 2024. We then determined the median amount from this list and the related employee is our “median employee.” The median employee determined for fiscal 2024 is a part time team member at one of our restaurants.
•
After identifying the median employee, we calculated annual total compensation for this employee using the same methodology we use for calculating the total compensation of our named executive officers as set forth in the Summary Compensation Table.

96 Darden Restaurants, Inc.

Pay Versus Performance Disclosure

This disclosure has been prepared in accordance with the SEC’s pay versus performance rules in Item 402(v) of Regulation S-K under the 1934 Act (“Item 402(v)”) and does not necessarily reflect value actually realized by the Named Executive Officers or how the Compensation Committee evaluates compensation decisions in light of Company or individual performance. For discussion of how the Compensation Committee seeks to align pay with performance when making compensation decisions, please review the Compensation Discussion and Analysis beginning on page 69.

The following tables and related disclosures provide information about (i) the total compensation (“SCT Total”) of our principal executive officer (“PEO”) and our non-PEO Named Executive Officers (collectively, the “Other NEOs”) as presented in the Summary Compensation Table on page 83, (ii) the “compensation actually paid” (“CAP”) to our PEO and our Other NEOs, as calculated pursuant to Item 402(v), (iii) certain financial performance measures, and (iv) the relationship of the CAP to those financial performance measures for fiscal years 2021, 2022, 2023 and 2024:

					Value of Initial Fixed $100 Investment Based on:

Year(1)	Summary Compensation Table Total for PEO(2)	Compensation Actually Paid to PEO(3)	Average Summary Compensation Table Total for Non-PEO NEO(4)	Average Compensation Actually Paid to Non-PEO NEO(5)	Total Shareholder Return ($)	Peer Group(6) Total Shareholder Return ($)	Net Income (millions)(7)	Adjusted Darden Diluted Net EPS(8)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	12,004,427	6,594,758	3,657,728	1,906,365	214.87	141.26	1,027.6	8.88
2023	8,500,029	15,246,533	3,205,321	5,905,006	226.97	122.21	981.9	8.00
2022	11,891,841	8,852,886	3,517,201	2,886,390	171.15	123.74	952.8	7.40
2021	10,128,186	34,914,894	2,627,292	5,808,702	188.58	139.04	629.3	4.31

(1) “Year” means the fiscal year.

(2) PEO means:

Fiscal 2024	Ricardo Cardenas
Fiscal 2023	Ricardo Cardenas
Fiscal 2022	Eugene I. Lee, Jr.
Fiscal 2021	Eugene I. Lee, Jr.

(3) Adjustments to Calculate Compensation Actually Paid to PEO (Column (c))

Items Adjusted	2024	2023	2022	2021

Reported Summary Compensation Table	12,004,427	8,500,029	11,891,841	10,128,186

Reported Value Equity Awards	(8,696,601)	(5,562,526)	(5,982,682)	(5,496,847)

Year-End Fair Value of Outstanding Equity Awards Granted in Year	6,203,936	9,961,422	5,163,812	13,430,669

Year Over Year Change in Fair Value of Outstanding Unvested Equity Granted in Prior Years	(3,763,992)	2,219,441	(2,838,468)	15,438,828

Year Over Year Change in Fair Value of Equity Granted in Prior Years and Vested in Year	157,113	(181,368)	(167,098)	979,895

Value of Dividends Paid on Unvested Equity	689,875	309,535	785,481	434,163

Compensation Actually Paid	6,594,758	15,246,533	8,852,886	34,914,894

2024 Proxy Statement 97

4) Non-PEO NEOs include:

Fiscal 2024	Todd A. Burrowes, Daniel J. Kiernan, Matthew R. Broad, Rajesh Vennam
Fiscal 2023	Todd A. Burrowes, Daniel J. Kiernan, M. John Martin, Rajesh Vennam
Fiscal 2022	Todd A. Burrowes, Ricardo Cardenas, M. John Martin, Rajesh Vennam
Fiscal 2021	Todd A. Burrowes, Ricardo Cardenas, David C. George, Daniel J. Kiernan, M. John Martin, Rajesh Vennam

(5) Adjustments to Calculate Average Compensation Actually Paid to Other NEOs (Column (e))

Items Adjusted	2024	2023	2022	2021

Reported Summary Compensation Table	3,657,728	3,205,321	3,517,201	2,627,292

Reported Value Equity Awards	(1,884,232)	(1,668,767)	(1,577,189)	(1,075,089)

Year-End Fair Value of Outstanding Equity Awards Granted in Year	1,344,165	2,988,436	1,361,314	2,155,749

Year Over Year Change in Fair Value of Outstanding Unvested Equity Granted in Prior Years	(1,524,150)	1,307,395	(550,759)	1,897,626

Year Over Year Change in Fair Value of Equity Granted in Prior Years and Vested in Year	77,967	(87,150)	(29,572)	126,493

Value of Dividends Paid on Unvested Equity	234,887	159,771	165,395	76,631

Compensation Actually Paid	1,906,365	5,905,006	2,886,390	5,808,702

(6) Represents the cumulative TSR of the S&P Consumer Discretionary Select Sector Index.

(7) The dollar amount represents the amount of net income reported in the Company’s audited financial statements for the applicable fiscal year.

(8) Adjusted Darden Diluted Net EPS was selected as the Company-Selected Measure. A detailed Adjusted EPS reconciliation can be found in our Compensation Discussion and Analysis of the Company’s Proxy Statement for the applicable fiscal year, each as filed with the SEC on August 9, 2021, August 8, 2022, August 7, 2023, and August X, 2024, respectively.

The tables above in notes (3) and (5) describe the adjustments, each of which is required by SEC rules, to calculate CAP Amounts from the SCT Total of our PEO (Column (b)) and our Other NEOs (Column (d)). The SCT Total and CAP Amounts do not reflect the actual amount of compensation earned by or paid to our executives during the applicable years, but rather are amounts determined in accordance with Item 402(v).

98 Darden Restaurants, Inc.

Pay versus Performance Descriptive Disclosure

Compensation Actually Paid and Cumulative TSR

The table below shows the relationship between the amount of compensation actually paid to the PEO and the average amount of compensation actually paid to the Company’s NEOs as a group and the Company’s Total Shareholder Return and Total Shareholder Return of our peer group, the S&P Consumer Discretionary Select Sector Index. Neither the Company’s Total Shareholder Return nor the peer group Total Shareholder Return are performance metrics in the Company’s incentive plans. The Company’s Total Shareholder return as a percentile rank versus the Total Shareholder Return of the constituents of a different peer group is a performance measure in the Company’s Performance Stock Unit Awards. Please see Compensation Discussion and Analysis in this Proxy Statement for a description of the Company’s Executive Compensation Philosophy and Strategy.

CAP versus Total Shareholder Return
Millions
$40
$35
$30
$25
$20
$15
$10
$5
$0
$250.00
$200.00
$150.00
$100.00
$50.00
$0.00
$34.9
$5.8
$8.9
$2.9
$15.2
$5.9
$6.6
$1.9
$188.58
$171.15
$226.97
$214.87
$139.04
$123.74
$122.21
$141.26
2021
2022
2023
2024
PEO CAP
Other NEOs Avg CAP
Darden TSR
Peer TSR

2024 Proxy Statement 99

Compensation Actually Paid and Net Income

The table below shows the relationship between the amount of compensation actually paid to the PEO and the average amount of compensation actually paid to the Company’s NEOs as a group and the Company’s Net Income. Net Income is not a performance measure in any of the Company’s incentive plans and any alignment would be indirect. Please see Compensation Discussion and Analysis in this Proxy Statement for a description of the Company’s Executive Compensation Philosophy and Strategy.

CAP versus Net Income (in millions)
Millions
$40
$35
$30
$25
$20
$15
$10
$5
$0
$1,200
$1,000
$800
$600
$400
$200
$0
$34.9
$5.8
$8.9
$2.9
$15.2
$5.9
$6.6
$1.9
$629.30
$952.80
$981.90
$1,027.60
2021
2022
2023
2024
PEO CAP
Other NEOs Avg CAP
Net Income

100 Darden Restaurants, Inc.

Compensation Actually Paid and Adjusted Diluted Net EPS

The table below shows the relationship between the amount of compensation actually paid to the PEO and the average amount of compensation actually paid to the Company’s NEOs as a group and the Company’s Adjusted Diluted Net EPS. Adjusted Diluted Net EPS is the Company Selected Measure because it is a performance measure in the Company’s Annual Incentive Plan. Note, compensation actually paid to the PEO and the average amount of compensation actually paid to the Company’s NEOs as a group is impacted by changes in stock price and other performance metrics in the Company’s Incentive Plans. Please see Compensation Discussion and Analysis in this Proxy Statement for a description of the Company’s Executive Compensation Philosophy and Strategy.

CAP versus Adjusted Diluted Net EPS
Millions
$40
$35
$30
$25
$20
$15
$10
$5
$0
$10.00
$9.00
$8.00
$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
$34.9
$5.8
$4.31
$8.9
$2.9
$7.40
$15.2
$5.9
$8.00
$6.6
$1.9
$8.88
2021
2022
2023
2024
PEO CAP
Other NEOs Avg CAP
Adjusted Diluted Net EPS

Pay versus Performance Tabular List

The table below lists our most important performance measures used to link “Compensation Actually Paid” for our NEOs to company performance, over the fiscal year ending May 26, 2024. These measures are among the measures used to determine the annual incentive and the PSU component of long-term incentive payouts for each of the NEOs.

For more information on annual incentives and actual payouts for each NEO, see “Annual Incentive Plan” beginning on page 74 of this Proxy Statement. For more information on the PSU component of the long-term incentives for each NEO, see “Long-Term Incentives” beginning on page 77 of this Proxy Statement. The performance measures included in this table are not ranked by relative importance.

Darden Adjusted Diluted Net EPS

Darden Same-Restaurant Sales Growth

Relative Total Shareholder Return

2024 Proxy Statement 101

Audit Committee Report

The Audit Committee. As of the date of this Proxy Statement, the Audit Committee consists of four directors, each of whom is an independent director under our Corporate Governance Guidelines and as required by the NYSE listing standards and SEC regulations for audit committee membership. The Audit Committee acts under a written charter adopted by the Board, which sets forth its responsibilities and duties, as well as requirements for the Audit Committee’s composition and meetings. The Audit Committee appoints our independent registered public accounting firm and, among other things, is primarily responsible for:

•
The integrity of our financial statements;
•
Our compliance with legal and regulatory requirements;
•
The qualifications and independence of our internal audit function and independent registered public accounting firm; and
•
The performance of our internal audit function and independent registered public accounting firm.

Management is responsible for our internal controls, for the financial reporting process, and for providing a report assessing the effectiveness of our internal control over financial reporting. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and an independent audit of our internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

Audit Committee Report. The Audit Committee has reviewed and discussed the audited consolidated financial statements with our management and discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received the written disclosures from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP its independence.

Based upon the reviews and discussions with management and KPMG LLP described above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended May 26, 2024 for filing with the SEC.

This report has been furnished by the members of the Audit Committee:

Margaret Shân Atkins, Chair

Juliana L. Chugg

William S. Simon

Charles M. Sonsteby

102 Darden Restaurants, Inc.

Independent Registered Public Accounting Firm Fees and Services

Fees

The following table sets forth the aggregate fees billed or estimated to be billed to us by KPMG LLP for fiscal 2024 and fiscal 2023:

	Fiscal 2024	Fiscal 2023

Audit Fees	$2,656,500	$2,200,000

Tax Fees	1,134,256	695,500

All Other Fees	4,000	4,000

Total Fees	$3,794,756	$2,899,500

Audit Fees consisted of fees paid to KPMG LLP for the integrated audit of our annual consolidated financial statements included in the Annual Report on Form 10-K, review of our interim consolidated financial statements included in our Quarterly Reports on Form 10-Q, and services normally provided by our accountants in connection with statutory and regulatory filings or engagements. Fiscal 2024 audit fees were higher than the prior year primarily due to accounting and integration related fees associated with the acquisition of a new brand, comfort letter fees, and an increase in current year integrated audit and quarterly review fees.

Tax Fees consisted of fees for tax compliance services. Fiscal 2024 tax fees were higher than the prior year primarily due to tax compliance and tax consulting fees associated with the acquisition of a new brand, as well as increased current year income tax compliance co-sourcing services.

All Other Fees consisted of fees other than the services reported above. The services provided in fiscal 2024 and fiscal 2023 both consisted of a subscription to KPMG LLP’s accounting research website.

Pre-Approval Policy

Pursuant to our policy on Pre-Approval of Audit and Non-Audit Services, we discourage the retention of our independent registered public accounting firm for non-audit services. We will not retain our independent registered public accounting firm for non-audit work unless:

•
In the opinion of senior management, the independent registered public accounting firm possesses unique knowledge or technical expertise that is superior to that of other potential providers;
•
The approvals of the Chair of the Audit Committee and the CFO are obtained prior to the retention; and
•
The retention will not affect the status of the independent registered public accounting firm as “independent accountants” under the applicable rules of the SEC, PCAOB and NYSE.

2024 Proxy Statement 103

In addition, all non-audit services of more than $250,000 in a fiscal quarter must be pre-approved by the full Audit Committee. The details regarding any engagement of the independent registered public accounting firm for non-audit services are provided promptly to the full Audit Committee. During fiscal 2024 and fiscal 2023, all of the services provided by KPMG LLP for the services described above related to Tax Fees and All Other Fees were pre-approved using the above procedures and none were provided pursuant to any waiver of the pre-approval requirement.

104 Darden Restaurants, Inc.

Questions and Answers about

the Meeting and Voting

Why did I receive a one-page Notice in the mail regarding the Availability of Proxy Materials instead of printed proxy materials?

In accordance with rules adopted by the SEC, instead of mailing a printed copy of our proxy materials to our shareholders, we have elected to furnish such materials to our shareholders by providing access to these documents over the Internet. Accordingly, on August 5, 2024, we sent a Notice of Availability of Proxy Materials to our shareholders of record and beneficial owners. You have the ability to access the proxy materials on a website referred to in such Notice or request to receive a printed set of the proxy materials free of charge.

Who is entitled to vote?

Record holders of our common shares at the close of business on July 24, 2024 are entitled to one vote for each common share they own. On July 24, 2024, 120,873,334 shares of common stock were outstanding and eligible to vote. There is no cumulative voting.

How do I vote?

Before the meeting, if you are a shareholder of record, you may vote your shares in one of the following three ways:

By Internet, by going to the website shown on your proxy card or Notice of Availability of Proxy Materials and following the instructions for Internet voting set forth on such proxy card or Notice;

If you reside in the United States or Canada, by telephone at the number shown on your proxy card and following the instructions on such proxy card; or

If you received or requested printed copies of the proxy materials by mail, by completing, signing, dating and returning the proxy card.

Shareholders of record and beneficial owners will be able to vote their shares electronically during the Annual Meeting. However, even if you plan to participate in the Annual Meeting online, we recommend that you vote by proxy so that your votes will be counted if you later decide not to participate in the Annual Meeting.

Telephone and Internet voting facilities for shareholders of record will close at 11:59 p.m. E.T. on September 17, 2024.

Please use only one of the three ways to vote. Please follow the directions on your proxy card or Notice of Availability of Proxy Materials carefully. The Florida Business Corporation Act provides that a shareholder may appoint a proxy by electronic transmission, so we believe that the Internet or telephone voting procedures available to shareholders are valid and consistent with the requirements of applicable law.

2024 Proxy Statement 105

If you return your signed proxy card or use Internet or telephone voting before the Annual Meeting, we will vote your shares as you direct. You have two choices for each director nominee — FOR or WITHHOLD — and three choices for each other matter to be voted upon — FOR, AGAINST or ABSTAIN.

If you are a shareholder of record and do not specify on your returned proxy card or through the Internet or telephone prompts how you want to vote your shares, we will vote them FOR the election of each of the nine director nominees set forth in this Proxy Statement, FOR advisory approval of our executive compensation, FOR ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Corporation’s 2025 fiscal year, FOR management proposal 4 requesting shareholder approval of the amended and restated 2015 Omnibus Incentive Plan. AGAINST shareholder proposal 5 regarding chicken key welfare indicators, AGAINST proposal 6 regarding pork gestation crates, AGAINST proposal 7 relating to WHO antibiotic guidelines in the supply chain and AGAINST shareholder proposal 8 relating to greenhouse gas emissions reduction targets (in the case of each shareholder proposal, if properly presented at the meeting).

What is a “broker non-vote,” and will my shares held in street name be voted if I do not provide my proxy?

If your shares are held in a brokerage account in your bank or broker’s name (street name), the proxy materials or Notice of Availability of Proxy Materials were forwarded to you by your bank or broker, who is considered the shareholder of record for purposes of voting at the Annual Meeting. If you received a proxy card, those shares held in street name were not included in the total number of shares listed as owned by you on the proxy card. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares held in your account. You should follow the voting instructions provided by your bank or broker. You may complete and mail a voting instruction card to your bank or broker or, if your bank or broker allows, submit voting instructions by telephone or the Internet.

A “broker non-vote” generally occurs when you fail to provide your broker with voting instructions and the broker does not have the discretionary authority to vote your shares on a particular proposal because the proposal is not a routine matter under the NYSE rules applicable to its member brokers. Broker non-votes are not counted as votes cast on a proposal, but the shares represented at the meeting by an executed proxy to which such non-votes relate are counted as present for the limited purpose of determining a quorum at the Annual Meeting. The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2025 is considered a routine matter under current applicable rules, assuming that no shareholder contest arises as to this matter. As such, your brokerage firm will have the discretionary authority to vote shares on this matter for which you do not provide voting instructions. The election of directors and all other proposals to be voted on at the Annual Meeting are not considered to be routine matters.

Electronic voting will be possible during the meeting for anyone who wants to vote during the meeting. If you hold your shares in street name, you must request a legal proxy from your bank or broker to vote during the meeting.

How do you recommend that I vote on these items?

The Board recommends that you vote FOR the election of each of the nine director nominees set forth in this Proxy Statement, FOR advisory approval of our executive compensation, FOR the ratification of KPMG LLP as our independent registered public accounting firm for fiscal 2025, FOR management proposal 4 requesting shareholder approval of the amended and restated 2015 Omnibus Incentive Plan. AGAINST shareholder proposal 5 regarding chicken key welfare indicators, AGAINST proposal 6 regarding pork gestation crates, AGAINST proposal 7 relating to WHO antibiotic guidelines in the

106 Darden Restaurants, Inc.

supply chain and AGAINST shareholder proposal 8 relating to greenhouse gas emissions reduction targets (in the case of each shareholder proposal, if properly presented at the meeting).

What if I change my mind after I vote?

You may change your vote or revoke your proxy at any time before the polls close at the meeting by:

•
Signing another proxy card with a later date and returning it to us prior to the meeting;
•
Voting again by Internet or telephone prior to the meeting as described on the proxy card; or
•
Voting again electronically during the meeting.

You also may revoke your proxy prior to the meeting without submitting a new vote by sending a written notice to our Corporate Secretary that you are withdrawing your vote.

What shares are included on my proxy card?

If you received a proxy card by mail, your proxy card includes shares held in your own name and shares held in any Darden plan, including the Employee Stock Purchase Plan. You may vote these shares by Internet, telephone or mail, all as described on the proxy card and Notice of Availability of Proxy Materials.

How do I vote if I participate in the Darden Savings Plan?

If you hold shares in the Darden Savings Plan, which includes shares held in the Darden Stock Fund in the 401(k) plan, the Employee Stock Ownership Plan and after-tax accounts, these shares have been added to your other holdings on your proxy card if you received a proxy card by mail. You may direct the trustee how to vote your Darden Savings Plan shares by submitting your proxy vote for those shares, along with the rest of your shares, by Internet, telephone or mail, as described on the proxy card or Notice of Availability of Proxy Materials. If you do not submit timely voting instructions to the trustee on how to vote your shares, your Darden Savings Plan shares will be voted by the trustee in the same proportion that it votes shares in other Darden Savings Plan accounts for which it did receive timely voting instructions.

What does it mean if I received more than one proxy card or Notice of Availability of Proxy Materials?

If you received more than one proxy card or Notice of Availability of Proxy Materials, it means you have multiple accounts with your brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker or our transfer agent to consolidate as many accounts as possible under the same name and address. You may contact our transfer agent, EQ Shareowner Services, toll free at (877) 602-7596.

2024 Proxy Statement 107

Who may participate in the Annual Meeting?

The Annual Meeting is open to all holders of our common shares.

How to participate in the Annual Meeting online:

1. Visit www.virtualshareholdermeeting.com/DRI2024; and

2. Enter the 16-digit control number included on your Notice Regarding the Availability of Proxy Materials (“Notice”), on your proxy card (if you received a printed copy of the proxy materials), or on the instructions that accompanied your proxy materials. You may begin to log into the meeting platform beginning at 9:45 a.m. Eastern Time on September 18, 2024. The meeting will begin promptly at 10:00 a.m. Eastern Time.

How to participate in the Annual Meeting without a 16-digit control number:	Visit www.virtualshareholdermeeting.com/DRI2024 and register as a guest. You will not be able to vote your shares or ask questions.
For help with technical difficulties:	Call (800) 586-1548 (U.S.) or (303) 562-9288 (international) for assistance.
Additional questions:	Email Investor Relations at investor@darden.com or call (407) 245-5959.

Will the Company respond to shareholder questions during the Annual Meeting?

We currently anticipate taking questions from shareholders during the Annual Meeting through the virtual meeting website, although we may impose certain procedural requirements such as limiting repetitive or follow-up questions or requiring questions to be submitted in writing.

How many shares must be present to hold the Annual Meeting?

A majority of our outstanding common shares as of the record date must be present by participating through the internet or by proxy at the meeting. This is called a quorum. Your shares are counted as present at the meeting if you are participating as a shareholder and vote electronically during the meeting or if you have properly returned a proxy by Internet, telephone or mail. Abstentions and “broker non-votes” also will be counted for purposes of establishing a quorum, as explained above under the question “How do I vote?”

How many votes are required to approve each proposal?

Proposal 1: In an uncontested election, the nine director nominees shall be elected by a majority of the votes cast. This means that the number of votes cast “FOR” a director’s election exceeds the number of votes cast “WITHHOLD” relating to that director’s election as described under the caption “PROPOSAL 1 — ELECTION OF NINE DIRECTORS FROM THE NAMED DIRECTOR NOMINEES.” Failing to vote for all or some of the director nominees will have no effect on the election of directors. Broker non-votes will also have no effect on this proposal. However, under our Bylaws, if a director nominee in an uncontested election does not receive at least a majority of the votes cast for the election of directors at any meeting at which a quorum is present, the director must promptly tender his or her resignation to the Board and remain a director until the Board appoints an individual to fill the office held by such director, as more particularly described under the heading “Corporate Governance and Board Administration — Director Election Governance Practices.”

108 Darden Restaurants, Inc.

Proposal 2: This advisory vote as described under the caption “PROPOSAL 2 — ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION” is non-binding but the Board and the Compensation Committee will give careful consideration to the results of voting on this proposal. The approval of the advisory resolution on executive compensation requires, under Florida law, the majority of the votes cast to be voted “FOR” the proposal. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” the proposal.

Proposal 3: The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 26, 2024 described under the caption “PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” requires, under Florida law, the majority of the votes cast to be voted “FOR” the proposal. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” the proposal.

Proposal 4: The approval of the amended and restated 2015 Omnibus Plan described under the caption “PROPOSAL 4 — MANAGEMENT PROPOSAL REQUESTING shareholder approval of the amended and restated 2015 Omnibus Incentive Plan” requires, under Florida law, the majority of the votes cast to be voted “FOR” the proposal. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” the proposal.

Proposal 5: The ratification of the shareholder proposal described under the caption “PROPOSAL 5 – Shareholder Proposal Requesting the Company Disclose its Broiler Chicken Key Welfare Indicators” requires, under Florida law, the majority of the votes cast to be voted “FOR” the proposal. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” the proposal.

Proposal 6: The ratification of the shareholder proposal described under the caption “PROPOSAL 6 – Shareholder Proposal Requesting the Company Disclose the Percent of Pork Raised in Group Housing and Establish Targets for Achieving 100% Group Housed Pork” requires, under Florida law, the majority of the votes cast to be voted “FOR” the proposal. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” the proposal.

Proposal 7: The ratification of the shareholder proposal described under the caption “PROPOSAL 7 – Shareholder Proposal Requesting the Company Require Suppliers to Comply with WHO Guidelines for Antimicrobials for Food-producing Animals in the Supply Chain” requires, under Florida law, the majority of the votes cast to be voted “FOR” the proposal. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” the proposal.

Proposal 8: The ratification of the shareholder proposal described under the caption “PROPOSAL 8 – Shareholder Proposal Requesting the Company Issue a Report on if and how it will Reduce Greenhouse Gas Emissions in Alignment with the Paris Agreement's 1.5 Degree Goal” requires, under Florida law, the majority of the votes cast to be voted “FOR” the proposal. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” the proposal.

How will voting on “any other business” be conducted?

We have not received proper notice of, and are not aware of, any business to be transacted at the Annual Meeting other than the proposals described in this Proxy Statement. If any other business is properly presented at the Annual Meeting, the proxies received will be voted on such matter in accordance with the discretion of the proxy holders.

2024 Proxy Statement 109

Where do I find the voting results of the meeting?

We will include the voting results in a Current Report on Form 8-K, which we will file within four business days after the date our 2024 Annual Meeting of Shareholders ends.

How do I submit a shareholder proposal, nominate directors or recommend director nominees, or submit other business for next year’s annual meeting?

If you wish to submit a proposal for inclusion in our Proxy Statement for our 2025 Annual Meeting, the proposal must comply with applicable requirements or conditions established by the SEC, including Rule 14a-8 under the Exchange Act, and must be received by our Corporate Secretary at our principal office no later than the close of business on Monday, April 7, 2025. Please address your proposal to: Matthew R. Broad, Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, Darden Restaurants, Inc., 1000 Darden Center Drive, Orlando, Florida 32837.

Under our Bylaws (which are subject to amendment at any time), if you wish to nominate a director at our 2025 Annual Meeting and such nomination will not be included in the proxy statement for that meeting, or you wish to bring other business before the shareholders at our 2025 Annual Meeting, you must:

•
Notify our Corporate Secretary in writing on or before Wednesday, May 21, 2025; and
•
Include in your notice the specific information required by our Bylaws and otherwise comply with the requirements of our Bylaws and applicable law.

In addition to satisfying the requirements under our Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.

Our Bylaws also provide a proxy access right to permit a shareholder, or a group of not more than 10 shareholders, owning continuously for at least 3 years shares of our Company representing an aggregate of at least 3 percent of the voting power entitled to vote in the election of directors, to nominate and include in our proxy materials director nominees constituting up to 25 percent of the number of the directors in office, provided that the shareholder(s) and the nominee(s) satisfy the requirements in our Bylaws. If you wish to exercise your proxy access right to nominate a director(s), you must:

•
Notify our Corporate Secretary in writing on or before Monday, April 21, 2025; and
•
Include in your notice the specific information required by our Bylaws and otherwise comply with the requirements of our Bylaws and applicable law.

If you would like a copy of our Bylaws, we will send you one without charge on request. A copy of our Bylaws also is available at www.darden.com.

If you wish to recommend a nominee for director, you should comply with the procedures provided in our Director Nomination Protocol available at www.darden.com as Appendix A to our Nominating and Governance Committee charter and discussed under the heading “Meetings of the Board of Directors and Its Committees — Board of Directors — Director Candidates Recommended by Shareholders” above.

110 Darden Restaurants, Inc.

Other Business

As of the date of this Proxy Statement, your Board knows of no other matters to be brought before the 2024 Annual Meeting other than those discussed in this Proxy Statement. If any other matters requiring a vote of the shareholders are properly brought before the Annual Meeting, the persons appointed as proxyholders under the proxies solicited by the Board will vote such proxies in accordance with their best judgment, to the extent permitted under applicable law.

Solicitation of Proxies

We pay the costs of proxy solicitation, including the costs for mailing the Notice of Availability of Proxy Materials and preparing this Proxy Statement. We have engaged Okapi Partners (Okapi) to assist us in soliciting proxies from our shareholders for a fee of approximately $15,500 plus reimbursement of out-of-pocket expenses. In addition to Okapi, our directors, officers and regular employees may, without additional compensation, solicit proxies personally or by telephone or other electronic communications. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to our beneficial owners.

Householding of Materials for Annual Meeting of Shareholders

SEC rules allow us to deliver a single copy of proxy statements, annual reports, prospectuses and information statements or Notice of Availability of Proxy Materials to any address shared by two or more of our shareholders. This method of delivery is called “householding” and can significantly reduce our printing and mailing costs and reduce the volume of mail you receive. Accordingly, we are delivering only one Notice of Availability of Proxy Materials or (if paper copies are requested) one Proxy Statement and 2024 Annual Report on Form 10-K to multiple shareholders sharing an address, unless we received instructions to the contrary from one of more of the shareholders. If you would like to receive more than one copy of the Notice of Availability of Proxy Materials or Proxy Statement and our 2024 Annual Report on Form 10-K, we will promptly send you additional copies upon written or oral request directed to Broadridge Financial Services at toll free (800) 579-1639, or at www.proxyvote.com. The same phone number and website address may be used to notify us that you prefer to receive your own copy of proxy and other materials in the future or to request future delivery of a single copy of proxy or other materials. If your shares are held in street name, you may request information about householding from your bank or broker.

2024 Proxy Statement 111

Availability of Annual Report to Shareholders

SEC rules require us to provide an Annual Report to shareholders who receive this Proxy Statement. We will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. For fiscal 2024, the Company is fulfilling this requirement by delivering the Company’s Annual Report on Form 10-K. You may obtain without charge the Company’s 2024 Annual Report on Form 10-K or any other corporate governance documents referred to in this Proxy Statement by writing to the Corporate Secretary of the Company at 1000 Darden Center Drive, Orlando, Florida 32837. These also are available on the SEC’s website at www.sec.gov or on the Company’s website at www.darden.com.

The Annual Report on Form 10-K is not to be regarded as soliciting material, and our management does not intend to ask, suggest or solicit any action from the shareholders with respect to the Annual Report on Form 10-K.

The information provided on the Company’s website is referenced in this Proxy Statement for information purposes only. The information on the Company’s website shall not be deemed to be a part of or incorporated by reference into this Proxy Statement or any other filings we make with the SEC.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on September 18, 2024: The Proxy Statement and our 2024 Annual Report on Form 10-K are available without charge to shareholders upon written or oral request directed to Okapi Partners by calling (212) 297-0720, toll-free by calling (877) 869-0171 or by email at info@okapipartners.com.

112 Darden Restaurants, Inc.

Your Vote is Important!

Please vote by telephone or the Internet or promptly mark, sign, date and return your proxy card if you received a proxy card by mail.

BY ORDER OF THE

BOARD OF DIRECTORS

Matthew R. Broad

Senior Vice President, General Counsel,

Chief Compliance Officer and Corporate Secretary

August 5, 2024

2024 Proxy Statement 113

Appendix A — Glossary of Terms

•
2002 Plan. The Darden Restaurants, Inc. 2002 Stock Incentive Plan, as amended, which provides for the grant of stock options, SARs, restricted stock, restricted stock units, performance awards and other stock and stock-based awards to employees, officers, consultants, advisors and non-employee directors.
•
2015 Plan. The Darden Restaurants, Inc. 2015 Omnibus Incentive Plan adopted by the Board in July 2015 and approved by shareholders at the 2015 Annual Meeting.
•
Annual Meeting. The 2024 Annual Meeting of Shareholders to be held on September 18, 2024.
•
CEO. Our Chief Executive Officer.
•
CFO. Our Chief Financial Officer.
•
Compensation Committee or Committee (when used in the Compensation Discussion and Analysis or Executive Compensation sections). The Compensation Committee of your Board of Directors.
•
Company. Darden Restaurants, Inc.
•
Exchange Act. The Securities Exchange Act of 1934, as amended.
•
Executive Officers. The most senior executives of the Company designated as our “executive officers” in our most recent Form 10-K and other securities filings.
•
NEO. Named Executive Officer. Our officers who are named in the Summary Compensation Table, as required by SEC rules.
•
NYSE. The New York Stock Exchange.
•
PCAOB. Public Company Accounting Oversight Board.
•
PSUs. Performance Stock Units granted under our 2002 Plan or 2015 Plan.
•
RARE. RARE Hospitality International, Inc.
•
S&P 500. A value weighted index of the prices of the common stock of 500 large companies, whose stock trades on either the NYSE or the NASDAQ.
•
SARs. Stock appreciation rights.
•
SEC. Securities and Exchange Commission.

2024 Proxy Statement A-1

Appendix B

AMENDED AND RESTATED DARDEN RESTAURANTS, INC.

2015 OMNIBUS INCENTIVE PLAN

~~(Conformed through First Amendment effective November 2, 2017)~~

(As Amended and Restated Effective September 18, 2024)

2024 Proxy Statement B-i

B-ii 2024 Proxy Statement

2024 Proxy Statement B-iii

B-iv 2024 Proxy Statement

AMENDED AND RESTATED DARDEN RESTAURANTS, INC.
2015 OMNIBUS INCENTIVE PLAN

1.
ADOPTION; PURPOSE

The Darden Restaurants, Inc. 2015 Omnibus Incentive Plan (the “Plan”) was initially adopted by the Board of Directors of Darden Restaurants, Inc. (the “Company”) on July 15, 2015, and approved by the stockholders on September 17, 2015. This Plan has been further amended and restated as set forth herein by the Board of Directors on June 18, 2024, subject to approval by the stockholders on September 18, 2024 (the “Restatement Date”). Awards that are outstanding under the Plan immediately prior to the stockholder vote on September 18, 2024 shall be subject to the terms of the Plan in effect prior to the Restatement Date.

The Plan is intended to (a) provide eligible individuals with an incentive to contribute to the success of the Company and to operate and manage the Company’s business in a manner that will provide for the Company’s long-term growth and profitability and that will benefit its stockholders and other important stakeholders, including its employees and customers, and (b) provide a means of recruiting, rewarding, and retaining key personnel. To this end, the Plan provides for the grant of Awards of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Unrestricted Stock, Dividend Equivalent Rights, Performance Shares and other Performance-Based Awards, Other Equity-Based Awards, and cash bonus awards. Any of these Awards may, but need not, be made as performance incentives to reward the holders of such Awards for the achievement of performance goals in accordance with the terms of the Plan. Options granted under the Plan may be Nonqualified Stock Options or Incentive Stock Options, as provided herein.

2.
DEFINITIONS

For purposes of interpreting the Plan documents, including the Plan and Award Agreements, the following capitalized terms shall have the meanings specified below, unless the context clearly indicates otherwise:

2.1 “Accounting Firm” shall mean a nationally recognized accounting firm, or actuarial, benefits or compensation consulting firm (with experience in performing the calculations regarding the applicability of Code Section 280G and of the tax imposed by Code Section 4999) selected by the Company immediately prior to a Change in Control.

2.2 “Affiliate” shall mean any Person that controls, is controlled by, or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including any Subsidiary. For purposes of grants of Options or Stock Appreciation Rights, an entity may not be considered an Affiliate unless the Company holds a Controlling Interest in such entity.

2024 Proxy Statement B-1

2.3 “Applicable Laws” shall mean the legal requirements relating to the Plan and the Awards under (a) applicable provisions of the Code, the Securities Act, the Exchange Act, any rules or regulations thereunder, and any other laws, rules, regulations, and government orders of any jurisdiction applicable to the Company or its Affiliates, (b) applicable provisions of the corporate, securities, tax, and other laws, rules, regulations, and government orders of any jurisdiction applicable to Awards granted to residents thereof, and (c) the rules of any Stock Exchange or Securities Market on which the Stock is listed or publicly traded.

2.4 “Award” shall mean a grant under the Plan of an Option, a Stock Appreciation Right, Restricted Stock, a Restricted Stock Unit, a Deferred Stock Unit, Unrestricted Stock, a Dividend Equivalent Right, a Performance Share or other Performance-Based Award, an Other Equity-Based Award, or cash.

2.5 “Award Agreement” shall mean the written agreement, in such written, electronic, or other form as determined by the Committee, between the Company and a Grantee that evidences and sets forth the terms and conditions of an Award.

2.6 “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

2.7 “Board” shall mean the Board of Directors of the Company.

2.8 “Cause” shall have the meaning set forth in an applicable agreement between a Grantee and the Company or an Affiliate, and in the absence of any such agreement, shall mean, with respect to any Grantee and as determined by the Committee, (a) an act or acts of fraud or misappropriation on the Grantee’s part which result in or are intended to result in the Grantee’s personal enrichment at the expense of the Company and which constitute a criminal offense under state or federal laws, (ii) the Grantee’s continued failure to substantially perform the Grantee’s duties with the Company (other than any such failure resulting from the Grantee’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Grantee by the Committee, which demand specifically identifies the manner in which the Committee believes that the Grantee has not substantially performed the Grantee’s duties; (iii) the Grantee’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or (iv) the Grantee’s conviction of, or entering into a plea of either guilty or nolo contendere to, any felony, including, but not limited to, a felony involving moral turpitude, embezzlement, theft or similar act that occurred during or in the course of the Grantee’s employment with the Company. For purposes of the Plan, an act, or failure to act, shall not be deemed to be “willful” unless it is done, or omitted to be done, by the Grantee in bad faith or without a reasonable belief that the action or omission was in the best interests of the Company.

2.9 “Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations, or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Effective Date or issued thereafter, including, without limitation, all shares of Stock.

2.10 “Change in Control” shall mean, subject to Section 18.10, the occurrence of any of the following:

(a)
Any individual, entity or group (within the meaning of Section 13d(3) or 14(d)(2) of the Exchange Act) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent 30% or more of either (i) the then-outstanding shares of Stock (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding Voting Stock of the Company (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this

B-2 2024 Proxy Statement

Section 2.10(a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any company controlled by, controlling or under common control with the Company or (D) any acquisition pursuant to a transaction that complies with Sections 2.10(b)(i), (ii) and (iii);
(b)
Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no individual, entity or group (within the meaning of Section 13d(3) or 14(d)(2) of the Exchange Act) (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, thirty percent 30% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(c)
Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

The Board shall have full and final authority, in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control, and any incidental matters relating thereto.

2.11 "Code” shall mean the Internal Revenue Code of 1986, as amended, as now in effect or as hereafter amended, and any successor thereto. References in the Plan to any Code Section shall be deemed to include, as applicable, regulations and guidance promulgated under such Code Section.

2.12 “Committee” shall mean a committee of, and designated from time to time by resolution of, the Board, which shall be constituted as provided in Section 3.1.2 and Section 3.1.3 (or, if no Committee has been so designated, the Board).

2024 Proxy Statement B-3

2.13 “Company” shall mean Darden Restaurants, Inc. and any successor thereto.

2.14 “Controlling Interest” shall have the meaning set forth in Treasury Regulation Section 1.414(c)-2(b)(2)(i); provided that (a) except as specified in clause (b) below, an interest of “at least 50 percent” shall be used instead of an interest of “at least 80 percent” in each case where “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2(b)(2)(i) and (b) where a grant of Options or Stock Appreciation Rights is based upon a legitimate business criterion, an interest of “at least 20 percent” shall be used instead of an interest of “at least 80 percent” in each case where “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2(b)(2)(i).

~~2.15 “Covered Employee” shall mean a Grantee who is, or could become, a “covered employee” within the meaning of Code Section 162(m)(3).~~

~~2.16~~2.15 “Deferred Stock Unit” shall mean a Restricted Stock Unit, the terms of which provide for delivery of the underlying shares of Stock, cash, or a combination thereof subsequent to the date of vesting, at a time or times consistent with the requirements of Code Section 409A.

~~2.17~~2.16 “Dividend Equivalent Right” shall mean a right, granted to a Grantee pursuant to Section 12, entitling the Grantee thereof to receive, or to receive credits for the future payment of, cash, Stock, other Awards, or other property equal in value to dividend payments or distributions, or other periodic payments, declared or paid with respect to a number of shares of Stock specified in such Dividend Equivalent Right (or other Award to which such Dividend Equivalent Right relates) as if such shares of Stock had been issued to and held by the Grantee of such Dividend Equivalent Right as of the record date.

~~2.18~~2.17 “Effective Date” shall mean September 17, 2015.

~~2.19~~2.18 “Employee” shall mean, as of any date of determination, an employee (including an officer) of the Company or an Affiliate.

~~2.20~~2.19 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, as now in effect or as hereafter amended, and any successor thereto.

~~2.21~~2.20 “Excise Tax” shall mean, collectively, (i) the tax imposed by Section 4999 of the Code, (ii) any similar tax imposed by state or local law, and (iii) any interest or penalties with respect to any tax described in clause (i) or (ii).

2.21 “Executive Officer” shall mean an officer of the Company as defined in Rule 16a-1(f) under the Exchange Act.

2.22 “Fair Market Value” shall mean the fair market value of a share of Stock for purposes of the Plan, which shall be, as of any date of determination:

(a)
If on such date the shares of Stock are listed on a Stock Exchange, or are publicly traded on another Securities Market, the Fair Market Value of a share of Stock shall be the closing price of the Stock as reported on such Stock Exchange or such Securities Market (provided that, if there is more than one such Stock Exchange or Securities Market, the Committee shall designate the appropriate Stock Exchange or Securities Market for purposes of the Fair Market Value determination). If there is no such reported closing price on such date, the Fair Market Value of a share of Stock shall be the closing price of the Stock on the next preceding day on which any sale of Stock shall have been reported on such Stock Exchange or such Securities Market.

B-4 2024 Proxy Statement

(b)
If on such date the shares of Stock are not listed on a Stock Exchange or publicly traded on a Securities Market, the Fair Market Value of a share of Stock shall be the value of the Stock as determined by the Committee by the reasonable application of a reasonable valuation method, in a manner consistent with Code Section 409A.

Notwithstanding this Section 2.22 or Section 18.3, for purposes of determining taxable income and the amount of the related tax withholding obligation pursuant to Section 18.3, the Fair Market Value will be determined by the Committee in good faith using any reasonable method as it deems appropriate, to be applied consistently with respect to Grantees; provided, further, that the Committee shall determine the Fair Market Value of shares of Stock for tax withholding obligations due in connection with sales, by or on behalf of a Grantee, of such shares of Stock subject to an Award to pay the Option Price, SAR Price, and/or any tax withholding obligation on the same date on which such shares may first be sold pursuant to the terms of the applicable Award Agreement (including broker-assisted cashless exercises of Options and Stock Appreciation Rights, as described in Section 14.3, and sell-to-cover transactions) in any manner consistent with applicable provisions of the Code, including but not limited to using the sale price of such shares on such date (or if sales of such shares are effectuated at more than one sale price, the weighted average sale price of such shares on such date) as the Fair Market Value of such shares, so long as such Grantee has provided the Company, or its designee or agent, with advance written notice of such sale.

2.23 “Family Member” shall mean, with respect to any Grantee as of any date of determination, (a) a Person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of such Grantee, (b) any Person sharing such Grantee’s household (other than a tenant or employee), (c) a trust in which any one or more of the Persons specified in clauses (a) and (b) above (and such Grantee) own more than fifty percent (50%) of the beneficial interest, (d) a foundation in which any one or more of the Persons specified in clauses (a) and (b) above (and such Grantee) control the management of assets, and (e) any other entity in which one or more of the Persons specified in clauses (a) and (b) above (and such Grantee) own more than fifty percent (50%) of the voting interests.

2.24 “Grant Date” shall mean, as determined by the Committee, the latest to occur of (a) the date as of which the Committee approves the Award, (b) the date on which the recipient of an Award first becomes eligible to receive an Award under Section 6 hereof (e.g., in the case of a new hire, the first date on which such new hire performs any Service), or (c) such subsequent date specified by the Committee in the corporate action approving the Award.

2.25 “Grantee” shall mean a Person who receives or holds an Award under the Plan.

2.26 “Group” shall have the meaning set forth in Sections 13(d) and 14(d)(2) of the Exchange Act.

2.27 “Incentive Stock Option” shall mean an “incentive stock option” within the meaning of Code Section 422.

2.28 “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Grantee’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Grantee certifies, in the Grantee’s sole discretion, as likely to apply to the Grantee in the relevant tax year(s).

2024 Proxy Statement B-5

2.29 “Nonqualified Stock Option” shall mean an Option that is not an Incentive Stock Option.

2.30 “Non-Employee Director” shall have the meaning set forth in Rule 16b-3 under the Exchange Act.

~~2.31 “Officer” shall have the meaning set forth in Rule 16a-1(f) under the Exchange Act.~~

~~2.32~~2.31 “Option” shall mean an option to purchase one or more shares of Stock at a specified Option Price awarded to a Grantee pursuant to Section 8.

~~2.33~~2.32 “Option Price” shall mean the per share exercise price for shares of Stock subject to an Option.

~~2.34~~2.33 “Other Equity-Based Award” shall mean an Award representing a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Stock, other than an Option, a Stock Appreciation Right, Restricted Stock, a Restricted Stock Unit, a Deferred Stock Unit, Unrestricted Stock, a Dividend Equivalent Right, or a Performance Share or other Performance-Based Award.

~~2.35 “Outside Director” shall have the meaning set forth in Code Section 162(m)(4)(C)(i).~~

~~2.36~~2.34 “Reduced Amount” shall mean $1,000.00 less than the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm. determines to reduce Payments pursuant to Section 17.

~~2.37~~2.35 “Performance-Based Award” shall mean an Award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares, Other Equity-Based Awards, or cash made subject to the achievement of performance goals (as provided in Section 13) over a Performance Period specified by the Committee.

~~2.38 “Performance-Based Compensation” shall mean compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for Qualified Performance-Based Compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in the Plan shall be construed to mean that an Award which does not satisfy the requirements for Qualified Performance-Based Compensation does not constitute performance-based compensation for other purposes, including the purposes of Code Section 409A.~~

~~2.39 “Performance Measures” shall mean measures as specified in Section 13.6.4 on which the performance goal or goals under Performance-Based Awards are based and which are approved by the Company’s stockholders pursuant to, and to the extent required by, the Plan in order to qualify such Performance-Based Awards as Performance-Based Compensation.~~

~~2.40~~2.36 “Performance Period” shall mean the period of time, up to ten (10) years, during or over which the performance goals under Performance-Based Awards must be met in order to determine the degree of payout and/or vesting with respect to any such Performance-Based Awards.

~~2.41~~2.37 “Performance Shares” shall mean a Performance-Based Award representing a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Stock, made subject to the achievement of performance goals (as provided in Section 13) over a Performance Period of up to ten (10) years.

B-6 2024 Proxy Statement

~~2.42~~2.38 “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

~~2.43~~2.39 “Plan” shall mean this Darden Restaurants, Inc. 2015 Omnibus Incentive Plan, as amended from time to time.

~~2.44~~2.40 “Prior Plan” shall mean the Darden Restaurants, Inc. 2002 Stock Incentive Plan, as amended from time to time.

~~2.45“Qualified Performance-Based Compensation” shall have the meaning set forth in Code Section 162(m).~~

~~2.46~~2.41 “Restricted Period” shall mean a period of time established by the Committee during which an Award of Restricted Stock, Restricted Stock Units, or Deferred Stock Units is subject to restrictions.

~~2.47~~2.42 “Restricted Stock” shall mean shares of Stock awarded to a Grantee pursuant to Section 10.

~~2.48~~2.43 “Restricted Stock Unit” shall mean a bookkeeping entry representing the equivalent of one (1) share of Stock awarded to a Grantee pursuant to Section 10 that may be settled, subject to the terms and conditions of the applicable Award Agreement, in shares of Stock, cash, or a combination thereof.

~~2.49~~2.44 “SAR Price” shall mean the per share exercise price of a SAR.

~~2.50~~2.45 “Securities Act” shall mean the Securities Act of 1933, as amended, as now in effect or as hereafter amended, and any successor thereto.

~~2.51~~2.46 “Securities Market” shall mean an established securities market.

~~2.52~~2.47 “Separation from Service” shall have the meaning set forth in Code Section 409A.

2.48 “Service” shall mean service qualifying a Grantee as a Service Provider to the Company or an Affiliate. Unless otherwise provided in the applicable Award Agreement, a Grantee’s change in position or duties shall not result in interrupted or terminated Service, so long as such Grantee continues to be a Service Provider to the Company or an Affiliate. Subject to the preceding sentence, any determination by the Committee whether a termination of Service shall have occurred for purposes of the Plan shall be final, binding, and conclusive. If a Service Provider’s employment or other Service relationship is with an Affiliate and the applicable entity ceases to be an Affiliate, a termination of Service shall be deemed to have occurred when such entity ceases to be an Affiliate unless the Service Provider transfers his or her employment or other Service relationship to the Company or any other Affiliate.

~~2.54~~2.49 “Service Provider ” shall mean (a) an Employee or director of the Company or an Affiliate, or (b) a consultant or adviser to the Company or an Affiliate (i) who is a natural person, (ii) who is currently providing bona fide services to the Company or an Affiliate, and (iii) whose services are not in connection with the Company’s sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s Capital Stock.

~~2.55~~2.50 “Service Recipient Stock” shall have the meaning set forth in Code Section 409A.

2024 Proxy Statement B-7

~~2.56~~2.51 “Share Limit” shall have the meaning set forth in Section 4.1.

~~2.57~~2.52 “Short-Term Deferral Period” shall have the meaning set forth in Code Section 409A.

~~2.58~~2.53 “Stock” shall mean the common stock, without par value, of the Company, or any security into which shares of Stock may be changed or for which shares of Stock may be exchanged as provided in Section 16.1.

~~2.59~~2.54 “Stock Appreciation Right” or “SAR” shall mean a right granted to a Grantee pursuant to Section 9.

~~2.60~~2.55 “Stock Exchange” shall mean the New York Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, or another established national or regional stock exchange.

~~2.61~~2.56 “Subsidiary” shall mean any corporation (other than the Company) or non-corporate entity with respect to which the Company owns, directly or indirectly, fifty percent (50%) or more of the total combined voting power of all classes of Voting Stock. In addition, any other entity may be designated by the Committee as a Subsidiary, provided that (a) such entity could be considered as a subsidiary according to generally accepted accounting principles in the United States of America and (b) in the case of an Award of Options or Stock Appreciation Rights, such Award would be considered to be granted in respect of Service Recipient Stock under Code Section 409A.

~~2.62~~2.57 “Substitute Award” shall mean an Award granted upon assumption of, or in substitution for, outstanding awards previously granted under a compensatory plan of the Company, an Affiliate, or a business entity acquired or to be acquired by the Company or an Affiliate or with which the Company or an Affiliate has combined or will combine.

~~2.63~~2.58 “Ten Percent Stockholder” shall mean a natural Person who owns more than ten percent (10%) of the total combined voting power of all classes of Voting Stock of the Company, the Company’s parent (if any), or any of the Company’s Subsidiaries. In determining stock ownership, the attribution rules of Code Section 424(d) shall be applied.

~~2.64~~2.59 “Unrestricted Stock” shall mean Stock that is free of any restrictions.

~~2.65~~2.60 “Voting Stock” shall mean, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers, or other voting members of the governing body of such Person.

3.
ADMINISTRATION OF THE PLAN

3.1 Committee.

3.1.1 Powers and Authorities. The Committee shall administer the Plan and shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s articles of incorporation and bylaws and Applicable Laws. Without limiting the generality of the foregoing, the Committee shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award, or any Award Agreement and shall have full power and authority to take all such other actions and to make all such other determinations not inconsistent with the specific terms and provisions of the Plan which the Committee deems to be necessary or appropriate to the administration of the Plan, any Award, or any Award Agreement. All such actions and determinations shall be made by (a) the affirmative vote of a majority of the members of the Committee present at a meeting at which a quorum is present, or

B-8 2024 Proxy Statement

(b) the unanimous consent of the members of the Committee executed in writing or evidenced by electronic transmission in accordance with the Company’s articles of incorporation and bylaws and Applicable Laws. Unless otherwise expressly determined by the Board, the Committee shall have the authority to interpret and construe all provisions of the Plan, any Award, and any Award Agreement, and any such interpretation or construction, and any other determination contemplated to be made under the Plan or any Award Agreement, by the Committee shall be final, binding, and conclusive on all Persons, whether or not expressly provided for in any provision of the Plan, such Award, or such Award Agreement.

In the event that the Plan, any Award, or any Award Agreement provides for any action to be taken by the Board or any determination to be made by the Board, such action may be taken or such determination may be made by the Committee constituted in accordance with this Section 3.1 if the Board has delegated the power and authority to do so to such Committee.

3.1.2 Composition of the Committee. The Committee shall be a committee composed of not fewer than two (2) directors of the Company designated by the Board to administer the Plan. Each member of the Committee shall be ~~(a)~~ a Non-Employee Director~~, (b) an Outside Director,~~ and ~~(c)~~ an independent director in accordance with the rules of any Stock Exchange on which the Stock is listed; provided that any action taken by the Committee shall be valid and effective whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 3.1.2 or otherwise provided in any charter of the Committee. Without limiting the generality of the foregoing, the Committee may be the Compensation Committee of the Board or a subcommittee thereof if the Compensation Committee of the Board or such subcommittee satisfies the foregoing requirements.

3.1.3 Other Committees. The Board also may appoint one or more committees of the Board, each composed of one or more directors of the Company ~~who need not be Outside Directors~~, which (a) may administer the Plan with respect to Grantees who are not Executive Officers or directors of the Company, (b) may grant Awards under the Plan to such Grantees, and (c) may determine all terms of such Awards, in each case~~, excluding (for the avoidance of doubt) Performance-Based Awards intending to constitute Qualified Performance-Based Compensation and subject, if applicable, to the requirements of Rule 16b-3 under the Exchange Act and the rules of any Stock Exchange or Securities Market on which the Stock is listed or publicly traded.~~.

3.1.4 Delegation by Committee. To the extent permitted by Applicable Laws, the Committee may, by resolution, delegate some or all of its authority with respect to the Plan and Awards to the Chief Executive Officer of the Company and/or any other officer of the Company designated by the Committee, provided that the Committee may not delegate its authority hereunder ~~(a)~~ to ~~make~~a delegatee for the purpose of (a) making Awards to directors of the Company, (b) ~~to make~~making Awards to Employees who are ~~(i)~~Executive Officers, ~~(ii) Covered Employees, or (iii) officers of the Company who are delegated authority by the Committee pursuant to this Section 3.1.4,~~ or (c) ~~to interpret~~interpreting the Plan, any Award, or any Award Agreement with respect to any person described in (b) above. For the avoidance of doubt, under no circumstances shall a delegatee have authority under the Plan to take any action with respect to his or her own Awards, and nothing shall prohibit an Award from being made under a delegation of authority under the Plan to another individual who has been delegated authority with respect to other routine administrative matters under the Plan. Any delegation hereunder will be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. Nothing in the Plan will be construed as obligating the Committee to delegate authority to any officer of the Company, and the Committee may at any time rescind the authority delegated to an officer of the Company appointed hereunder and delegate authority to one or more other officers of the Company. At all times, an officer of the Company delegated authority pursuant to this Section 3.1.4 will serve in such capacity at the pleasure of the Committee. Any action undertaken by any such officer of the Company in accordance

2024 Proxy Statement B-9

with the Committee’s delegation of authority will have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the “Committee” will, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to each such officer.

3.2 Board. The Board, from time to time, may exercise any or all of the powers and authorities related to the administration and implementation of the Plan, as set forth in Section 3.1 and other applicable provisions of the Plan, as the Board shall determine, consistent with the Company’s articles of incorporation and bylaws and Applicable Laws.

3.3 Terms of Awards.

3.3.1 Committee Authority. Subject to the other terms and conditions of the Plan, the Committee shall have full and final authority to:

(a)
designate Grantees;
(b)
determine the type or types of Awards to be made to a Grantee;
(c)
determine the number of shares of Stock to be subject to an Award or to which an Award relates;
(d)
establish the terms and conditions of each Award (including the Option Price, the SAR Price, and the purchase price for applicable Awards; the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the shares of Stock subject thereto; the treatment of an Award in the event of a Change in Control (subject to applicable agreements); and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options);
(e)
prescribe the form of each Award Agreement evidencing an Award;
(f)
subject to the limitation on repricing in Section 3.4, amend, modify, or supplement the terms of any outstanding Award, which authority shall include the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to make Awards or to modify outstanding Awards made to eligible natural Persons who are foreign nationals or are natural Persons who are employed outside the United States to reflect differences in local law, tax policy, or custom; provided that, notwithstanding the foregoing, no amendment, modification, or supplement of the terms of any outstanding Award shall, without the consent of the Grantee thereof, impair such Grantee’s rights under such Award; and

B-10 2024 Proxy Statement

(g)
make Substitute Awards.

3.3.2 Forfeiture; Recoupment. The Committee may reserve the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee with respect to an Award thereunder on account of actions taken by, or failed to be taken by, such Grantee in violation or breach of, or in conflict with, any (a) employment agreement, (b) non-competition agreement, (c) agreement prohibiting solicitation of Employees or clients of the Company or an Affiliate, (d) confidentiality obligation with respect to the Company or an Affiliate, (e) Company or Affiliate policy or procedure, (f) other agreement, or (g) other obligation of such Grantee to the Company or an Affiliate, as and to the extent specified in such Award Agreement. If the Grantee of an outstanding Award is an Employee of the Company or an Affiliate and such Grantee’s Service is terminated for Cause, the Committee may annul such Grantee’s outstanding Award as of the date of the Grantee’s termination of Service for Cause.

Any Award granted pursuant to the Plan shall be subject to mandatory repayment by the Grantee to the Company (x) to the extent set forth in this Plan or an Award Agreement or (y) to the extent the Grantee is, or in the future becomes, subject to (1) any Company or Affiliate “clawback” or recoupment policy that is adopted to comply with the requirements of any Applicable Laws, or (2) any Applicable Laws which impose mandatory recoupment, under circumstances set forth in such Applicable Laws.

3.4 No Repricing Without Stockholder Approval. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, shares of Stock, other securities, or other property), stock split, extraordinary dividend, recapitalization, Change in Control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Stock, or other securities or similar transaction), the Company may not~~: (a) amend~~ take any action, directly or indirectly, that is treated as a “repricing” for purposes of generally accepted accounting principles or the stockholder approval rules of the applicable securities exchange or inter-dealer quotation service on which the Stock is listed or quoted, including but not limited to: (a) amending the terms of outstanding Options or SARs to reduce the Option Price or SAR Price, as applicable, of such outstanding Options or SARs; (b) ~~cancel~~cancelling outstanding Options or SARs in exchange for or substitution of Options or SARs with an Option Price or SAR Price, as applicable, that is less than the Option Price or SAR Price, as applicable, of the original Options or SARs~~; or (c) cancel~~, other Awards covering the same or a different number of shares of Stock, cash or other valuable consideration; or (c) cancelling outstanding Options or SARs with an Option Price or SAR Price, as applicable, above the current Fair Market Value in exchange for cash or other securities, in each case, unless such action is subject to and approved by the Company's stockholders.

3.5 Deferral Arrangement. The Committee may permit or require the deferral of any payment pursuant to any Award into a deferred compensation arrangement, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or Dividend Equivalent Rights and, in connection therewith, provisions for converting such credits into Deferred Stock Units and for restricting deferrals to comply with hardship distribution rules affecting tax-qualified retirement plans subject to Code Section 401(k)(2)(B)(IV); provided that no Dividend Equivalent Rights may be granted in connection with, or related to, an Award of Options or SARs. Any such deferrals shall be made in a manner that complies with Code Section 409A, including, if applicable, with respect to when a Separation from Service occurs.

2024 Proxy Statement B-11

3.6 Registration; Share Certificates. Notwithstanding any provision of the Plan to the contrary, the ownership of the shares of Stock issued under the Plan may be evidenced in such a manner as the Committee, in its sole discretion, deems appropriate, including by book-entry or direct registration (including transaction advices) or the issuance of one or more share certificates.

4.
STOCK SUBJECT TO THE PLAN

4.1 Number of Shares of Stock Available for Awards. Subject to such additional shares of Stock as shall be available for issuance under the Plan pursuant to Section 4.2, and subject to adjustment pursuant to Section 16, the maximum number of shares of Stock reserved for issuance under the Plan shall be equal to the sum of (i) ~~nine~~three million five hundred thousand (~~900~~3,500,000~~)~~ shares of Stock, plus (ii) the number of shares of Stock available for future awards under the Prior Plan as of the Effective Date, plus (iii) the number of shares of Stock related to awards outstanding under the Prior Plan as of the Effective Date that thereafter terminate by expiration or forfeiture, cancellation, or otherwise without the issuance of such shares of Stock (the “Share Limit”). Such shares of Stock may be authorized and unissued shares of Stock, treasury shares of Stock, or any combination of the foregoing, as may be determined from time to time by the Board or by the Committee. Any of the shares of Stock reserved and available for issuance under the Plan may be used for any type of Award under the Plan, and any or all of the shares of Stock reserved for issuance under the Plan shall be available for issuance pursuant to the Incentive Stock Options.

4.2 Adjustments in Authorized Shares of Stock. In connection with mergers, reorganizations, separations, or other transactions to which Code Section 424(a) applies, the Committee shall have the right to cause the Company to assume awards previously granted under a compensatory plan of another business entity that is a party to such transaction and to grant Substitute Awards under the Plan for such awards. The Share Limit pursuant to Section 4.1 shall be increased by the number of shares of Stock subject to any such assumed awards and Substitute Awards. Shares available for issuance under a stockholder-approved plan of a business entity that is a party to such transaction (as appropriately adjusted, if necessary, to reflect such transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Stock otherwise available for issuance under the Plan, subject to applicable rules of any Stock Exchange or Securities Market on which the Stock is listed or publicly traded. This Section 4.2 shall be interpreted consistent with the requirements under Section 303.08A of the New York Stock Exchange Listed Company Manual.

4.3 Share Usage.

(a)
Shares of Stock covered by an Award shall be counted as used as of the Grant Date for purposes of calculating the number of shares of Stock available for issuance under Section 4.1.
(b)
Any shares of Stock that are subject to Awards, including shares of Stock acquired through dividend reinvestment pursuant to Section 10, will be counted against the Share Limit set forth in Section 4.1 as one (1) share of Stock for every one (1) share of Stock subject to an Award. The number of shares of Stock subject to an Award of SARs will be counted against the Share Limit set forth in Section 4.1 as one (1) share of Stock for every one (1) share of Stock subject to such Award regardless of the number of shares of Stock actually issued to settle such SARs upon the exercise of the SARs. The target number of shares issuable under a Performance Share grant shall be counted against the Share Limit set forth in Section 4.1 as of the Grant Date, but such number shall be adjusted to equal the actual number of shares issued upon settlement of the Performance Shares to the extent different from such target number of shares. Awards that do not entitle the Grantee thereof to receive or purchase shares of Stock and Awards that are settled in cash shall not be counted against the Share Limit set forth in Section 4.1.

B-12 2024 Proxy Statement

(c)
If any shares of Stock covered by an Award are not purchased or are forfeited or expire or if an Award otherwise terminates without delivery of any Stock subject thereto or is settled in cash in lieu of shares, then the number of shares of Stock counted against the Share Limit with respect to such Award shall, to the extent of any such forfeiture, termination, expiration, or settlement, again be available for making Awards under the Plan.
(d)
The number of shares of Stock available for issuance under the Plan will not be increased by the number of shares of Stock (i) tendered, withheld, or subject to an Award granted under the Plan surrendered in connection with the purchase of shares of Stock upon exercise of an Option, (ii) that were not issued upon the net settlement or net exercise of a Stock-settled SAR granted under the Plan, (iii) deducted or delivered from payment of an Award granted under the Plan in connection with the Company’s tax withholding obligations as provided in Section 18.3, or (iv) purchased by the Company with proceeds from Option exercises.
5.
TERM; AMENDMENT AND TERMINATION

5.1 Term. The Plan shall become effective as of the Effective Date. The Plan shall terminate on the first to occur of (a) the tenth (10th) anniversary of the ~~Effective~~Restatement Date, (b) the date determined in accordance with Section 5.2, and (c) the date determined in accordance with Section 16.3. Upon such termination of the Plan, all outstanding Awards shall continue to have full force and effect in accordance with the provisions of the terminated Plan and the applicable Award Agreement (or other documents evidencing such Awards).

5.2 Amendment, Suspension, and Termination. The Board may, at any time and from time to time, amend, suspend, or terminate the Plan; provided that, with respect to Awards theretofore granted under the Plan, no amendment, suspension, or termination of the Plan shall, without the consent of the Grantee, impair the rights or obligations under any such Award. The effectiveness of any amendment to the Plan shall be contingent on approval of such amendment by the Company’s stockholders to the extent provided by the Board or required by Applicable Laws. Notwithstanding the foregoing, nothing in this Section 5.2 shall prohibit the Board from amending the Plan without the Grantee’s consent as determined by the Board to be necessary or appropriate to comply with changes in applicable law or exchange listing requirements. The Board may delegate its authority under this Section 5.2 to amend the Plan to the Committee as permitted under the Committee’s charter.

6.
AWARD ELIGIBILITY AND LIMITATIONS

6.1 Eligible Grantees. Subject to this Section 6, Awards may be made under the Plan to (a) any Service Provider, as the Committee shall determine and designate from time to time, and (b) any other individual whose participation in the Plan is determined to be in the best interests of the Company by the Committee.

6.2 Limitation on Shares of Stock Subject to Awards and Cash Awards. During any time when the Company has any class of common equity securities registered under Section 12 of the Exchange Act, but subject to adjustment as provided in Section 16:

(a)
The maximum number of shares of Stock that may be granted under the Plan, pursuant to Options or SARs, in a fiscal year to any Person eligible for an Award under Section 6.1, other than a Non-Employee Director of the Company, is one million (1,000,000) shares;

2024 Proxy Statement B-13

(b)
The maximum number of shares of Stock that may be granted under the Plan, pursuant to Awards other than Options or SARs that are Stock-denominated and are either Stock- or cash-settled, in a fiscal year to any Person eligible for an Award under Section 6.1, other than a Non-Employee Director of the Company, is two hundred thousand (200,0000) shares;
(c)
The maximum Fair Market Value of shares of Stock that may be granted under the Plan, pursuant to Awards, in a fiscal year to any Non-Employee Director of the Company is ~~five~~six hundred thousand dollars ($~~500~~600,000); and
(d)
The maximum amount that may be paid as a cash-denominated Performance-Based Award (whether or not cash-settled) for a Performance Period to any Person eligible for an Award under Section 6.1 shall be ten million dollars ($10,000,000).

For purposes of the limitation in (c) above, any Deferred Stock Units or other Awards that (i) are elected by a Grantee in writing in lieu of cash compensation and (ii) result in the issuance of shares under the Plan at a later time shall not count towards the $600,000 annual limit.

6.3 Stand-Alone, Additional, Tandem, and Substitute Awards. Subject to Section 3.4, Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, (a) any other Award, (b) any award granted under another plan of the Company, an Affiliate, or any business entity that has been a party to a transaction with the Company or an Affiliate, or (c) any other right of a Grantee to receive payment from the Company or an Affiliate. Such additional, tandem, exchange, or Substitute Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, or for an award granted under another plan of the Company, an Affiliate, or any business entity that has been a party to a transaction with the Company or an Affiliate, the Committee shall require the surrender of such other Award or award under such other plan in consideration for the grant of such exchange or Substitute Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash payments under other plans of the Company or an Affiliate. Notwithstanding Section 8.1 and Section 9.1, but subject to Section 3.4, the Option Price of an Option or the SAR Price of a SAR that is a Substitute Award may be less than one hundred percent (100%) of the Fair Market Value of a share of Stock on the original Grant Date; provided that such Option Price or SAR Price is determined in accordance with the principles of Code Section 424 for any Incentive Stock Option and consistent with Code Section 409A for any other Option or SAR.

6.4 Minimum Vesting Period. Except with respect to a maximum of five percent (5%) of the Share Limit, as may be adjusted pursuant to Section 4.2, and except as otherwise provided in Section 16, no Award shall provide for vesting which is any more rapid than vesting on the one (1) year anniversary of the Grant Date or, with respect to Awards that vest upon the attainment of performance goals, a Performance Period that is less than twelve (12) months.

7.
AWARD AGREEMENT

Each Award granted pursuant to the Plan shall be evidenced by an Award Agreement, which shall be in such form or forms as the Committee shall from time to time determine. Award Agreements utilized under the Plan from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Nonqualified Stock Options or Incentive Stock Options, and, in the absence of such specification, such Options shall be deemed to constitute Nonqualified Stock Options. In the event of any inconsistency between the Plan and an Award Agreement, the provisions of the Plan shall control.

B-14 2024 Proxy Statement

8.
TERMS AND CONDITIONS OF OPTIONS

8.1 Option Price. The Option Price of each Option shall be fixed by the Committee and stated in the Award Agreement evidencing such Option. Except in the case of Substitute Awards, the Option Price of each Option shall be at least the Fair Market Value of one (1) share of Stock on the Grant Date; provided that, in the event that a Grantee is a Ten Percent Stockholder, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than one hundred ten percent (110%) of the Fair Market Value of one (1) share of Stock on the Grant Date. In no case shall the Option Price of any Option be less than the par value of one (1) share of Stock.

8.2 Vesting and Exercisability. Subject to Sections 8.3 and 16.3, each Option granted under the Plan shall become vested and/or exercisable at such times and under such conditions as shall be determined by the Committee and stated in the Award Agreement, in another agreement with the Grantee, or otherwise in writing.

8.3 Term. Each Option granted under the Plan shall terminate, and all rights to purchase shares of Stock thereunder shall cease, on the tenth (10th) anniversary of the Grant Date of such Option, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such Option; provided that, in the event that the Grantee is a Ten Percent Stockholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option shall not be exercisable after the fifth (5th) anniversary of the Grant Date of such Option; and provided, further, that, to the extent deemed necessary or appropriate by the Committee to reflect differences in local law, tax policy, or custom with respect to any Option granted to a Grantee who is a foreign national or is a natural Person who is employed outside the United States, such Option may terminate, and all rights to purchase shares of Stock thereunder may cease, upon the expiration of a period longer than ten (10) years from the Grant Date of such Option as the Committee shall determine.

8.4 Termination of Service. Each Award Agreement with respect to the grant of an Option shall set forth the extent to which the Grantee thereof, if at all, shall have the right to exercise such Option following termination of such Grantee’s Service. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

8.5 Limitations on Exercise of Option. Notwithstanding any provision of the Plan to the contrary, in no event may any Option be exercised, in whole or in part, after the occurrence of an event referred to in Section 16 which results in the termination of such Option.

8.6 Method of Exercise. Subject to the terms of Section 14 and Section 18.3, an Option that is exercisable may be exercised by the Grantee’s delivery to the Company or its designee or agent of notice of exercise on any business day, at the Company’s principal office or the office of such designee or agent, on the form specified by the Company and in accordance with any additional procedures specified by the Committee. Such notice shall specify the number of shares of Stock with respect to which such Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares of Stock for which such Option is being exercised, plus the amount (if any) of federal and/or other taxes which the Company may, in its judgment, be required to withhold with respect to the exercise of such Option.

8.7 Rights of Holders of Options. Unless otherwise stated in the applicable Award Agreement, a Grantee or other Person holding or exercising an Option shall have none of the rights of a stockholder of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the shares of Stock subject to such Option, to direct the voting of the shares of Stock subject to such Option, or to receive notice of any meeting of the Company’s

2024 Proxy Statement B-15

stockholders) until the shares of Stock subject thereto are fully paid and issued to such Grantee or other Person. Except as provided in Section 16, no adjustment shall be made for dividends, distributions, or other rights with respect to any shares of Stock subject to an Option for which the record date is prior to the date of issuance of such shares of Stock.

8.8 Delivery of Stock. Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price with respect thereto, such Grantee shall be entitled to receive such evidence of such Grantee’s ownership of the shares of Stock subject to such Option as shall be consistent with Section 3.6.

8.9 Transferability of Options. Except as provided in Section 8.10, during the lifetime of a Grantee of an Option, only such Grantee (or, in the event of such Grantee’s legal incapacity or incompetency, such Grantee’s guardian or legal representative) may exercise such Option. Except as provided in Section 8.10, no Option shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

8.10 Family Transfers. If authorized in the applicable Award Agreement and by the Committee, in its sole discretion, a Grantee may transfer, not for value, all or part of an Option which is not an Incentive Stock Option to any Family Member. For the purpose of this Section 8.10, a transfer “not for value” is a transfer which is (a) a gift, (b) a transfer under a domestic relations order in settlement of marital property rights, or (c) unless Applicable Laws do not permit such transfer, a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family Members (and/or the Grantee) in exchange for an interest in such entity. Following a transfer under this Section 8.10, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to such transfer. Subsequent transfers of transferred Options shall be prohibited except to Family Members of the original Grantee in accordance with this Section 8.10 or by will or the laws of descent and distribution. The provisions of Section 8.4 relating to termination of Service shall continue to be applied with respect to the original Grantee of the Option, following which such Option shall be exercisable by the transferee only to the extent, and for the periods specified, in Section 8.4.

8.11 Limitations on Incentive Stock Options. An Option shall constitute an Incentive Stock Option only (a) if the Grantee of such Option is an Employee of the Company or any corporate Subsidiary, (b) to the extent specifically provided in the related Award Agreement, and (c) to the extent that the aggregate Fair Market Value (determined at the time such Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed one hundred thousand dollars ($100,000). Except to the extent provided in the regulations under Code Section 422, this limitation shall be applied by taking Options into account in the order in which they were granted.

8.12 Notice of Disqualifying Disposition. If any Grantee shall make any disposition of shares of Stock issued pursuant to the exercise of an Incentive Stock Option under the circumstances provided in Code Section 421(b) (relating to certain disqualifying dispositions), such Grantee shall notify the Company of such disposition immediately but in no event later than ten (10) days thereafter.

B-16 2024 Proxy Statement

9.
TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

9.1 Right to Payment and SAR Price. A SAR shall confer on the Grantee to whom it is granted a right to receive, upon exercise thereof, the excess of (a) the Fair Market Value of one (1) share of Stock on the date of exercise, over (b) the SAR Price as determined by the Committee. The Award Agreement for a SAR shall specify the SAR Price, which shall be no less than the Fair Market Value of one (1) share of Stock on the Grant Date of such SAR. SARs may be granted in tandem with all or part of an Option granted under the Plan or at any subsequent time during the term of such Option, in combination with all or any part of any other Award, or without regard to any Option or other Award; provided that a SAR that is granted in tandem with all or part of an Option will have the same term, and expire at the same time, as the related Option; provided, further, that a SAR that is granted subsequent to the Grant Date of a related Option must have a SAR Price that is no less than the Fair Market Value of one (1) share of Stock on the Grant Date of such SAR.

9.2 Other Terms. The Committee shall determine, on the Grant Date or thereafter, the time or times at which, and the circumstances under which, a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future Service requirements); the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions; the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which shares of Stock shall be delivered or deemed to be delivered to Grantees, whether or not a SAR shall be granted in tandem or in combination with any other Award; and any and all other terms and conditions of any SAR.

9.3 Term. Each SAR granted under the Plan shall terminate, and all rights thereunder shall cease, on the tenth (10th) anniversary of the Grant Date of such SAR or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such SAR.

9.4 Rights of Holders of SARs. Unless otherwise stated in the applicable Award Agreement, a Grantee or other Person holding or exercising a SAR shall have none of the rights of a stockholder of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the shares of Stock underlying such SAR, to direct the voting of the shares of Stock underlying such SAR, or to receive notice of any meeting of the Company’s stockholders) until the shares of Stock underlying such SAR, if any, are issued to such Grantee or other Person. Except as provided in Section 16, no adjustment shall be made for dividends, distributions, or other rights with respect to any shares of Stock underlying a SAR for which the record date is prior to the date of issuance of such shares of Stock, if any.

9.5 Transferability of SARs. Except as provided in Section 9.6, during the lifetime of a Grantee of a SAR, only the Grantee (or, in the event of such Grantee’s legal incapacity or incompetency, such Grantee’s guardian or legal representative) may exercise such SAR. Except as provided in Section 9.6, no SAR shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

9.6 Family Transfers. If authorized in the applicable Award Agreement and by the Committee, in its sole discretion, a Grantee may transfer, not for value, all or part of a SAR to any Family Member. For the purpose of this Section 9.6, a transfer “not for value” is a transfer which is (a) a gift, (b) a transfer under a domestic relations order in settlement of marital property rights, or (c) unless Applicable Laws do not permit such transfer, a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family Members (and/or the Grantee) in exchange for an interest in such entity. Following a transfer under this Section 9.6, any such SAR shall continue to be subject to the same terms and conditions as were in effect immediately prior to such transfer. Subsequent transfers of transferred SARs shall be prohibited except to Family Members of

2024 Proxy Statement B-17

the original Grantee in accordance with this Section 9.6 or by will or the laws of descent and distribution.

10.
TERMS AND CONDITIONS OF RESTRICTED STOCK, RESTRICTED STOCK UNITS, AND DEFERRED STOCK UNITS

10.1 Grant of Restricted Stock, Restricted Stock Units, and Deferred Stock Units. Awards of Restricted Stock, Restricted Stock Units, and Deferred Stock Units may be made for consideration or for no consideration, other than the par value of the shares of Stock, which shall be deemed paid by past Service or, if so provided in the related Award Agreement or a separate agreement, the promise by the Grantee to perform future Service to the Company or an Affiliate.

10.2 Restrictions. At the time a grant of Restricted Stock, Restricted Stock Units, or Deferred Stock Units is made, the Committee may, in its sole discretion, (a) establish a Restricted Period applicable to such Restricted Stock, Restricted Stock Units, or Deferred Stock Units and (b) prescribe restrictions in addition to or other than the expiration of the Restricted Period, including the achievement of corporate or individual performance goals, which may be applicable to all or any portion of such Restricted Stock, Restricted Stock Units, or Deferred Stock Units as provided in Section 13. Awards of Restricted Stock, Restricted Stock Units, and Deferred Stock Units may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other restrictions prescribed by the Committee with respect to such Awards.

10.3 Registration; Restricted Stock Certificates. Pursuant to Section 3.6, to the extent that ownership of Restricted Stock is evidenced by a book-entry registration or direct registration (including transaction advices), such registration shall be notated to evidence the restrictions imposed on such Award of Restricted Stock under the Plan and the applicable Award Agreement. Subject to Section 3.6 and the immediately following sentence, the Company may issue, in the name of each Grantee to whom Restricted Stock has been granted, certificates representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the Grant Date of such Restricted Stock. The Committee may provide in an Award Agreement with respect to an Award of Restricted Stock that either (a) the Secretary of the Company shall hold such certificates for such Grantee’s benefit until such time as such shares of Restricted Stock are forfeited to the Company or the restrictions applicable thereto lapse and such Grantee shall deliver a stock power to the Company with respect to each certificate, or (b) such certificates shall be delivered to such Grantee, provided that such certificates shall bear legends that comply with Applicable Laws and make appropriate reference to the restrictions imposed on such Award of Restricted Stock under the Plan and such Award Agreement.

10.4 Rights of Holders of Restricted Stock. Unless the Committee provides otherwise in an Award Agreement and subject to the restrictions set forth in the Plan, any applicable Company program, and the applicable Award Agreement, holders of Restricted Stock shall have the right to vote such shares of Restricted Stock and the right to receive any dividend payments or distributions declared or paid with respect to such shares of Restricted Stock. The Committee may provide in an Award Agreement evidencing a grant of Restricted Stock that (a) any cash dividend payments or distributions paid on Restricted Stock shall be reinvested in shares of Stock, which may or may not be subject to the same vesting conditions and restrictions as applicable to such underlying shares of Restricted Stock or (b) any dividend payments or distributions declared or paid on shares of Restricted Stock shall only be made or paid upon satisfaction of the vesting conditions and restrictions applicable to such shares of Restricted Stock. Dividend payments or distributions declared or paid on shares of Restricted Stock which vest or are earned based upon the achievement of performance goals shall not vest unless such performance goals for such shares of Restricted Stock are achieved, and if such performance goals are not achieved, the Grantee of such shares of Restricted Stock shall promptly

B-18 2024 Proxy Statement

forfeit and, to the extent already paid or distributed, repay to the Company such dividend payments or distributions. All stock dividend payments or distributions, if any, received by a Grantee with respect to shares of Restricted Stock as a result of any stock split, stock dividend, combination of stock, or other similar transaction shall be subject to the same vesting conditions and restrictions as applicable to such underlying shares of Restricted Stock.

10.5 Rights of Holders of Restricted Stock Units and Deferred Stock Units.

10.5.1 Voting and Dividend Rights. Holders of Restricted Stock Units and Deferred Stock Units shall have no rights as stockholders of the Company (for example, the right to receive dividend payments or distributions attributable to the shares of Stock underlying such Restricted Stock Units and Deferred Stock Units, to direct the voting of the shares of Stock underlying such Restricted Stock Units and Deferred Stock Units, or to receive notice of any meeting of the Company’s stockholders).

10.5.2 Creditor’s Rights. A holder of Restricted Stock Units or Deferred Stock Units shall have no rights other than those of a general unsecured creditor of the Company. Restricted Stock Units and Deferred Stock Units represent unfunded and unsecured obligations of the Company, subject to the terms and conditions of the applicable Award Agreement.

10.6 Termination of Service. Unless the Committee provides otherwise in an Award Agreement, in another agreement with the Grantee, or otherwise in writing after such Award Agreement is issued, but prior to termination of the Grantee’s Service, upon the termination of such Grantee’s Service, any Restricted Stock, Restricted Stock Units, or Deferred Stock Units held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of such Restricted Stock, Restricted Stock Units, or Deferred Stock Units, the Grantee thereof shall have no further rights with respect thereto, including any right to vote such Restricted Stock or any right to receive dividends or Dividend Equivalent Rights, as applicable, with respect to such Restricted Stock, Restricted Stock Units, or Deferred Stock Units.

10.7 Purchase of Restricted Stock and Shares of Stock Subject to Restricted Stock Units and Deferred Stock Units. The Grantee of an Award of Restricted Stock, vested Restricted Stock Units, or vested Deferred Stock Units shall be required, to the extent required by Applicable Laws, to purchase such Restricted Stock or the shares of Stock subject to such vested Restricted Stock Units or Deferred Stock Units from the Company at a purchase price equal to the greater of (x) the aggregate par value of the shares of Stock represented by such Restricted Stock or such vested Restricted Stock Units or Deferred Stock Units or (y) the purchase price, if any, specified in the Award Agreement relating to such Restricted Stock or such vested Restricted Stock Units or Deferred Stock Units. Such purchase price shall be payable in a form provided in Section 14 or, in the sole discretion of the Committee, in consideration for Service rendered or to be rendered by the Grantee to the Company or an Affiliate.

10.8 Delivery of Shares of Stock. Upon the expiration or termination of any Restricted Period and the satisfaction of any other conditions prescribed by the Committee, including, without limitation, any performance goals or delayed delivery period, the restrictions applicable to Restricted Stock, Restricted Stock Units, or Deferred Stock Units settled in shares of Stock shall lapse, and, unless otherwise provided in the applicable Award Agreement, a book-entry or direct registration (including transaction advices) or a certificate evidencing ownership of such shares of Stock shall, consistent with Section 3.6, be issued, free of all such restrictions, to the Grantee thereof or such Grantee’s beneficiary or estate, as the case may be. Neither the Grantee, nor the Grantee’s beneficiary or estate, shall have any further rights with regard to a Restricted Stock Unit or Deferred Stock Unit once the shares of

2024 Proxy Statement B-19

Stock represented by such Restricted Stock Unit or Deferred Stock Unit have been delivered in accordance with this Section 10.8.

11.
TERMS AND CONDITIONS OF UNRESTRICTED STOCK AWARDS AND OTHER EQUITY-BASED AWARDS

11.1 Unrestricted Stock Awards. Subject to Section 6.4, the Committee may, in its sole discretion, grant (or sell at the par value of a share of Stock or at such other higher purchase price as shall be determined by the Committee) an Award to any Grantee pursuant to which such Grantee may receive shares of Unrestricted Stock under the Plan. Awards of Unrestricted Stock may be granted or sold to any Grantee as provided in the immediately preceding sentence in respect of Service rendered or, if so provided in the related Award Agreement or a separate agreement, to be rendered by the Grantee to the Company or an Affiliate or other valid consideration, in lieu of or in addition to any cash compensation due to such Grantee.

11.2 Other Equity-Based Awards. The Committee may, in its sole discretion, grant Awards in the form of Other Equity-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan. Awards granted pursuant to this Section 11.2 may be granted with vesting, value, and/or payment contingent upon the achievement of one or more performance goals. The Committee shall determine the terms and conditions of Other Equity-Based Awards on the Grant Date or thereafter. Unless the Committee provides otherwise in an Award Agreement, in another agreement with the Grantee, or otherwise in writing after such Award Agreement is issued, but prior to termination of the Grantee’s Service, upon the termination of the Grantee’s Service, any Other Equity-Based Awards held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of any Other Equity-Based Award, the Grantee thereof shall have no further rights with respect to such Other Equity-Based Award.

12.
TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS

12.1 Dividend Equivalent Rights. A Dividend Equivalent Right may be granted hereunder, provided that no Dividend Equivalent Rights may be granted in connection with, or related to, an Award of Options or SARs. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Agreement therefor. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently (with or without being subject to forfeiture or a repayment obligation) or may be deemed to be reinvested in additional shares of Stock or Awards, which may thereafter accrue additional Dividend Equivalent Rights (with or without being subject to forfeiture or a repayment obligation). Any such reinvestment shall be at the Fair Market Value thereof on the date of such reinvestment. Dividend Equivalent Rights may be settled in cash, shares of Stock, or a combination thereof, in a single installment or in multiple installments, all as determined in the sole discretion of the Committee. A Dividend Equivalent Right granted as a component of another Award ~~may (a)~~shall provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other Award and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award ~~or (b) contain terms and conditions which are different from the terms and conditions of such other Award, provided that~~. For the avoidance of doubt, Dividend Equivalent Rights credited pursuant to a Dividend Equivalent Right granted as a component of another Award ~~which vests or is earned based upon the achievement of performance goals~~ shall not vest unless ~~such~~all applicable performance and vesting conditions for such underlying Award are achieved, and if such ~~performance goals~~conditions are not achieved, the Grantee of such Dividend Equivalent Rights shall promptly forfeit and, to the extent already paid or distributed, repay to the Company payments or distributions made in connection with such Dividend Equivalent Rights.

B-20 2024 Proxy Statement

12.2 Termination of Service. Unless the Committee provides otherwise in an Award Agreement, in another agreement with the Grantee, or otherwise in writing after such Award Agreement is issued, a Grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon such Grantee’s termination of Service for any reason.

13.
TERMS AND CONDITIONS OF PERFORMANCE-BASED AWARDS

13.1 Grant of Performance-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Performance-Based Awards in such amounts and upon such terms as the Committee shall determine.

13.2 Value of Performance-Based Awards. Each grant of a Performance-Based Award shall have an initial cash value or an actual or target number of shares of Stock that is established by the Committee as of the Grant Date. The Committee shall set performance goals in its discretion which, depending on the extent to which they are achieved, shall determine the value and/or number of shares of Stock subject to a Performance-Based Award that will be paid out to the Grantee thereof.

13.3 Earning of Performance-Based Awards. Subject to the terms of the Plan, in particular Section 13.6.3, after the applicable Performance Period has ended, the Grantee of a Performance-Based Award shall be entitled to receive a payout of the value earned under such Performance-Based Award by such Grantee over such Performance Period.

13.4 Form and Timing of Payment of Performance-Based Awards. Payment of the value earned under Performance-Based Awards shall be made, as determined by the Committee, in the form, at the time, and in the manner described in the applicable Award Agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, (i) may pay the value earned under Performance-Based Awards in the form of cash, shares of Stock, other Awards, or a combination thereof, including shares of Stock and/or Awards that are subject to any restrictions deemed appropriate by the Committee, and (ii) shall pay the value earned under Performance-Based Awards at the close of the applicable Performance Period, or as soon as reasonably practicable after the Committee has determined that the performance goal or goals relating thereto have been achieved; provided that, unless specifically provided in the Award Agreement for such Performance-Based Awards, such payment shall occur no later than the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which such Performance Period ends.

13.5 Performance Conditions. The right of a Grantee to exercise or to receive a grant or settlement of any Performance-Based Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. ~~If and to the extent required under Code Section 162(m), any power or authority relating to an Award intended to qualify under Code Section 162(m) shall be exercised by the Committee and not by the Board.~~

~~13.6 Performance-Based Awards Granted to Designated Covered Employees. If and to the extent that the Committee determines that a Performance-Based Award to be granted to a Grantee should constitute Qualified Performance-Based Compensation for purposes of Code Section 162(m), the grant, exercise, and/or settlement of such Performance-Based Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 13.6.~~

2024 Proxy Statement B-21

~~13.6.1 Performance Goals Generally. The performance goals for Performance-Based Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 13.6. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Awards shall be granted, exercised, and/or settled upon achievement of any single performance goal or of two (2) or more performance goals. Performance goals may differ for Performance-Based Awards granted to any one Grantee or to different Grantees.~~

~~13.6.2 Timing For Establishing Performance Goals. Performance goals for any Performance-Based Award shall be established not later than the earlier of (a) ninety (90) days after the beginning of any Performance Period applicable to such Performance-Based Award, and (b) the date on which twenty-five percent (25%) of any Performance Period applicable to such Performance-Based Award has expired, or at such other date as may be required or permitted for compensation payable to a Covered Employee to constitute Performance-Based Compensation.~~

~~13.6.3 Payment of Awards; Other Terms. Payment of Performance-Based Awards shall be in cash, shares of Stock, other Awards, or a combination thereof, including shares of Stock and/or Awards that are subject to any restrictions deemed appropriate by the Committee, in each case as determined in the sole discretion of the Committee. The Committee may, in its sole discretion, reduce the amount of a payment otherwise to be made in connection with such Performance-Based Awards. The Committee shall specify the circumstances in which such Performance-Based Awards shall be paid or forfeited in the event of termination of Service by the Grantee prior to the end of a Performance Period or settlement of such Performance-Based Awards. In the event payment of the Performance-Based Award is made in the form of another Award subject to Service-based vesting, the Committee shall specify the circumstances in which the payment Award will be paid or forfeited in the event of a termination of Service.~~

~~13.6.4 Performance Measures. The performance goals upon which the vesting or payment of a Performance-Based Award to a Covered Employee that is intended to qualify as Performance-Based Compensation may be conditioned shall be limited to the following Performance Measures, with or without adjustment (including pro forma adjustments):~~

~~(a) net earnings or net income;~~

~~(b) operating earnings;~~

~~(c) pretax earnings;~~

~~(d) earnings per share;~~

~~(e) share price, including growth measures and total stockholder return;~~

~~(f) new unit growth;~~

~~(g) new unit return on investment;~~

~~(h) earnings before interest and taxes;~~

~~(i) earnings before interest, taxes, depreciation, and/or amortization;~~

B-22 2024 Proxy Statement

~~(j) earnings before interest, taxes, depreciation, and/or amortization as adjusted to exclude any one or more of the following:~~

~~•~~
~~rent costs;~~
~~•~~
~~stock-based compensation expense;~~
~~•~~
~~income from discontinued operations;~~
~~•~~
~~gain on cancellation of debt;~~
~~•~~
~~debt extinguishment and related costs;~~
~~•~~
~~restructuring, separation, and/or integration charges and costs;~~
~~•~~
~~reorganization and/or recapitalization charges and costs;~~
~~•~~
~~impairment charges;~~
~~•~~
~~merger-related events;~~
~~•~~
~~gain or loss related to investments;~~
~~•~~
~~sales and use tax settlements; and~~
~~•~~
~~gain on non-monetary transactions;~~

~~(K) sales or revenue growth or targets, whether in general or by type of product, service, or customer;~~

~~(l) gross or operating margins;~~

~~(m) return measures, including return on assets, capital, investment, equity, sales, or revenue;~~

~~(n) cash flow, including:~~

~~•~~
~~operating cash flow;~~
~~•~~
~~free cash flow, defined as earnings before interest, taxes, depreciation, and/or amortization (as adjusted to exclude any one or more of the items that may be excluded pursuant to the Performance Measure specified in clause (h) above) less capital expenditures;~~
~~•~~
~~levered free cash flow, defined as free cash flow less interest expense;~~
~~•~~
~~cash flow return on equity; and~~
~~•~~
~~cash flow return on investment;~~

~~(o) productivity ratios;~~

~~(p) costs, reductions in cost, and cost control measures;~~

~~(q) expense targets;~~

~~(r) market or market segment share or penetration;~~

2024 Proxy Statement B-23

~~(s) financial ratios as provided in credit agreements of the Company and its subsidiaries;~~

~~(t) working capital targets;~~

~~(u) completion of acquisitions of businesses or companies;~~

~~(v) completion of divestitures and asset sales;~~

~~(w) regulatory achievements or compliance;~~

~~(x) customer satisfaction measurements;~~

~~(y) execution of contractual arrangements or satisfaction of contractual requirements or milestones;~~

~~(z) product development achievements; and~~

~~(aa) any combination of the foregoing business criteria.~~

~~Performance under any of the foregoing Performance Measures (a) may be used to measure the performance of (i) the Company, its Subsidiaries, and other Affiliates as a whole, (ii) the Company, any Subsidiary, any other Affiliate, or any combination thereof, or (iii) any one or more business units or operating segments of the Company, any Subsidiary, and/or any other Affiliate, in each case as the Committee, in its sole discretion, deems appropriate, (b) may be compared to the performance of one or more other companies or one or more published or special indices designated or approved by the Committee for such comparison, as the Committee, in its sole discretion, deems appropriate, and (c) may be stated as a combination of one or more Performance Measures, and on an absolute or relative basis. In addition, the Committee, in its sole discretion, may select performance under the Performance Measure specified in clause (e) above for comparison to performance under one or more stock market indices designated or approved by the Committee. The Committee shall also have the authority to provide for accelerated vesting of any Performance-Based Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Section 13.~~

~~13.6.5 Evaluation of Performance.  The Committee may provide in any Performance-Based Award that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period: (a) asset write-downs; (b) litigation or claims, judgments, or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization or restructuring events or programs; (e) extraordinary, non-core, non-operating, or non-recurring items; (f) acquisitions or divestitures; (g) foreign exchange gains and losses; (h) impact of shares of Stock purchased through share repurchase programs; (i) tax valuation allowance reversals; (j) impairment expense; and (k) environmental expense. To the extent such inclusions or exclusions affect Awards to Covered Employees that are intended to qualify as Performance-Based Compensation, such inclusions or exclusions shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.~~

~~13.6.6 Adjustment of Performance-Based Compensation. The Committee shall have the sole discretion to adjust Awards that are intended to qualify as Performance-Based Compensation, either on a formula or discretionary basis, or on any combination thereof, as the Committee determines consistent with the requirements of Code Section 162(m) for deductibility.~~

B-24 2024 Proxy Statement

~~13.6.7 Committee Discretion. In the event that Applicable Laws change to permit Committee discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval, provided that the exercise of such discretion shall not be inconsistent with the requirements of Code Section 162(m). In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 13.6.4.~~

~~13.6.8 Status of Awards Under Code Section 162(m). It is the intent of the Company that Performance-Based Awards under Section 13.6 granted to Grantees who are designated by the Committee as likely to be Covered Employees shall, if so designated by the Committee, constitute Qualified Performance-Based Compensation. Accordingly, the terms of Section 13.6, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m). If any provision of the Plan, the applicable Award Agreement, or any other agreement relating to any such Performance-Based Award does not comply or is inconsistent with the requirements of Code Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.~~

~~13.6.9 Grandfathered Status. All Grandfathered Awards are intended to be exempt from the changes to Section 162(m) of the Code under Section 13601(e)(2) of the Tax Cuts and Jobs Act (P.L. 115-97) and shall be administered appropriately under the terms of the Plan so that such Performance-Based Awards shall continue to receive the favorable tax treatment provided to Qualified Performance-Based Compensation under former Section 162(m). For purposes of this Section 13.6.9, the term “Grandfathered Awards” shall mean Performance-Based Awards granted to Covered Employees on or before November 2, 2017 that were intended to constitute Qualified Performance-Based Compensation and remain outstanding.~~

14.
FORMS OF PAYMENT

14.1 General Rule. Payment of the Option Price for the shares of Stock purchased pursuant to the exercise of an Option or the purchase price, if any, for Restricted Stock, vested Restricted Stock Units, and/or vested Deferred Stock Units shall be made in cash or in cash equivalents acceptable to the Company.

14.2 Surrender of Shares of Stock. To the extent that the applicable Award Agreement so provides, payment of the Option Price for shares of Stock purchased pursuant to the exercise of an Option or the purchase price, if any, for Restricted Stock, vested Restricted Stock Units, and/or vested Deferred Stock Units may be made all or in part through the tender or attestation to the Company of shares of Stock, which shall be valued, for purposes of determining the extent to which such Option Price or purchase price has been paid thereby, at their Fair Market Value on the date of such tender or attestation.

14.3 Cashless Exercise. To the extent permitted by Applicable Laws and to the extent the Award Agreement so provides, payment of the Option Price for shares of Stock purchased pursuant to the exercise of an Option may be made all or in part by delivery (on a form acceptable to the Committee) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the proceeds of such sale to the Company in payment of such Option Price and/or any withholding taxes described in Section 18.3.

2024 Proxy Statement B-25

14.4 Other Forms of Payment. To the extent that the applicable Award Agreement so provides and/or unless otherwise specified in an Award Agreement, payment of the Option Price for shares of Stock purchased pursuant to exercise of an Option or the purchase price, if any, for Restricted Stock, vested Restricted Stock Units, and/or vested Deferred Stock Units may be made in any other form that is consistent with Applicable Laws, including (a) with respect to Restricted Stock, vested Restricted Stock Units, and/or vested Deferred Stock Units only, Service rendered or to be rendered by the Grantee thereof to the Company or an Affiliate and (b) with the consent of the Company, by withholding the number of shares of Stock that would otherwise vest or be issuable in an amount equal in value to the Option Price or purchase price and/or the required tax withholding amount.

15.
REQUIREMENTS OF LAW

15.1 General. The Company shall not be required to offer, sell, or issue any shares of Stock under any Award, whether pursuant to the exercise of an Option, a SAR, or otherwise, if the offer, sale, or issuance of such shares of Stock would constitute a violation by the Grantee, the Company, an Affiliate, or any other Person of any provision of the Company’s articles of incorporation or bylaws or of Applicable Laws, including any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration, or qualification of any shares of Stock subject to an Award upon any Stock Exchange or Securities Market or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the offering, sale, issuance, or purchase of shares of Stock in connection with any Award, no shares of Stock may be offered, sold, or issued to the Grantee or any other Person under such Award, whether pursuant to the exercise of an Option, a SAR, or otherwise, unless such listing, registration, or qualification shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of such Award. Without limiting the generality of the foregoing, upon the exercise of any Option or any SAR that may be settled in shares of Stock or the delivery of any shares of Stock underlying an Award, unless a registration statement under the Securities Act is in effect with respect to the shares of Stock subject to such Award, the Company shall not be required to offer, sell, or issue such shares of Stock unless the Committee shall have received evidence satisfactory to it that the Grantee or any other Person exercising such Option or SAR or accepting delivery of such shares may acquire such shares of Stock pursuant to an exemption from registration under the Securities Act. Any determination by the Committee in connection with the foregoing shall be final, binding, and conclusive. The Company may register, but shall in no event be obligated to register, any shares of Stock or other securities issuable pursuant to the Plan pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or a SAR or the issuance of shares of Stock or other securities issuable pursuant to the Plan or any Award to comply with any Applicable Laws. As to any jurisdiction that expressly imposes the requirement that an Option or SAR that may be settled in shares of Stock shall not be exercisable until the shares of Stock subject to such Option or SAR are registered under the securities laws thereof or are exempt from such registration, the exercise of such Option or SAR under circumstances in which the laws of such jurisdiction apply shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

B-26 2024 Proxy Statement

15.2 Rule 16b-3. During any time when the Company has any class of common equity securities registered under Section 12 of the Exchange Act, it is the intention of the Company that Awards pursuant to the Plan and the exercise of Options and SARs granted hereunder that would otherwise be subject to Section 16(b) of the Exchange Act shall qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Committee does not comply with the requirements of such Rule 16b-3, such provision or action shall be deemed inoperative with respect to such Awards to the extent permitted by Applicable Laws and deemed advisable by the Committee and shall not affect the validity of the Plan. In the event that such Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify the Plan in any respect necessary or advisable in its judgment to satisfy the requirements of, or to permit the Company to avail itself of the benefits of, the revised exemption or its replacement.

16.
EFFECT OF CHANGES IN CAPITALIZATION

16.1 Changes in Stock. If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number of shares or kind of Capital Stock or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of stock, exchange of stock, stock dividend or other distribution payable in capital stock, or other increase or decrease in shares of Stock effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of shares of Capital Stock for which grants of Options and other Awards may be made under the Plan, including the Share Limit set forth in Section 4.1 and the individual share limitations set forth in Section 6.2, shall be adjusted proportionately and accordingly by the Committee. In addition, the number and kind of shares of Capital Stock for which Awards are outstanding shall be adjusted proportionately and accordingly by the Committee so that the proportionate interest of the Grantee therein immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options or SARs shall not change the aggregate Option Price or SAR Price payable with respect to shares that are subject to the unexercised portion of such outstanding Options or SARs, as applicable, but shall include a corresponding proportionate adjustment in the per share Option Price or SAR Price, as the case may be. The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Company’s stockholders of securities of any other entity or other assets (including an extraordinary dividend, but excluding a non-extraordinary dividend, declared and paid by the Company) without receipt of consideration by the Company, the Board or the Committee constituted pursuant to Section 3.1.2 shall, in such manner as the Board or the Committee deems appropriate, adjust (a) the number and kind of shares of Capital Stock subject to outstanding Awards and/or (b) the aggregate and per share Option Price of outstanding Options and the aggregate and per share SAR Price of outstanding SARs as required to reflect such distribution.

16.2 Reorganization in Which the Company Is the Surviving Entity Which Does not Constitute a Change in Control. Subject to Section 16.3, if the Company shall be the surviving entity in any reorganization, merger, or consolidation of the Company with one or more other entities which does not constitute a Change in Control, any Award theretofore granted pursuant to the Plan shall pertain to and apply to the Capital Stock to which a holder of the number of shares of Stock subject to such Award would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the per share Option Price or SAR Price of any outstanding Option or SAR so that the aggregate Option Price or SAR Price thereafter shall be the same as the aggregate Option Price or SAR Price of the shares of Stock remaining subject to the Option or SAR as in effect immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement, in another agreement with the Grantee, or as otherwise set forth in writing, any restrictions applicable to such Award shall apply as well to any replacement shares of Capital Stock subject to such Award, or received by the Grantee, as a result of such reorganization, merger, or consolidation. In the event of any reorganization, merger, or consolidation of the Company referred to in this Section 16.2, Performance-Based Awards shall be

2024 Proxy Statement B-27

adjusted ~~(including any adjustment to the Performance Measures applicable to such Awards deemed appropriate by the Committee)~~so as to apply to the Capital Stock that a holder of the number of shares of Stock subject to the Performance-Based Awards would have been entitled to receive immediately following such reorganization, merger, or consolidation.

16.3 Change in Control in which Awards are not Assumed. Except as otherwise provided in the applicable Award Agreement, in another agreement with the Grantee, or as otherwise set forth in writing, upon the occurrence of a Change in Control in which outstanding Awards are not being assumed or continued, the following provisions shall apply to such Award, to the extent not assumed or continued:

(a)
Immediately prior to the occurrence of such Change in Control, in each case with the exception of Performance-Based Awards, all outstanding shares of Restricted Stock, and all Restricted Stock Units, Deferred Stock Units, and Dividend Equivalent Rights shall be deemed to have vested, and all shares of Stock and/or cash subject to such Awards shall be delivered; and one or both of the two (2) actions described below in Sections 16.3(a)(i) and (ii) shall be taken:
(i)
At least fifteen (15) days prior to the scheduled consummation of such Change in Control, all Options and SARs outstanding hereunder shall become immediately exercisable and shall remain exercisable for a period of fifteen (15) days. Any exercise of an Option or SAR during this fifteen (15)-day period shall be conditioned upon the consummation of the applicable Change in Control and shall be effective only immediately before the consummation thereof, and upon consummation of such Change in Control, the Plan and all outstanding but unexercised Options and SARs shall terminate, with or without consideration (including, without limitation, consideration in accordance with clause (ii) below) as determined by the Committee in its sole discretion. The Committee shall send notice of an event that shall result in such a termination to all Persons who hold Options and SARs not later than the time at which the Company gives notice thereof to its stockholders.
(ii)
The Committee may elect, in its sole discretion, to cancel any outstanding Awards of Options, SARs, Restricted Stock, Restricted Stock Units, Deferred Stock Units, and/or Dividend Equivalent Rights and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or Capital Stock having a value (as determined by the Committee acting in good faith), in the case of Restricted Stock, Restricted Stock Units, Deferred Stock Units, and Dividend Equivalent Rights (for shares of Stock subject thereto), equal to the formula or fixed price per share paid to holders of shares of Stock pursuant to such Change in Control and, in the case of Options or SARs, equal to the product of the number of shares of Stock subject to such Options or SARs multiplied by the amount, if any, by which (x) the formula or fixed price per share paid to holders of shares of Stock pursuant to such transaction exceeds (y) the Option Price or SAR Price applicable to such Options or SARs. For the avoidance of doubt, if the formula or fixed price per share paid to holders of shares of Stock pursuant to such transaction is equal to or less than the Option Price or SAR Price applicable to a given Option or SAR, then such Option or SAR may be cancelled without payment therefore.

B-28 2024 Proxy Statement

(b)
Performance-Based Awards shall be treated as though target performance has been achieved. After application of this Section 16.3(b), if any Awards arise from application of this Section 16, such Awards shall be settled under the applicable provision of Section 16.3(a).
(c)
Other Equity-Based Awards shall be governed by the terms of the applicable Award Agreement.

16.4 Change in Control in which Awards are Assumed. Except as otherwise provided in the applicable Award Agreement, in another agreement with the Grantee, or as otherwise set forth in writing, upon the occurrence of a Change in Control in which outstanding Awards are being assumed or continued, the following provisions shall apply to such Award, to the extent assumed or continued:

The Plan and the Options, SARs, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Dividend Equivalent Rights, and Other Equity-Based Awards granted under the Plan shall continue in the manner and under the terms so provided in the event of any Change in Control to the extent that provision is made in writing in connection with such Change in Control for the assumption or continuation of such Options, SARs, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Dividend Equivalent Rights, and Other Equity-Based Awards, or for the substitution for such Options, SARs, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Dividend Equivalent Rights, and Other Equity-Based Awards of new stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock units, dividend equivalent rights, and other equity-based awards relating to the Capital Stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and exercise prices of options and stock appreciation rights.

16.5 Adjustments. Adjustments under this Section 16 related to shares of Stock or other Capital Stock of the Company shall be made by the Committee, whose determination in that respect shall be final, binding, and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share. The Committee may provide in the applicable Award Agreement as of the Grant Date, in another agreement with the Grantee, or otherwise in writing at any time thereafter with the consent of the Grantee, for different provisions to apply to an Award in place of those provided in Sections 16.1, 16.2, 16.3, and 16.4. This Section 16 shall not limit the Committee’s ability to provide for alternative treatment of Awards outstanding under the Plan in the event of a change in control event involving the Company that is not a Change in Control.

16.6 No Limitations on Company. The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets (including all or any part of the business or assets of any Subsidiary or other Affiliate) or to engage in any other transaction or activity.

17.
PARACHUTE LIMITATIONS

The provisions of this Section 17 shall apply to all Grantees, unless, with respect to a Grantee, there is a conflict between the provisions of this Section 17 and the provisions set forth in an agreement between the Grantee and the Company or an Affiliate, in which case the provisions of such agreement shall apply to such Grantee. Each Grantee shall bear all expense of, and be solely responsible for, any Excise Tax imposed on the Grantee; provided, however, in the event that the Accounting Firm shall determine that receipt of all payments or distributions in the nature of compensation to or for the benefit of the Grantee, whether paid or payable pursuant to the Plan or otherwise (the “Payments”) would subject the Grantee to tax under Section 4999 of the Code, the Accounting Firm shall determine whether the Payments shall be reduced (but not below zero) to

2024 Proxy Statement B-29

meet the definition of Reduced Amount. The Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that the Net After-Tax Receipt of unreduced aggregate Payments would be equal to or less than one-hundred ten percent (110%) of the Net After-Tax Receipt of the aggregate Payments if the Payments were reduced to the Reduced Amount.

If the Accounting Firm determines that aggregate Payments should be reduced to the Reduced Amount, the Company shall promptly give the Grantee notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 17 shall be binding upon the Company and the Grantee and shall be made as soon as reasonably practicable and in no event later than five (5) business days following the effective date of the applicable Change in Control, or such later date on which there has been a Payment. The reduction of the Payments, if applicable, shall be made in the order that would provide the Grantee with the largest amount of after-tax proceeds (with such order, to the extent permitted by Code Sections 280G and 409A designated by the Grantee, or otherwise determined by the Accounting Firm). All fees and expenses of the Accounting Firm in implementing the provisions of this Section 17 shall be borne by the Company.

As a result of the uncertainty in the application of Section 4999 of the Code, at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts shall have been paid or distributed by the Company to or for the benefit of the Grantee pursuant to the Plan which should not have been so paid or distributed (“Overpayment”) or that additional amounts which shall have not been paid or distributed by the Company to or for the benefit of the Grantee pursuant to the Plan could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Grantee which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, the Grantee shall pay any such Overpayment to the Company, without interest; provided, however, that no amount shall be payable by the Grantee to the Company if and to the extent such payment would not either reduce the amount on which the Grantee is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than sixty (60) days following the date on which the Underpayment is determined) by the Company to or for the benefit of the Grantee, without interest.

The Company and the Grantee shall provide the Accounting Firm access to and copies of any books, records, and documents in their possession as reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 17. For purposes of making the calculations required by this Section 17, the Accounting Firm may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999.

B-30 2024 Proxy Statement

18.
GENERAL PROVISIONS

18.1 Disclaimer of Rights. No provision in the Plan, any Award, or any Award Agreement shall be construed (a) to confer upon any individual the right to remain in the Service of the Company or an Affiliate, (b) to interfere in any way with any contractual or other right or authority of the Company or an Affiliate either to increase or decrease the compensation or other payments to any Person at any time, or (c) to terminate any Service or other relationship between any Person and the Company or an Affiliate. In addition, notwithstanding any provision of the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, in another agreement with the Grantee, or otherwise in writing, no Award granted under the Plan shall be affected by any change of duties or position of the Grantee thereof, so long as such Grantee continues to provide Service. The obligation of the Company to pay any benefits pursuant to the Plan shall be interpreted as a contractual obligation to pay only those amounts provided herein, in the manner and under the conditions prescribed herein. The Plan and Awards shall in no way be interpreted to require the Company to transfer any amounts to a third-party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan.

18.2 Nonexclusivity of the Plan. Neither the adoption of the Plan nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board or the Committee to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board or the Committee in their discretion determine desirable.

18.3 Withholding Taxes. The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, or local taxes of any kind required by Applicable Laws to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any shares of Stock upon the exercise of an Option or pursuant to any other Award. At the time of such vesting, lapse, or exercise, the Grantee shall pay in cash to the Company or an Affiliate, as the case may be, any amount that the Company or such Affiliate may reasonably determine to be necessary to satisfy such withholding obligation; provided that if there is a same-day sale of shares of Stock subject to an Award, the Grantee shall pay such withholding obligation on the day on which such same-day sale is completed. Subject to the prior approval of the Company or an Affiliate, which may be withheld by the Company or such Affiliate, as the case may be, in its sole discretion, the Grantee may elect to satisfy such withholding obligation, in whole or in part, (a) by causing the Company or such Affiliate to withhold shares of Stock otherwise issuable to the Grantee or (b) by delivering to the Company or such Affiliate shares of Stock already owned by the Grantee. The shares of Stock so withheld or delivered shall have an aggregate Fair Market Value equal to such withholding obligation. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or such Affiliate as of the date on which the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this Section 18.3 may satisfy such Grantee’s withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. The maximum number of shares of Stock that may be withheld from any Award to satisfy any federal, state, or local tax withholding requirements upon the exercise, vesting, or lapse of restrictions applicable to any Award or payment of shares of Stock pursuant to such Award, as applicable, may not exceed such number of shares of Stock having a Fair Market Value equal to the minimum statutory amount required by the Company or the applicable Affiliate to be withheld and paid to any such federal, state, or local taxing authority with respect to such exercise, vesting, lapse of restrictions, or payment of shares of Stock, or such greater amount as may be permitted under applicable accounting standards.

2024 Proxy Statement B-31

18.4 Captions. The use of captions in the Plan or any Award Agreement is for convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

18.5 Construction. Unless the context otherwise requires, all references in the Plan to “including” shall mean “including without limitation.”

18.6 Other Provisions. Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.

18.7 Number and Gender. With respect to words used in the Plan, the singular form shall include the plural form, and the masculine gender shall include the feminine gender, as the context requires.

18.8 Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

18.9 Governing Law. The validity and construction of the Plan and the instruments evidencing the Awards hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Florida, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.

18.10 Section 409A of the Code. The Plan is intended to comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan will be interpreted and administered to be in compliance with Code Section 409A. Any payments described in the Plan that are due within the Short-Term Deferral Period will not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding any provision of the Plan to the contrary, to the extent required to avoid accelerated taxation and tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6)-month period immediately following the Grantee’s Separation from Service will instead be paid on the first payroll date after the six (6)-month anniversary of the Grantee’s Separation from Service (or the Grantee’s death, if earlier).

Furthermore, notwithstanding anything in the Plan to the contrary, in the case of an Award that is characterized as deferred compensation under Code Section 409A, and pursuant to which settlement and delivery of the cash or shares of Stock subject to the Award is triggered based on a Change in Control, in no event will a Change in Control be deemed to have occurred for purposes of such settlement and delivery of cash or shares of Stock if the transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). If an Award characterized as deferred compensation under Code Section 409A is not settled and delivered on account of the provision of the preceding sentence, the settlement and delivery shall occur on the next succeeding settlement and delivery triggering event that is a permissible triggering event under Code Section 409A. No provision of this paragraph shall in any way affect the determination of a Change in Control for purposes of vesting in an Award that is characterized as deferred compensation under Code Section 409A.

B-32 2024 Proxy Statement

Notwithstanding the foregoing, neither the Company nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Grantee under Code Section 409A, and neither the Company or an Affiliate nor the Board or the Committee will have any liability to any Grantee for such tax or penalty.

18.11 Limitation on Liability. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan, any Award, or any Award Agreement. Notwithstanding any provision of the Plan to the contrary, neither the Company, an Affiliate, the Board, the Committee, nor any person acting on behalf of the Company, an Affiliate, the Board, or the Committee will be liable to any Grantee or to the estate or beneficiary of any Grantee or to any other holder of an Award under the Plan by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Code Section 422 or Code Section 409A or by reason of Code Section 4999, or otherwise asserted with respect to the Award; provided, that this Section 18.11 shall not affect any of the rights or obligations set forth in an applicable agreement between the Grantee and the Company or an Affiliate.

2024 Proxy Statement B-33

DARDEN DARDEN RESTAURANTS, INC. 1000 DARDEN CENTER DRIVE ORLANDO, FL 32837 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. EDT on September 17, 2024 for shares held directly and by 11:59 p.m. EDT on September 15, 2024 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/DRI2024You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. EDT on September 17, 2024 for shares held directly and by 11:59 p.m. EDT on September 15, 2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Darden Restaurants, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V55159-P16087 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY DARDEN RESTAURANTS, INC. For All Withhold All For All Except The Board of Directors recommends you vote "FOR ALL" on proposal 1. 1. To elect a full Board of nine directors from the named director nominees to serve until the next annual meeting of shareholders and until their successors are elected and qualified. The nine director nominees are as follows: To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.Nominees: 01) Margaret Shân Atkins 02) Ricardo Cardenas 03) Juliana L. Chugg 04) James P. Fogarty 05) Cynthia T. Jamison 06) Nana Mensah 07) William S. Simon 08) Charles M. Sonsteby 09) Timothy J. Wilmott For Against Abstain 6. To vote on a shareholder proposal requesting the Company disclose the percent of pork raised in group housing and establish targets for achieving 100% group housed pork if properly presented at the meeting. 7. To vote on a shareholder proposal requesting the Company comply with WHO guidelines for antimicrobials for food-producing animals in the supply chain if properly presented at the meeting. 8. To vote on a shareholder proposal requesting the Company issue a report on if and how it will reduce greenhouse gas emissions in alignment with the Paris Agreement's 1.5 degree goal if properly presented at the meeting. NOTE: To transact such other business, if any, as may properly come before the meeting and any adjournment. This proxy is solicited on behalf of the Board of Directors of Darden Restaurants, Inc. If this signed card contains no specific voting instructions, the shares will be voted with the Board’s recommendations. For Against Abstain The Board of Directors recommends you vote "FOR" proposals 2, 3 and 4. 2. To obtain non-binding advisory approval of the Company’s executive compensation. 3. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 25, 2025. 4. To vote on a management proposal to obtain shareholder approval of amendment and restatement of the Company's 2015 Omnibus Incentive Plan. The Board of Directors recommends you vote "AGAINST" proposals 5, 6, 7 and 8. For Against Abstain 5. To vote on a shareholder proposal requesting the Company disclose its Broiler Chicken Key Welfare Indicators if properly presented at the meeting. Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners)Date

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on September 18, 2024: The accompanying Proxy Statement and our 2024 Annual Report on Form 10-K are available at www.darden.com. In addition, you may access these materials at ww.proxyvote.com. V55160-P16087 DARDEN RESTAURANTS, INC. Annual Meeting of Shareholders September 18, 2024, 10:00 AM (EDT) This proxy is solicited by the Board of Directors This proxy is solicited by the Board of Directors for use at the Annual Meeting on September 18, 2024. The undersigned hereby appoints Matthew R. Broad, Anthony G. Morrow, and Jessica P. Lange, and each of them, as proxies, with full power of substitution, to vote all common shares which the undersigned has power to vote at the 2024 Annual Meeting of Shareholders of Darden Restaurants, Inc. via the Internet and at any adjournment thereof, in accordance with the instructions set forth herein and with the same effect as though the undersigned were present in person and voting such shares. The proxies are authorized, in their discretion, to vote upon such other business as may properly come before the meeting. If no choice is specified, the proxy will be voted "FOR" proposals 1, 2, 3 and 4, and "AGAINST" proposals 5, 6, 7 and 8. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE CONTINUED AND TO BE SIGNED ON REVERSE SIDE